EXHIBIT 10.1

CONFIDENTIAL TREATMENT REQUESTED

Certain portions of this document have been omitted pursuant to a request for Confidential Treatment and, where applicable, have been marked with “[***]” to indicate where omissions have been made. The confidential material has been filed separately with the Securities and Exchange Commission.

Execution Version

Agreement and Plan of Merger

by and among

Quotient Technology Inc.

Carrot Merger Sub, Inc.,

Crisp Media, Inc.,

and

Shareholder Representative Services LLC,

as Securityholder Representative

May 2, 2017

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

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[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

Article III Representations and Warranties of Acquiror		45

3.1	Organization and Standing	46
3.2	Authority and Enforceability	46
3.3	Governmental Approvals and Consents	46
3.4	No Conflicts	46
3.5	Valid Issuance	46
3.6	Financing	46
3.7	Operations of Merger Sub	47
3.8	Tax Shelters	47

Article IV Conduct Prior To The Effective Time		47

4.1	Affirmative Conduct of Company Business	47
4.2	Restrictions on Conduct of Company Business	47
4.3	No Solicitation	50

Article V Additional Agreements		51

5.1	Required Stockholder Approval	51
5.2	Issuance of Acquiror Common Stock	52
5.3	Securities Filings	52
5.4	Access to Information	53
5.5	Notification of Certain Matters	53
5.6	Expenses	54
5.7	Corporate Matters	54
5.8	Further Actions	54
5.9	Tax Matters	55
5.10	Employee Matters	57
5.11	Contract Notices, Consents, Amendments and Terminations	59
5.12	Company Closing Statement; Spreadsheet	59
5.13	Payment of Debt; Release of Encumbrances	62
5.14	Confidentiality	62
5.15	Closing Certificates	63
5.16	Director and Officer Insurance and Indemnification	63
5.17	Amendment to Certificate of Incorporation	64

Article VI Conditions to the Merger		64

6.1	Conditions to the Obligations of Each Party to Effect the Merger	64
6.2	Conditions to the Obligations of Acquiror and Merger Sub	64
6.3	Conditions to the Obligations of the Company	68

Article VII Termination, Amendment and Waiver		69

7.1	Termination	69
7.2	Effect of Termination	70
7.3	Amendment	70
7.4	Extension; Waiver	70

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Article VIII Indemnification		71

8.1	Survival	71
8.2	Indemnification	72
8.3	Limitations and Other Indemnification Matters.	73
8.4	Set-Off from Earnout	76
8.5	Release of the Escrow Amount	77
8.6	Claims	78
8.7	Resolution of Objections to Claims	79
8.8	Third-Party Claims	79
8.9	Securityholder Representative	80

Article IX General Provisions		82

9.1	Notices	82
9.2	Interpretation	83
9.3	Counterparts	84
9.4	Entire Agreement; Parties in Interest	84
9.5	Assignment	84
9.6	Severability	84
9.7	Specific Performance and Other Remedies	84
9.8	Governing Law	85
9.9	Rules of Construction	85
9.10	WAIVER OF JURY TRIAL	85
9.11	PRIVILEGE	85

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

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Appendixes

Appendix A	-	Index of Defined Terms

Exhibits

Exhibit A	-	Form of Certificate of Merger
Exhibit B	-	Form of Amended and Restated Certificate of Incorporation

Schedules

Schedule 5.11(a)	Required Notices
Schedule 5.11(b)	Agreements to be Terminated
Schedule A1	Company Support Stockholders
Schedule A2	Specified Company Securityholders

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

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Agreement and Plan of Merger

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of May 2, 2017 (the “Agreement Date”), by and among Quotient Technology Inc., a Delaware corporation (“Acquiror”), Carrot Merger Sub, Inc., a Delaware corporation and wholly-owned Subsidiary of Acquiror (“Merger Sub”), Crisp Media, Inc., a Delaware corporation (the “Company”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the agent for and on behalf of the Company Securityholders under this Agreement (the “Securityholder Representative”).

Recitals

Whereas, the boards of directors of each of Merger Sub and the Company and the board of directors (or an authorized committee thereof) of Acquiror have determined that it would be advisable and in the best interests of each corporation and their respective stockholders that Acquiror acquire the Company through the statutory merger of Merger Sub with and into the Company, pursuant to which the Company would become a wholly-owned Subsidiary of Acquiror (the “Merger”), upon the terms and conditions set forth in this Agreement and in accordance with the applicable provisions of Delaware Law, and in furtherance thereof, have approved this Agreement, the Merger and the other transactions contemplated by this Agreement and those of the Company Related Agreements to which their respective entities are a party.

Whereas, pursuant to the Merger, among other things, all of the issued and outstanding shares of Company Capital Stock shall be converted into the right to receive shares of Acquiror Common Stock and/or cash in the manner, and on the terms and subject to the conditions, set forth herein.

Whereas, the parties hereto intend the Merger to be a taxable transaction for U.S. federal tax purposes.

Whereas, concurrently with the execution and delivery of this Agreement and as a material inducement to the willingness of Acquiror and Merger Sub to enter into this Agreement, each of the Key Employees has entered into employment arrangements with Acquiror pursuant to such Key Employee’s execution and delivery of an employment agreement and confidential information and invention assignment agreement, in each case on the form acceptable to Acquiror (each, a “Key Employee Agreement”), in each case to be effective as of the Closing Date.

Whereas, concurrently with the execution and delivery of this Agreement and as a material inducement to the willingness of Acquiror and Merger Sub to enter into this Agreement, each of the Key Employees has entered into a non-competition and non-solicitation agreement with Acquiror in the form mutually agreed by Acquiror and the Company on or prior to the Agreement Date (each, a “Non-Competition Agreement”), in each case to be effective as of the Closing Date.

Whereas, as a material inducement to the parties’ willingness to enter into this Agreement, certain Company Stockholders, including each of the Company Support Stockholders, will, as promptly as practicable following the execution and delivery of this Agreement (and, in any event, within twenty-four (24) hours following the execution and delivery of this Agreement), execute and deliver a joinder agreement in the form mutually agreed by Acquiror and the Company on or prior to the Agreement Date (the “Joinder Agreement”).

Whereas, as a material inducement to the parties’ willingness to enter into this Agreement, the Company will, as promptly as practicable following the execution and delivery of this Agreement (and, in

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any event, within twenty-four (24) hours following the execution and delivery of this Agreement), deliver the written consent, in the form mutually agreed by Acquiror and the Company on or prior to the Agreement Date (each, a “Stockholder Written Consent” and collectively, the “Stockholder Written Consents”), of the Company Support Stockholders and such other holders of Company Capital Stock that, collectively, hold a number of shares sufficient to meet the Required Stockholder Approval.

Whereas, the Company, Acquiror and Merger Sub each desires to make certain representations, warranties, covenants and other agreements in connection with the Merger as set forth herein.

Now, Therefore, in consideration of the representations, warranties, covenants and other agreements of each party contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereto hereby agree as follows:

Article I

The Merger

1.1Certain Definitions.  Unless specifically indicated otherwise, capitalized terms used in this Agreement, including the Schedules and Exhibits hereto, shall have the meanings assigned to such terms in this Agreement, including the Recitals, Appendix A and the Schedules hereto.

1.2The Merger.  At the Effective Time, on the terms and subject to the conditions set forth in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law, Merger Sub shall merge with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation and shall become a wholly-owned Subsidiary of Acquiror.  The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation”.

1.3Closing.  Unless this Agreement is earlier terminated pursuant to Section 7.1 hereof, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m. (Pacific Time) on the second (2nd) Business Day following the satisfaction or waiver (to the extent permitted hereunder) of the conditions set forth in Article VI hereof (other than those conditions that, by their nature, are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions at the Closing), at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, One Market Plaza, Spear Tower, Suite 3300, San Francisco, California 94105, unless another time, date or place is mutually agreed upon in writing by Acquiror and the Company.  The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date”.

1.4Effective Time.  At the Closing, Merger Sub and the Company shall cause a Certificate of Merger in substantially the form attached hereto as Exhibit A to be executed and filed with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of Delaware Law (the “Certificate of Merger”), and the Merger shall become effective upon the time of acceptance by the Secretary of State of the State of Delaware of such filing or such later time as may be agreed to by Acquiror and the Company in writing (and set forth in the Certificate of Merger).  The date and time when the Merger shall become effective is referred to herein as the “Effective Time”.

1.5Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving

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Corporation, and all claims, obligations, liabilities, debts and duties of the Company and Merger Sub shall become claims, obligations, liabilities, debts and duties of the Surviving Corporation.

1.6Certificate of Incorporation and Bylaws.  At the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to be identical to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Delaware Law and as provided in such certificate of incorporation; provided, however, that at the Effective Time, Article I of the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: “The name of the corporation is Crisp Media, Inc.”.  At the Effective Time, the bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to be identical to the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Delaware Law and as provided in the certificate of incorporation of the Surviving Corporation and such bylaws.

1.7Directors and Officers.

(a)Directors of Surviving Corporation.  Unless otherwise determined by Acquiror prior to the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation at the Effective Time, each to hold the office of a director of the Surviving Corporation in accordance with the provisions of Delaware Law and the certificate of incorporation and bylaws of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

(b)Officers of Surviving Corporation.  Unless otherwise determined by Acquiror prior to the Effective Time, the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation at the Effective Time, each to hold office in accordance with the provisions of Delaware law and the certificate of incorporation and bylaws of the Surviving Corporation.

1.8Effect on Company Capital Stock, Company Options and Company Warrants; Other Consideration Matters.  Subject to the other terms and conditions of this Agreement, the Company Securityholders shall be entitled to an appropriate portion of the Total Consideration on account of their respective Company Securities, in each case, subject to and in accordance with the applicable provisions of this Section 1.8 (including Sections 1.8(l), 1.8(m), and 1.9 through 1.14.

(a)Company Preferred Stock.  On the terms and subject to the conditions set forth in this Agreement, by virtue of the Merger and without any further action on the part of any holder of Company Preferred Stock or any other Person, at the Effective Time:

(i)each share of Series A-1 Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and Treasury Shares) that is held by:

(A)an Unaccredited Investor shall be automatically converted into the right to receive, subject to and in accordance with Section 1.9:  (x) an amount of cash equal to the Series A-1 Liquidation Preference; and (y) the Per Share Residual Total Earnout Consideration (if any);

(B)an Accredited Investor shall be automatically converted into the right to receive, subject to and in accordance with Section 1.9:  (x) the Per Share Series A-1 (Accredited) Closing Cash Consideration; (y) the Per Share Series A-1 (Accredited) Stock Consideration; and (z) the Per Share Residual Total Earnout Consideration (if any);

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(ii)each share of Series A-2 Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and Treasury Shares) that is held by:

(A)an Unaccredited Investor shall be automatically converted into the right to receive, subject to and in accordance with Section 1.9: (x) the Per Share Series A-2 Closing Consideration; and (y) the Per Share Series A-2 Earnout Priority Amount (if any); and

(B)an Accredited Investor shall be automatically converted into the right to receive, subject to and in accordance with Section 1.9: (x) the Per Share Series A-2 (Accredited) Cash Consideration; (y) the Per Share Series A-2 (Accredited) Stock Consideration; and (z) the Per Share Series A-2 Earnout Priority Amount (if any).

(b)Company Common Stock.  On the terms and subject to the conditions set forth in this Agreement by virtue of the Merger and without any further action on the part of any holder of Company Common Stock or any other Person, at the Effective Time, each share of Company Common Stock (or any other class or series of capital stock of the Company that is not expressly addressed in this Section 1.8) issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and Treasury Shares) shall be automatically converted into the right to receive, subject to and in accordance with Section 1.9, the Per Share Residual Total Earnout Consideration (if any).

(c)Company Options and Company Warrants.

(i)Treatment of Company Options.  No Company Options shall be assumed by Acquiror.  On the terms and subject to the conditions set forth in this Agreement, each Company Option (or portion thereof), whether vested or unvested, that is outstanding and unexercised as of immediately prior to the Effective Time that is not an Out-of-the-Money Company Option shall become fully accelerated and exercisable, and, at the Effective Time, each then unexercised and outstanding Company Option (other than Out-of-the-Money Company Options) shall be automatically converted into the right to receive, subject to and in accordance with Sections 1.9 and 1.12: (x) the excess of the Per Share Residual Total Earnout Consideration (if any) over the per share exercise price of such Company Option, multiplied by (y) the aggregate number of shares of Company Common Stock subject to such Company Option.  Each Out-of-the-Money Company Option shall be cancelled at the Closing without the payment of any consideration therefor.

(ii)Treatment of Company A-1 Warrants.  No Company A-1 Warrants shall be assumed by Acquiror.  On the terms and subject to the conditions set forth in this Agreement, each Company A-1 Warrant that is outstanding and unexercised as of immediately prior to the Effective Time shall be cancelled and, at the Effective Time, each then unexercised and outstanding Company A-1 Warrant that is held by:

(A)an Unaccredited Investor shall be automatically converted into the right to receive, subject to and in accordance with Section 1.9: (x) an amount of cash equal to the excess of the Series A-1 Liquidation Preference over the per share exercise price of such Company A-1 Warrant; and (y) the Per Share Residual Total Earnout Consideration (if any); in each case of clauses (x) and (y), multiplied by the aggregate number of shares of Series A-1 Preferred Stock subject to such Company A-1 Warrant; and

(B)an Accredited Investor shall be automatically converted into the right to receive, subject to and in accordance with Section 1.9: (x) the excess of the Per Share Series A-1 (Accredited) Closing Cash Consideration over the per share exercise price of such Company A-1

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Warrant; (y) the Per Share Series A-1 Stock Consideration; and (z) the Per Share Residual Total Earnout Consideration (if any); in each case of clauses (x) through (z), multiplied by the aggregate number of shares of Series A-1 Preferred Stock subject to such Company A-1 Warrant.

(iii)Treatment of Company Common Warrants.  No Company Common Warrants shall be assumed by Acquiror.  On the terms and subject to the conditions set forth in this Agreement, each Company Common Warrant that is outstanding and unexercised as of immediately prior to the Effective Time that is not an Out-of-the-Money Company Common Warrant shall be cancelled and, at the Effective Time, each then unexercised and outstanding Company Common Warrant (other than Out-of-the-Money Company Common Warrants) shall be automatically converted into the right to receive, subject to and in accordance with Section 1.9: (x) the excess of the Per Share Residual Total Earnout Consideration (if any) over the per share exercise price of such Company Common Warrant, multiplied by the aggregate number of shares of Company Common Stock subject to such Company Common Warrant.  Each Out-of-the-Money Company Common Warrant shall be cancelled at the Closing without the payment of any consideration therefor.

(iv)Necessary Actions.  Prior to the Effective Time, and subject to the reasonable review and approval of Acquiror (which approval shall not be unreasonably withheld or delayed), the Company shall take all actions reasonably necessary to effect the transactions contemplated by this Section 1.8(c) under the Company Option Plans, all Contracts related to any Company Option or Company Warrant, any other Contract of the Company, and any applicable Legal Requirements, including adopting all resolutions, giving all notices, obtaining consents from each Company Optionholder and Company Warrantholder and taking any other actions which are reasonably necessary to effectuate this Section 1.8(c) so that, at the Effective Time, the Company shall not have any outstanding equity interests or equity-related interests (including Equity Interests) other than shares of Company Capital Stock.  The Company agrees to effect the termination of the Company Option Plans concurrently with the Closing, subject to the reasonable review and approval of Acquiror (which approval shall not be unreasonably withheld or delayed).

(d)Company Bonus Plans.

(i)Treatment of Company KERP Bonus Units.  No Company KERP Bonus Units shall be assumed by Acquiror.  On the terms and subject to the conditions set forth in this Agreement, each Company KERP Bonus Unit granted and outstanding (and not previously forfeited) immediately prior to the Effective Time shall be cancelled and, at the Effective Time, each Company KERP Bonus Unit then outstanding (and not previously forfeited) that is held by:

(A)an Unaccredited Investor shall be automatically converted into the right to receive, subject to and in accordance with Sections 1.9 and 1.12: (x) the Per KERP Unit Closing Consideration; and (y) the Per KERP Unit Earnout Priority Amount (if any); and

(B)an Accredited Investor shall be automatically converted into the right to receive, subject to and in accordance with Sections 1.9 and 1.12: (x) the Per KERP Unit (Accredited) Cash Consideration; (y) the Per KERP Unit (Accredited) Stock Consideration; and (z) Per KERP Unit Earnout Priority Amount (if any).

(ii)Treatment of Company Board Plan Awards.  No Company Board Plan Awards shall be assumed by Acquiror.  On the terms and subject to the conditions set forth in this Agreement, each Company Board Plan Award granted and outstanding (and not previously forfeited) immediately prior to the Effective Time shall be canceled and, at the Effective Time, each Company Board Plan Participant:

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(A)that is an Unaccredited Investor shall be entitled to receive, subject to and in accordance with Sections 1.9 and 1.12, the Company Board Plan Award Closing Consideration in the amount set forth opposite such Company Board Plan Participant’s name in the Spreadsheet; and

(B)that is an Accredited Investor shall be entitled to receive, subject to and in accordance with Sections 1.9 and 1.12: (x) the Company Board Plan Award (Accredited) Cash Consideration; and (y) the Company Board Plan Award (Accredited) Stock Consideration; in each case of clauses (x) and (y), in the amounts set forth opposite such Company Board Plan Participant’s name in the Spreadsheet.

(iii)Necessary Actions.  Prior to the Effective Time, and subject to the reasonable review and approval of Acquiror (which approval shall not be unreasonably withheld, conditioned or delayed), the Company shall take all actions reasonably necessary to effect the transactions contemplated by this Section 1.8(d) under the Company KERP and Company Board Plan, all Contracts related to any Company KERP Bonus Units or Company Board Plan Awards, any other Contract of the Company, and any applicable Legal Requirements, including adopting all resolutions, giving all notices, obtaining consents from each Company KERP Participant and Company Board Plan Participant and taking any other actions which are reasonably necessary to effectuate this Section 1.8(d).  The Company agrees to effect the termination of the Company KERP and Company Board Plan concurrently with the Closing, subject to the reasonable review and approval of Acquiror (which approval shall not be unreasonably withheld, conditioned or delayed).

(e)Capital Stock of Merger Sub.  Each share of capital stock of Merger Sub that is issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without further action on the part of any holder of any shares of capital stock of Acquiror, Merger Sub or the Company, be converted into and become one validly issued, fully paid and non-assessable share of Company Common Stock (and the shares of the Company into which the shares of Merger Sub capital stock are so converted shall be the only shares of the Company’s capital stock that are issued and outstanding immediately after the Effective Time).  The certificate evidencing ownership of shares of Merger Sub capital stock will evidence ownership of such shares of Company Common Stock.

(f)Treasury Shares.  At the Effective Time, all shares of Company Capital Stock that are owned by the Company as treasury stock (“Treasury Shares”) immediately prior to the Effective Time shall automatically be canceled and extinguished without any conversion thereof, and no cash, stock or other consideration shall be delivered or deliverable in exchange therefor.

(g)Calculation of Consideration.  For purposes of calculating the aggregate amount of cash payable and shares of Acquiror Common Stock issuable to any Company Securityholder at any particular time pursuant to this Section 1.8, (i) the consideration payable to each such Person shall be determined on a certificate by certificate (or option by option or warrant by warrant) basis, (ii) the aggregate amount of cash to be paid to each such Person in respect of a certificate (or option or warrant) at such time shall be rounded down to the nearest whole cent, (iii) the aggregate number of shares of Acquiror Common Stock to be issued to such Person in respect of a certificate (or option or warrant) at such time shall be rounded down to the nearest whole number.

(h)Transfer Restrictions.  The shares of Acquiror Common Stock to which the Company Securityholders are entitled to receive in the Merger shall be subject to certain transfer and other restrictions, terms and conditions set forth in this Agreement and the Joinder Agreements, under applicable state and federal securities Legal Requirements, and any Encumbrances or restrictions imposed as a result of the nature or identity of the applicable Company Securityholder.

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(i)Maximum Merger Consideration.  Notwithstanding anything to the contrary contained in this Agreement, in no event shall the aggregate consideration payable or distributable by Acquiror hereunder exceed the Total Consideration (with the shares of Acquiror Common Stock valued at the Acquiror Trading Price for purposes of this Section 1.8(i)).

(j)Appraisal Rights.  Notwithstanding anything contained herein to the contrary, any Dissenting Shares shall not be converted into the right to receive the consideration provided for in Section 1.8(a) or Section 1.8(b), as applicable, but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to any such Dissenting Shares pursuant to Delaware Law.  Each holder of Dissenting Shares who, pursuant to the provisions of Delaware Law, becomes entitled to payment thereunder for such shares shall receive payment therefor in accordance with Delaware Law (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions).  If, after the Effective Time, any Dissenting Shares shall lose their status as Dissenting Shares, then any such shares shall immediately be converted into the right to receive the consideration payable pursuant to Section 1.8(a) or Section 1.8(b), as applicable, in respect of such shares as if such shares never had been Dissenting Shares, and Acquiror shall pay and deliver (or cause to be paid and delivered) to the holder thereof, at (or as promptly as reasonably practicable after) the applicable time or times specified in Section 1.9, following the satisfaction of the applicable conditions set forth in Section 1.9, the amount of cash and the number of shares of Acquiror Common Stock to which such holder would be entitled in respect thereof under Section 1.8(a) or Section 1.8(b), as applicable, as if such shares of Company Capital Stock never had been Dissenting Shares.  The Company shall give Acquiror prompt notice of any demands for appraisal or purchase received by the Company, withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by the Company, and Acquiror shall have the right to direct all negotiations and proceedings with respect to demands for appraisal or purchase under Delaware Law.  The Company shall not, except with the prior written consent of Acquiror, or as otherwise required under Delaware Law, voluntarily make any payment or offer to make any payment with respect to, or settle or offer to settle, any claim or demand in respect of any Dissenting Shares.  The payout of consideration under this Agreement to the Company Securityholders in accordance with this Section 1.8 (other than to holders of Dissenting Shares who shall be treated as provided in this Section 1.8(j) and under Delaware Law) shall not be affected by the exercise or potential exercise of appraisal rights or dissenters’ rights under Delaware Law by any other Company Securityholder.  Notwithstanding the foregoing, to the extent that Acquiror, the Surviving Corporation, or the Company (i) makes any payment or payments in respect of any Dissenting Shares in excess of the value of all the shares of Acquiror Common Stock and/or cash that otherwise would have been owed in respect of such shares in accordance with this Agreement or (ii) incurs any Losses (including reasonable attorneys’ and reasonable consultants’ fees, costs and expenses and including any such reasonable fees, costs and expenses incurred in connection with investigating, defending against or settling any action or proceeding) in respect of any Dissenting Shares (excluding payments for such shares) ((i) and (ii) together “Dissenting Share Payments”), Acquiror shall be entitled to recover under the terms of Article VIII hereof the amount of such Dissenting Share Payments.

(k)Rights Not Transferable.  The rights of the Company Securityholders as of immediately prior to the Effective Time are personal to each such Person and, except as agreed to in writing by the parties hereto and such Company Securityholder, shall not be transferable for any reason otherwise than by operation of law, will or the laws of descent and distribution.  Any attempted transfer of such right by any holder thereof (otherwise than as permitted by the immediately preceding sentence) shall be null and void.

(l)Escrow Fund.  At the Effective Time, by virtue of the Merger, and without any action on the part of Acquiror, Merger Sub, the Company, the Company Securityholders, or the Securityholder Representative, an amount equal to each Company Preferred Holder’s Closing Pro Rata

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Portion of the Escrow Amount shall be withheld from the consideration otherwise payable to such Company Preferred Holder pursuant to Sections 1.8(a), 1.8(b), and 1.8(c).  The amount so withheld from each Company Preferred Holder who is an Accredited Investor and deposited into the Escrow Fund shall be in the form of shares of Acquiror Common Stock and the amount so withheld from each Company Preferred Holder who is an Unaccredited Investor and deposited into the Escrow Amount shall be in the form of cash.  At the Closing, Acquiror shall deposit, or cause to be deposited, with the Escrow Agent the Escrow Amount, such deposit of the Escrow Amount to constitute an escrow fund to be governed by the terms set forth in this Agreement and the Escrow Agreement (together with any dividends and income earned on the Escrow Amount, the “Escrow Fund”), and, upon such deposit, Acquiror shall be deemed to have contributed to the Escrow Fund, on behalf of each Company Preferred Holder, an amount equal to such Company Preferred Holder’s Closing Pro Rata Portion of the Escrow Amount.  The Escrow Fund shall be available to compensate the Indemnified Parties for any claims by such parties for any Losses suffered or incurred by them and for which they are entitled to recovery under this Agreement, including Article VIII, and shall be distributed in accordance the terms and conditions of this Agreement, including Article VIII, and the Escrow Agreement.

(m)Expense Fund.  At the Effective Time, by virtue of the Merger, and without any action on the part of Acquiror, Merger Sub, the Company, the Company Securityholders, or the Securityholder Representative, an amount equal to each Company Preferred Holder’s Closing Pro Rata Portion of the Expense Fund Amount shall be withheld from the cash consideration otherwise payable to such Company Preferred Holder pursuant to Sections 1.8(a), 1.8(b), and 1.8(c).  At the Closing, Acquiror shall deposit, or cause to be deposited, by wire transfer of immediately available funds,  four hundred thousand  dollars ($400,000) (the “Expense Fund Amount”) into an account designated by the Securityholder Representative in a written notice delivered to Acquiror at least two (2) Business Days prior to the Closing Date (the “Expense Fund”), and, upon such deposit, Acquiror shall be deemed to have contributed to the Expense Fund, on behalf of each Company Preferred Holder, an amount equal to such Company Preferred Holder’s Closing Pro Rata Portion of the Expense Fund Amount.  The Expense Fund shall be accessed, and the Expense Fund Amount shall be used, solely by the Securityholder Representative to pay directly, or reimburse the Securityholder Representative for, any fees, costs or other expenses it may incur in performing its duties or exercising its rights under this Agreement, any Company Related Agreement or any Securityholder Representative engagement agreement.  The Expense Fund shall be treated as received and deposited by the Company Preferred Holders at Closing for Tax purposes and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any Person.  The Company Preferred Holders will not receive any interest or earnings on the Expense Fund and irrevocably transfer and assign to the Securityholder Representative any ownership right that they may otherwise have had in any such interest or earnings.  Upon conclusion of the Securityholder Representative’s duties hereunder, the Securityholder Representative shall disburse any amounts then-remaining in the Expense Fund (the “Expense Fund Release Amount”) to the Exchange Administrator for further distribution to the Company Preferred Holders in accordance with their respective Closing Pro Rata Portion. The Securityholder Representative is not providing any investment supervision, recommendations or advice and will not be liable for any loss of principal of the Expense Fund Amount other than as a result of its gross negligence, bad faith, fraud or willful misconduct.  The Securityholder Representative is not acting as a withholding agent or in any similar capacity in connection with the Expense Fund Amount, and has no tax reporting or income distribution obligations hereunder.

1.9Exchange Procedures.

(a)Exchange Administrator.  Acquiom Clearinghouse LLC, a Delaware limited liability company, or another Person selected by Acquiror, shall serve as the exchange administrator (the “Exchange Administrator”) for the Merger.

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(b)Exchange Documents.  As soon as commercially practicable after the Effective Time, Acquiror or the Exchange Administrator shall mail (i) to each Company Stockholder entitled to receive any amount of the Total Consideration in respect of such Company Stockholder’s shares of Company Capital Stock, as the case may be, a letter of transmittal in the form mutually agreed by Acquiror and the Company on or prior to the Agreement Date (the “Letter of Transmittal”), and (ii) to each Company Warrantholder and Company Optionholder entitled to receive any amount of the Total Consideration in respect of such Person’s Company Warrants or Company Options, as the case may be, a surrender agreement in customary form (the “Surrender Agreement”), in each case, at the address set forth opposite such Person’s name in the Spreadsheet.  After receipt of such Letter of Transmittal or Surrender Agreement (as applicable) and any other documents that Acquiror may reasonably require in order to effect the exchange or surrender (the “Exchange Documents”), including (if applicable) an Accredited Investor Questionnaire, each Company Securityholder will be required to surrender all certificates representing his, her or its shares of Company Capital Stock (the “Company Stock Certificates”), if any, to the Exchange Administrator (as specified in the Letter of Transmittal) for cancellation, together with duly completed and validly executed Exchange Documents and Accredited Investor Questionnaires.  Upon surrender of his, her or its Company Stock Certificates (if any) for cancellation, together with delivery of Exchange Documents and Accredited Investor Questionnaires, duly completed and validly executed in accordance with the instructions thereto, such Company Securityholder shall be entitled to receive in exchange therefor the shares of Acquiror Common Stock and/or cash such Company Securityholder is entitled to receive at the Closing, and, as applicable, the right to Per Share Total Earnout Consideration (if any), pursuant to Section 1.8, and the Company Stock Certificates so surrendered shall be cancelled.  Until so surrendered, after the Effective Time, the Company Securities held by such Company Securityholder immediately prior to the Effective Time shall, for all corporate purposes, evidence only the ownership of the right to the shares of Acquiror Common Stock and/or cash and, as applicable, the right to Per Share Total Earnout Consideration (if any), into which such Company Securities shall have been converted pursuant to the terms of this Agreement.  Subject to Section 1.9(d), no portion of the Total Consideration will be paid to the holder of any unsurrendered Company Stock Certificate with respect to shares of Company Capital Stock formerly represented thereby until the holder of record of such Company Stock Certificate shall surrender such Company Stock Certificate (or a Lost Stock Affidavit, if applicable) and validly executed Exchange Documents and Accredited Investor Questionnaires pursuant hereto.

(c)No Further Ownership Rights in the Company Securities.  All consideration paid or payable following the surrender for exchange of Company Securities in accordance with the terms hereof shall be so paid or payable in full satisfaction of all rights pertaining to such Company Securities.  At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the records of the Company of shares of Company Capital Stock which were issued and outstanding immediately prior to the Effective Time.  If, after the Effective Time, any Company Stock Certificate is presented to Acquiror or the Surviving Corporation for any reason, such Company Stock Certificate shall be canceled and exchanged as provided in this Article I.

(d)Lost, Stolen or Destroyed Certificates.  In the event any Company Stock Certificates shall have been lost, stolen or destroyed, Acquiror shall, or shall cause the Exchange Administrator to, deliver, in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof (a “Lost Stock Affidavit”), such consideration, if any, as may be required pursuant to Section 1.8 hereof in respect thereof; provided, however, that (i) Acquiror may, in its reasonable discretion, or as required by the Exchange Administrator, and as a condition precedent to the making thereof, require the Company Stockholder who is the owner of such lost, stolen or destroyed certificates to provide an indemnification agreement in a form and substance reasonably acceptable to Acquiror against any claim that may be made against Acquiror, the Surviving Corporation or the Exchange Administrator that may arise in the case such certificates have not been lost, stolen or

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destroyed, and (ii) the Exchange Administrator may require, as a condition precedent to the making thereof, the Company Stockholder who is the owner of such lost, stolen or destroyed certificates to deliver a bond in such amount as the Exchange Administrator may reasonably direct.

(e)No Liability.  None of Acquiror, the Surviving Corporation or the Exchange Administrator shall be liable to any Company Securityholder for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar Legal Requirement.

(f)Transfers of Ownership.  If any cash amounts or stock are to be disbursed pursuant to this Section 1.8 with respect to any shares of Company Capital Stock to a Person other than the Person whose name is reflected on the Company Stock Certificate surrendered in exchange therefor, it will be a condition of the issuance or delivery thereof that the certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have reasonably demonstrated that any transfer or other Taxes required by reason of the payment of any portion of the Total Consideration in any name other than that of the registered holder of the certificate surrendered is not payable or has been, or will be, paid in accordance with any applicable Legal Requirement.

(g)Legends.  Each certificate or book-entry security entitlement representing any shares of Acquiror Common Stock (or any other securities issued in respect of such shares upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event) issued to or held by any Company Securityholder in accordance with the terms hereof shall bear the following legend (in addition to any other legends required by any Legal Requirement, the Acquiror Restated Certificate, Acquiror’s bylaws or any other agreement to which such Company Securityholder is a party):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE.  THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAW OR AN EXEMPTION FROM SUCH REGISTRATION UNDER SAID ACT.  EXCEPT WITH RESPECT TO AN OFFER, SALE OR OTHER TRANSFER MADE IN COMPLIANCE WITH RULE 144 PROMULGATED UNDER THE ACT, THE ISSUER OF THESE SHARES MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR OTHER TRANSFER OTHERWISE COMPLIES WITH THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

1.10Total Earnout Consideration.  If and only to the extent earned in accordance with this Section 1.10, the Company Participating Holders will be entitled to receive from Acquiror after the Closing certain additional consideration in accordance with this Section 1.10, subject to the terms and conditions set forth in this Agreement.  Any portion of the Total Earnout Consideration payable pursuant to Section 1.8 and this Section 1.10 (if any) does not constitute compensation for services, but rather constitutes part of the consideration payable in connection with the Merger, and shall be subject to the deductions or withholdings referenced in Section 1.11.

(a)Calculation of the Total Earnout Consideration.

(i)Solely upon the determination that Gross Revenue is equal to or greater than the Revenue Threshold (the “Earnout Condition”), such Company Participating Holders shall be

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entitled to receive additional consideration in an aggregate amount equal to the Total Earnout Consideration, which amount shall be payable in accordance with Section 1.8 and Section 1.9 and shall be subject to the other terms and conditions set forth in this Agreement.

(ii)On or before the date which is forty-five (45) days after the last day of the Earnout Period (the “Earnout Calculation Delivery Date”), Acquiror shall prepare and deliver to Securityholder Representative a written statement (the “Earnout Calculation Statement”) setting forth in reasonable detail its determination of Gross Revenue for the Earnout Period and its calculation of the resulting Total Earnout Consideration (the “Earnout Calculation”).

(iii)Securityholder Representative shall have forty-five (45) days after receipt of the Earnout Calculation Statement (the “Review Period”) to review the Earnout Calculation Statement and the Earnout Calculation set forth therein. During the Review Period, Securityholder Representative and its representatives shall have the right during normal business hours, and upon reasonable advance notice, to inspect the books and records of the Business, Acquiror and Acquiror’s Affiliates and Subsidiaries solely to the extent such books and records are used by Acquiror in its calculation of Gross Revenue as set forth in the Earnout Calculation Statement; provided that such access and inspection does not unreasonably interfere with normal operations of the Business, Acquiror or any of Acquiror’s Affiliates or Subsidiaries, including the Surviving Corporation; provided, further, that, prior to such access or inspection, Securityholder Representative executes Acquiror’s reasonable standard non-disclosure agreement (which shall include an acknowledgment that all such information constitutes material non-public information).  Prior to the expiration of the Review Period, Securityholder Representative may object to the Earnout Calculation by delivering a written notice of objection (the “Earnout Calculation Objection Notice”) to Acquiror.  The Earnout Calculation Objection Notice shall specify the items in the Earnout Calculation disputed by Securityholder Representative and shall describe in reasonable detail the basis for such objection, as well as the amount in dispute. If Securityholder Representative fails to deliver an Earnout Calculation Objection Notice to Acquiror prior to the expiration of the Review Period, then the Earnout Calculation set forth in the Earnout Calculation Statement shall be final and binding on the parties hereto. If Securityholder Representative timely delivers an Earnout Calculation Objection Notice, Acquiror and Securityholder Representative shall negotiate in good faith to resolve the disputed items and agree upon a calculation of Gross Revenue and the resulting Total Earnout Consideration. If Acquiror and Securityholder Representative are unable to reach agreement within thirty (30) days after the Earnout Calculation Objection Notice has been delivered to Acquiror, all unresolved disputed items shall be promptly referred to an impartial nationally recognized firm of independent certified public accountants, appointed by mutual agreement of Acquiror and Securityholder Representative (the “Independent Accountant”). The Independent Accountant shall be directed to render a written report on the unresolved disputed items with respect to the Earnout Calculation as promptly as practicable, and to resolve only those unresolved disputed items set forth in the Earnout Calculation Objection Notice, which resolution shall be within the range of the difference between Acquiror’s positions with respect to such items and Securityholder Representative’s positions with respect to such items.  If unresolved disputed items are submitted to the Independent Accountant, Acquiror and Securityholder Representative shall each furnish to the Independent Accountant such work papers, schedules and other documents and information relating to the unresolved disputed items as the Independent Accountant may reasonably request. The Independent Accountant shall resolve the disputed items based on the applicable definitions and other terms in this Agreement. The resolution of the dispute and the calculation of Gross Revenue that is the subject of the Earnout Calculation Objection Notice by the Independent Accountant shall be final and binding on the parties hereto. The fees and expenses of the Independent Accountant shall be borne by Securityholder Representative (on behalf of the Company Participating Holders) and Acquiror in proportion to the amounts by which their respective calculations of Gross Revenue differ from Gross Revenue as finally determined by the Independent Accountant.

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(iv)Notwithstanding anything set forth in this Agreement to the contrary, in the event that, during the Earnout Period, there occurs (A) a Change of Control, (B) any breach by Acquiror of any of Sections 1.10(c)(i)(A), (B) or (C), and such breach has not been cured within thirty (30) days after delivery of a written notice to Acquiror setting forth in reasonable detail the facts and circumstances of such breach, or (C) [***], then (x) the Earnout Condition shall be deemed satisfied and (y) “Total Earnout Consideration” shall mean nineteen million five-hundred thousand dollars ($19,500,000), minus all Transaction Expenses (including Listed Transaction Expenses) that have not been paid prior to the final determination of Total Earnout Consideration and not already take into account in the calculation of Final Total Closing Cash Consideration (the “Accelerated Earnout Payment Amount”).

(b)Payment of Total Earnout Consideration.  Upon the final determination of Total Earnout Consideration pursuant to this Section 1.10, and subject to Section 1.9, Section 1.10(d) and the other terms and conditions of this Agreement, Acquiror shall, within fifteen (15) days of such final determination, pay or cause to be paid the Total Earnout Consideration in cash in accordance with the provisions of Section 1.8.

(c)Operation of the Business.

(i)Acquiror covenants and agrees that during the Earnout Period it will, and to the extent applicable, it will cause its Subsidiaries to (collectively, the “Earnout Operating Covenants”):

(A)operate the Business as a business unit separate from the remainder of Acquiror’s business operations, including the operations of its Affiliates and Subsidiaries, which separate business unit shall have separate line items in Acquiror’s books and records and shall be accounted for using appropriate identifiers and codes; provided, however, that, notwithstanding the foregoing, Acquiror shall be permitted to cause the Business to share in general corporate, administrative and other services with the remainder of Acquiror’s business operations, ordinary course contracts will be permitted only within the approval levels, policies and procedures currently in Acquiror’s business, and the Business will not have the ability to take on debt or any other material liability without prior approval of Acquiror;

(B)[***];

(C)not take any action with the intent of adversely affecting the ability to achieve the payment of the Total Earnout Consideration;

(D)cause Acquiror’s debt documentation, if any, to permit payment of the Total Earnout Consideration, if earned, in accordance with the terms of this Agreement; and

(E)within forty-five (45) days following the end of each calendar quarter, deliver to Securityholder Representative detailed statements setting forth Acquiror’s good faith calculation of Gross Revenue through the end of such calendar quarter.

(ii)Except as expressly set forth in Section 1.10(c)(i), Acquiror shall be permitted, in its sole discretion, to make any adjustments, changes, or revisions to any business or other operating plan of the Business that Acquiror determines necessary or appropriate in its sole discretion, including in consideration of the macro-economic environment or the operating or financial performance of the Business, Acquiror, the Surviving Corporation, or any of their respective Affiliates or the economic environment of any industry in which any of the foregoing operate.  For the avoidance of doubt, the

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parties agree that, other than claims under Section 1.10(a)(iv), none of the Company Participating Holders nor any other Person shall have any recourse against Acquiror, the Surviving Corporation, or any of their respective Affiliates with respect to any failure of the Business to obtain or meet any particular Gross Revenue or the Revenue Threshold or any other financial, operating, or business metric.

(iii)Except as expressly set forth in Section 1.10(c)(i), the Company, the Securityholder Representative, and the Company Participating Holders acknowledge and agree that (A) at and after the Effective Time, Acquiror shall have the power and right to control all aspects of the Business and the Surviving Corporation (and all of the assets, products, and operations of both the Business and the Surviving Corporation), and that Acquiror may exercise or refrain from exercising such power and right as it may deem appropriate and in the best overall interests of Acquiror and its stockholders, taken as a whole, rather than the interest of the Company Participating Holders with respect to the Total Earnout Consideration, and (B) none of Acquiror, the Surviving Corporation, or any of their respective Affiliates (or any of Representatives of the foregoing) shall have any obligation to own, operate, use, license, develop, commercialize or otherwise exploit the Business or the Surviving Corporation (or any of the assets, products, or operations of either the Business or the Surviving Corporation) in any particular manner, including in order to maximize or expedite the achievement of Gross Revenue or the Revenue Threshold or any other financial, operating, or business metric, or maximize, or expedite or ensure the payment of the Total Earnout Consideration (if any).  The Company, the Securityholder Representative, and the Company Participating Holders further acknowledge and agree that (C) there is no assurance that the Company Participating Holders will receive the Total Earnout Consideration (if any), (D) none of Acquiror, the Surviving Corporation, or any of their respective Affiliates (or any of Representatives of the foregoing) promised or projected any amounts to be received by the Company Participating Holders in respect of the Total Earnout Consideration (if any), (E) none of them has relied on any statements or information provided by any of Acquiror, the Surviving Corporation, or any of their respective Affiliates (or any of Representatives of the foregoing) with respect to the development or potential sales or value of the Business, the Company, the Surviving Corporation, or any of the assets, products, or operations of the foregoing, and (F) none of Acquiror, the Surviving Corporation, or any of their respective Affiliates (or any of Representatives of the foregoing) owes any fiduciary duty to the Securityholder Representative or the Company Participating Holders (other than as may arise as solely a result of such Person’s ownership of Acquiror Common Stock).

(d)Right of Set-Off.  Notwithstanding anything set forth in this Agreement to the contrary, the Company Participating Holders’ rights to receive their respective aggregate Per Share Total Earnout Consideration (if any) shall be subject to the set-off rights provided for in this Agreement, including Section 8.4, or otherwise provided by any Legal Requirement.  Any such set-off against the Total Earnout Consideration shall be made such that the payments withheld from the Company Participating Holders shall be in proportion to their respective Overall Pro Rata Portion of the amount of applicable Losses.

(e)No Assignment.  No rights or interest of any Company Participating Holder under this Section 1.10 may be assigned, transferred or otherwise disposed of, in whole or in part, other than pursuant to the laws of descent and distribution or by will or as otherwise consented to in writing by Acquiror.

(f)Sole Intent. The parties intend the express provisions of this Agreement to govern solely their contractual relationship with respect to the Total Earnout Consideration, which, other than the Escrow Fund, is the only contingent Merger consideration of its kind.

1.11Withholding Rights.  Acquiror, the Company, the Surviving Corporation, the Exchange Administrator, the Escrow Agent, and any Affiliate of any of the foregoing shall be entitled to deduct and

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withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any Person such amounts as may be required to be deducted or withheld therefrom under any provision of any Tax law or under any Legal Requirements. To the extent such amounts are so deducted or withheld and remitted to the applicable Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the Person in respect of which such deduction and withholding was made.  Notwithstanding the foregoing, other than with respect to payments to employees, Acquiror shall provide the applicable Company Securityholders written notification of its intent to withhold at least five (5) days prior to such withholding being made and reasonably cooperate with such Company Securityholder in mitigating the requirement to withhold, provided, the foregoing shall not apply in the event that a Company Securityholder does not timely provide a properly completed and duly executed IRS Form W-9 or applicable W-8.

1.12Closing Payments.

(a)At the Closing, Acquiror shall deposit, or cause to be deposited, with the Exchange Administrator an amount of cash equal to (i) the Total Closing Cash Consideration (as set forth in the Company Closing Statement) less (ii) that portion of the Total Closing Cash Consideration that it reasonably determines appropriate to be paid through payroll distributions of the Surviving Corporation, Acquiror, or other Person, in accordance with the terms of this Agreement (the “Exchange Fund”).  Any portion of the Exchange Fund (and any interest or other income earned thereon) that remains unclaimed by the Company Securityholders one year after the Effective Time shall be returned to Acquiror (or, at Acquiror’s written direction, one of its Affiliates), upon demand, and any such Company Securityholder who has not exchanged such his, her, or its Company Securities in accordance with the terms of this Agreement, including Section 1.9, prior to that time shall thereafter look only to Acquiror and the Surviving Corporation (as general unsecured creditors) for payment of the applicable portion of the Total Closing Cash Consideration in respect of his, her or its Company Securities without any interest thereon.

(b)At the Closing, Acquiror shall deposit, or cause to be deposited, in the account specified in each Closing Expense Pay-off Letter and Closing Indebtedness Pay-off Letter, as applicable, the amount to be paid in connection with, and not paid prior to, the Closing, in each case, as set forth in each such letter.

(c)Notwithstanding anything herein to the contrary, Acquiror shall be permitted to cause any cash portion of the Total Consideration payable to a Company Employee (other than any amounts payable to Company KERP Participants or Company Board Plan Participants or any other Change in Control Payments payable upon Closing and for which a special payroll distribution shall be made on the Closing Date, subject to the terms and conditions of this Agreement) to be paid by the Surviving Corporation or Acquiror (or such other entity employing such Continuing Employee) through such Person’s regular payroll distributions and subject to applicable Tax withholdings, and Acquiror shall cause each such payment to be made no later than the first regularly scheduled payroll distribution following the date such cash amount becomes payable in accordance with the terms and conditions of this Agreement.  In furtherance of the foregoing, the Company shall take such actions and, upon Acquiror’s reasonable request, provide such information that may be necessary or appropriate prior to the Closing Date to facilitate the making of any special or regular payroll distribution referenced in this Section 1.12(c).

(d)Acquiror shall cause any Unpaid Change in Control Payments to be paid in accordance with the underlying agreements relating thereto, in each case, which are in effect on the Agreement Date and made available to Acquiror.  To the extent such amounts are payable to a Company Employee, such amounts may be paid through a payroll distribution.  To the extent any such amounts were taken into account in the calculation of Total Closing Cash Consideration, but are not ultimately

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required, per the terms of such underlying agreements, to be paid to the intended recipient, Acquiror shall cause such amounts to be promptly paid to the Exchange Administrator for distribution to the applicable Company Securityholders in accordance with and subject to the other terms and conditions of this Agreement.

1.13Adjustments.  The consideration to be received pursuant to Section 1.8 shall be adjusted to reflect fully the effect of any stock split, reverse stock split, combination, stock dividend (including any dividend or distribution of securities convertible into Acquiror Common Stock or Company Capital Stock), or other distribution in respect of Acquiror Common Stock or Company Capital Stock, reorganization, reclassifications or other like change with respect to Acquiror Common Stock or Company Capital Stock occurring after the Agreement Date.

1.14Company Loans to Company Securityholders.  In the event that any Company Securityholder as a borrower has outstanding loans from the Company or any Company Subsidiary as of the Effective Time, the consideration payable to such Company Securityholder pursuant to Section 1.8 shall be reduced by an amount equal to the outstanding principal plus accrued interest, if any, of such Company Securityholder’s loans as of the Effective Time, plus any other amounts owed by such Company Securityholder to the Company and the Company Subsidiaries (collectively, such Company Securityholder’s “Loan Repayment Amount”).  Such loans shall be satisfied as to the amount by which the consideration is reduced pursuant to this Section 1.14.  To the extent the consideration payable to such Company Securityholder is so reduced, such amount shall be treated for all purposes under this Agreement as having been paid to such Company Securityholder.

Article II

Representations and Warranties of the Company

Subject to such exceptions as are specifically set forth in the appropriate section, subsection or subclause of the disclosure schedule supplied to Acquiror on the Agreement Date (the “Disclosure Schedule”) or in any other section, subsection or subclause of the Disclosure Schedule solely if and to the extent that it is readily apparent on the face of such disclosure that it applies to such other section, subsection or subclause of this Article II without reference to the documents referenced therein, the Company hereby represents and warrants to Acquiror and Merger Sub, as of the Agreement Date and as of the Closing Date, as though made at the Closing Date, the following:

2.1Organization and Good Standing.

(a)The Company is duly incorporated and organized, and is validly existing in good standing, under the Legal Requirements of the State of Delaware.  The Company has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as currently conducted.  The Company is duly qualified or licensed to do business, and is in good standing, to the extent such concept is applicable, in each jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business make such qualification or license necessary to the Company’s business as currently conducted, except where the failure to be so licensed, qualified or in good standing would not have a Company Material Adverse Effect.  The Company has made available a true and correct copy of its certificate of incorporation, as amended to date (the “Certificate of Incorporation”), and of its bylaws, as amended to date, each in full force and effect on the Agreement Date (collectively, as amended to date, the “Charter Documents”).  No amendment to any of the Charter Documents has been approved or proposed.  Except as set forth on Section 2.1(a) of the Disclosure Schedule, the operations now being conducted by the Company are not now conducted under any other name and have not been conducted under any other name.

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(b)Section 2.1(b) of the Disclosure Schedule sets forth a true, correct and complete list of all Company Subsidiaries.  Each Company Subsidiary has the requisite corporate (or similar) power and authority to own, lease and operate its assets and properties and to carry on its business as currently conducted.  Each Company Subsidiary is duly qualified or licensed to do business, and is in good standing, to the extent such concept is applicable, in each jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business make such qualification or license necessary to such Person’s business as currently conducted, except where the failure to be so licensed, qualified or in good standing would not have a Company Material Adverse Effect.  The Company has made available a true and correct copy the certificate of incorporation, limited liability company agreement, bylaws, or other organizational document of each of the Company Subsidiaries, each as amended to date and in full force and effect on the Agreement Date (as amended to date, the “Subsidiary Charter Documents”).  No amendment to any of the Subsidiary Charter Documents has been approved or proposed.  The operations now being conducted by the Company Subsidiaries are not now conducted under any other name and have not been conducted under any other name.  The Company owns directly or indirectly all of the issued and outstanding Equity Interests of each of the Company Subsidiaries.  No shares of Company Capital Stock are held by a Company Subsidiary. All outstanding Equity Interests of the Company Subsidiaries are duly authorized, validly issued, fully paid and non-assessable and not subject to any Encumbrances, outstanding subscriptions, preemptive rights, rights of first refusal or “put” or “call” rights created by statute, the Subsidiary Charter Documents of such Company Subsidiary, or any Contract to which any Company Subsidiary is a party or by which it or any of its assets is bound, and have been issued in compliance with all applicable Legal Requirements and all requirements set forth in the Subsidiary Charter Documents and all Contracts to which any Company Subsidiary is a party or by which it or any of its assets is bound.  There are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which any Company Subsidiary is a party or by which any Company Subsidiary is bound obligating any Company Subsidiary to issue, deliver, sell, repurchase or redeem, or cause to be issued, sold, repurchased or redeemed, any Equity Interest of such Company Subsidiary or obligating any Company Subsidiary to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call right, commitment or agreement.  There are no outstanding, or authorized, stock appreciation, phantom stock, profit participation, or other similar rights with respect to any Company Subsidiary.

(c)Section 2.1(c) of the Disclosure Schedule lists, as of the Agreement Date, the directors and officers of the Company and each Company Subsidiary as of the Agreement Date.  No indemnification claims have ever been asserted by any current or former director or officer of the Company or any Company Subsidiary which have not been fully resolved.

(d)Section 2.1(d) of the Disclosure Schedule lists, as of the Agreement Date, every state or foreign jurisdiction in which the Company or any Company Subsidiary has current Company Employees or facilities or the nature of its business makes qualification with such jurisdiction necessary (specifying the existence of such current Company Employees or facilities or the nature of its business in each such state or foreign jurisdiction).

(e)Neither the Company nor any Company Subsidiary is obligated to make any future investment in or capital contribution to any other Person, other than, with respect to the Company, any investment or capital contributions to be made to any Company Subsidiary listed on Section 2.1(b) of the Disclosure Schedule.

(f)The minute books of the Company and each Company Subsidiary, true, complete and correct copies of which have been made available to Acquiror, contain, in all material respects, a complete summary of all meetings and true, complete and correct copies of all consents of directors and stockholders or other equity holders since the time of incorporation.

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2.2Authority and Enforceability.  The Company has all requisite corporate power and authority to enter into, execute and deliver this Agreement and the Company Related Agreements to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the Merger and the other transactions contemplated hereby and thereby.  The entry into and execution and delivery of this Agreement and the Company Related Agreements to which the Company is a party, the performance of the obligations hereunder and thereunder, and the consummation of the Merger and the other transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of the Company, and no further action is required on the part of the Company to authorize the Agreement and the Company Related Agreements to which the Company is a party and the transactions contemplated hereby and thereby, subject only to receipt of the Required Stockholder Approval.  The Required Stockholder Approval is the only vote or consent of Company Securityholders required to adopt this Agreement and approve the Merger, the Certificate Amendment, and the other transactions contemplated hereby and by the Company Related Agreements to which the Company is a party under applicable Legal Requirements, the Charter Documents, the Subsidiary Charter Documents and any other Contract to which the Company or any Company Subsidiary is a party.  The Company Board has (a) unanimously resolved that the Merger and the Certificate Amendment are advisable and in the best interests of the Company and its stockholders, (b) unanimously approved this Agreement and the Merger and the Certificate Amendment, (c) directed that the adoption of this Agreement and approval of the Merger and the Certificate Amendment be submitted to the Company Stockholders for consideration, and (d) unanimously recommended that all of the Company Stockholders adopt this Agreement and approve the Merger and the Certificate Amendment and the other matters set forth in the Stockholder Written Consent and not exercise their dissenters’ or appraisal rights under the applicable provisions of Delaware Law in connection with the Merger.  This Agreement and each Company Related Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar Legal Requirements affecting the rights of creditors generally and (ii) Legal Requirements governing specific performance, injunctive relief and other equitable remedies.

2.3Governmental Approvals and Consents.  Except for the filing of the Certificate of Merger and the Certificate Amendment, no Permit, notice, waiver, approval, declaration, Order or authorization of, or filing with, any Governmental Entity (“Governmental Approval”) is required by, or with respect to, the Company or any Company Subsidiary in connection with the entry into, execution or delivery of this Agreement or any Company Related Agreement to which the Company is a party, the performance of its obligations hereunder or thereunder, or the consummation of the Merger or any other transaction contemplated by this Agreement or any Company Related Agreement to which the Company is a party.

2.4No Conflicts.  The execution and delivery by the Company of this Agreement and the Company Related Agreements to which the Company is a party, the performance of its obligations hereunder and thereunder, and the consummation of the Merger and the other transactions contemplated by this Agreement and the Company Related Agreements to which the Company is a party, does not and will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a payment obligation, consent, waiver, approval, termination, cancellation, modification,  or acceleration of any obligation or loss of any benefit (or any right with respect to the foregoing) (any such event, a “Conflict”) under (a) any provision of the Charter Documents or the Subsidiary Charter Documents, as amended, (b) any Material Contract to which the Company or a Company Subsidiary is a party or by which any of their respective properties or assets (whether tangible or intangible) are bound, or (c) any Legal Requirement applicable to the Company or any Company Subsidiary or any of their respective properties or assets (whether tangible or intangible).  Section 2.4 of the Disclosure Schedule sets forth all necessary consents, waivers and approvals of parties to any Material Contracts as are required thereunder in connection with the Transaction.  The Company and each

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Company Subsidiary will not be required to make any payment under such Material Contracts in connection with the transactions contemplated by this Agreement.

2.5Company Capital Structure.

(a)The authorized capital stock of the Company consists solely of 57,750,000 shares, consisting of 30,750,000 shares of Company Common Stock, of which 14,551,077 shares are issued and outstanding as of the Agreement Date, and 27,000,000 shares of Company Preferred Stock, of which (i) 7,000,000 shares are designated “Series A-1 Preferred Stock”, 6,923,073 shares of which are issued and outstanding as of the Agreement Date, and (ii) 20,000,000 shares are designated “Series A-2 Preferred Stock”, 171,980 shares of which are issued and outstanding as of the Agreement Date.  There are no shares of Company Capital Stock owned by the Company, held by the Company in the Company’s treasury or held by any of the Company Subsidiaries.  Each share of Series A-1 Preferred Stock is convertible into shares of Company Common Stock at a 1:1 ratio.  The Series A-2 Preferred Stock is not convertible into shares of Company Common Stock or any other Company Capital Stock.  There are no events or circumstances that have occurred that would give rise to any anti-dilution or other adjustments to the respective conversion rates of the Company Preferred Stock.  All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and not subject to any Encumbrances, outstanding subscriptions, preemptive rights, rights of first refusal or “put” or “call” rights created by statute, the Charter Documents, or any Contract to which the Company is a party or by which it or any of its assets is bound.  The Company has no liability for dividends accrued or declared but unpaid.

(b)As of the Agreement Date, the Company Capital Stock is held by the Persons with the domicile addresses set forth in Section 2.5(b) of the Disclosure Schedule which further sets forth for each such Person: (i)  an indication as to whether such Person is an Accredited Investor or an Unaccredited Investor, to the extent known by the Company; (ii)  the number, class, status as book-entry, and series of shares of Company Capital Stock held by such Person, and whether such person is the record and/or beneficial owner of such shares; (iii) the date of acquisition of such shares; (iv) the applicable stock certificate(s) representing such shares; (v) the number of shares subject to repurchase; (vi) whether any such repurchase rights will lapse, in whole or in part, as a result of this Agreement and the transactions contemplated hereby; and (vii) the vesting schedule for such shares, if applicable.  Except as set forth in Section 2.5(b) of the Disclosure Schedule, the Company has no other capital stock authorized, issued or outstanding.  None of the shares of Company Capital Stock, including those set forth on Section 2.5(b) of the Disclosure Schedule, were eligible for an election under Section 83(b) of the Code.

(c)Except for the Company Option Plans, neither the Company nor any Company Subsidiary has ever adopted, sponsored or maintained any stock option plan or any other plan or agreement providing for equity-related compensation to any Person (whether payable in shares, cash or otherwise).  The Company has reserved 5,389,125 shares of Company Common Stock for issuance to employees, non-employee directors, advisors, consultants, and Persons engaged by the Company or a Company Subsidiary through a third party agency pursuant to the Company Option Plans, of which (i) 4,803,049 shares are issuable upon the exercise of outstanding, unexercised options granted under the Company Option Plans, (ii) 1,750 shares have been issued upon the exercise of options granted under the Company Option Plans, and (iii) 584,326 shares remain available for future grant.  The terms of the Company Option Plan permits the treatment of the Company Options as provided in this Agreement, without the consent or approval of the holders of such securities, the Company Stockholders, or otherwise (other than the resolution of the Company Board).

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(d)As of the Agreement Date, the Company Options are held by the Persons with the domicile addresses set forth in Section 2.5(d) of the Disclosure Schedule which further sets forth for each such Person:  (i) an indication as to whether such Person is an Accredited Investor or an Unaccredited Investor, to the extent known by the Company; (ii) whether such Person is an employee, consultant, director or officer of the Company or any Company Subsidiary or, to the extent known by the Company, whether such Person has some other relationship with the Company or any Company Subsidiary; (iii) the grant date of each Company Option held by such Person and expiration date of each such Company Option (if applicable); (iv) whether each such Company Option (if applicable) was granted pursuant to a Company Employee Plan, and the name of such Contract; (v) the vesting schedule (including all acceleration provisions) applicable to each such Company Option and the extent to which each such Company Option is vested as of immediately prior to the Effective Time; and (vi) the exercise price per share and the number, class, status as book-entry and series of shares of Company Capital Stock underlying each such Company Option.  None of the Company Options, including those set forth on Section 2.5(d) of the Disclosure Schedule, qualifies as an “incentive stock” option as defined in Section 422 of the Code or is subject to Section 409A of the Code and guidance and regulations promulgated thereunder.  The Company has timely prepared, submitted and filed all Tax forms, securities registration and prospectuses, exchange control approval applications and other documents and notices required to be prepared, submitted or filed by the Company in connection with the grant, issuance and/or exercise of Company Options.  True and complete copies of all Contracts relating to or issued under the Company Option Plan or otherwise with respect to Company Options have been made available to Acquiror, and such agreements and instruments have not been amended, modified or supplemented other than as provided in this Agreement, and there are no agreements to amend, modify or supplement such agreements or instruments from the agreements made available to Acquiror.  No Company Optionholder has the ability to early exercise any Company Options and acquire unvested shares of Company Capital Stock that are subject to a right of repurchase, risk of forfeiture, vesting condition, or similar restriction under the Company Option Plans or any other Contract relating to such Company Options.

(e)The Company has reserved 12,500 shares of Series A-1 Preferred Stock for issuance in connection with Company A-1 Warrants, of which (i) 12,500 shares are issuable upon the exercise of outstanding, unexercised Company A-1 Warrants, (ii) 0 shares have been issued upon the exercise of Company A-1 Warrants, and (iii) 0 shares remain available for future grant.  The Company has reserved 423,487 shares of Company Common Stock for issuance in connection with Company Common Warrants, of which (i) 423,487 shares are issuable upon the exercise of outstanding, unexercised Company Common Warrants, (ii) 0 shares have been issued upon the exercise of Company Common Warrants, and (iii) 0 shares remain available for future grant.

(f)As of the Agreement Date, the Company Warrants are held by the Persons with the domicile addresses set forth in Section 2.5(f) of the Disclosure Schedule which further sets forth for each such Person:  (i) an indication as to whether such Person is an Accredited Investor or an Unaccredited Investor, to the extent known by the Company; (ii) whether such Person is an employee, consultant, director or officer of the Company or any Company Subsidiary or, to the extent known by the Company, whether such Person has some other relationship with the Company or any Company Subsidiary; (iii) the date of issuance of each Company Warrant held by such Person and expiration date of each such Company Warrant; and (iv) the exercise price per share and the number, class, status as book-entry and series of shares of Company Capital Stock underlying each such Company Warrant.  All of the Company Warrants terminate automatically upon the consummation of the Merger without any further action on the part of the Company or the holder thereof.  True and complete copies of all Contracts evidencing or otherwise relating to each Company Warrant have been made available to Acquiror, and such Contracts have not been amended, modified or supplemented other than as provided in this Agreement, and there are no agreements to amend, modify or supplement such agreements or instruments from the agreements made available to Acquiror.

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(g)All Company Capital Stock, Company Options and Company Warrants have been issued in compliance with all applicable Legal Requirements, the Charter Documents, or any Contract to which the Company is a party or by which it or any of its assets is bound.  No notice to any Company Securityholder is required to effect the Merger or the other transactions contemplated by this Agreement or the Company Related Agreements.  To the knowledge of the Company, no event has occurred, and no circumstance or condition exists, that has resulted in, or that will or would reasonably be expected to result in, and there is no reasonable basis for, any liability of the Company or any Company Subsidiary to any current, former or alleged holder of securities of the Company (including Company Capital Stock, Company Options, and Company Warrants) in such Person’s capacity (or alleged capacity) as a holder of such securities, whether related to the Merger or otherwise.

(h)Other than (x) as set forth in Section 2.5(b), Section 2.5(d), Section 2.5(f), Section 2.5(i), and Section 2.5(j) of the Disclosure Schedule, and (y) any Equity Interests in the Company that are granted between the Agreement Date and the Closing Date in compliance with this Agreement, there are no authorized, issued or outstanding Equity Interests of the Company or any Contract of any character to which the Company or, to the knowledge of the Company, a Company Securityholder is a party or by which the Company’s assets is bound, (A) obligating the Company or, to the knowledge of the Company, such Company Securityholder to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Equity Interests of the Company, or (B) obligating the Company to grant, extend, accelerate the vesting and/or repurchase rights of, change the price of, or otherwise amend or enter into any Equity Interests of the Company.  Section 2.5(h) of the Disclosure Schedule sets forth a true, complete and correct list of each Person with an offer letter or other Contract that contemplates, effective as of the Agreement Date, a grant of Company Options or other Equity Interests of the Company, or who has otherwise been promised Company Options or other Equity Interests of the Company, which Company Options have not been granted, or other Equity Interests have not been granted or issued, as of the Agreement Date.  To the knowledge of the Company, no Equity Interest of the Company is subject to any Encumbrances, co-sale rights, “drag-along rights”, preemptive rights, rights of first refusal or other rights to purchase, register or transfer such stock (whether in favor of the Company or any other Person).  Other than the Company Stockholder Agreement and the Charter Documents, neither the Company nor any of the Company Subsidiaries is a party to any Contract with any of the Company Stockholders or any of their respective Affiliates. To the knowledge of the Company, other than as set forth in Section 2.5(h) of the Disclosure Schedule, no Company Securityholder has entered into any Contract with respect to the voting of equity securities of the Company.  As a result of the Merger, upon the Effective Time, Acquiror will be the sole record and beneficial holder of all issued and outstanding Company Capital Stock and there will be no outstanding rights to acquire or receive any shares of Company Capital Stock, whether or not such shares of Company Capital Stock are outstanding.

(i)As of the Agreement Date, the Company has granted Company KERP Bonus Units to the Persons with the domicile addresses set forth in Section 2.5(i) of the Disclosure Schedule which further sets forth for each such Person: (i) an indication as to whether such Person is an Accredited Investor or an Unaccredited Investor, to the extent known by the Company; (ii) the number of Company KERP Bonus Units granted to such Person and the number of such units outstanding as of the Agreement Date; (iii) the date of grant of such units; and (iv) the aggregate percentage of the Company KERP Bonus Pool to which such Person is entitled.  Except as set forth in Section 2.5(i) of the Disclosure Schedule, the Company has no other Company KERP Bonus Units granted or outstanding and no other Person is entitled to a Company KERP Bonus Unit.

(j)As of the Agreement Date, the Company has granted Company Board Plan Awards to the Persons with the domicile addresses set forth in Section 2.5(j) of the Disclosure Schedule which further sets forth for each such Person: (i) an indication as to whether such Person is an Accredited Investor or an Unaccredited Investor, to the extent known by the Company; (ii) the number of fiscal year

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quarters that such Person has served as a member of the Company Board as of the Agreement Date; (iii) the date of grant of such award; and (iv) the dollar of such Person’s Company Board Plan Award, assuming that the Closing were to occur on the Agreement Date.  Except as set forth in Section 2.5(j) of the Disclosure Schedule, the Company has no other Company Board Plan Awards granted or outstanding and no other Person is entitled to a Company Board Plan Award.

(k)Section 2.5(k) of the Disclosure Schedule sets forth, as of the Agreement Date, all Company Indebtedness, including the amount of such Indebtedness, a breakdown of the components of such Indebtedness (including any prepayment premiums, penalties, breakage costs, “make whole amounts,” costs, expenses and other payment obligations that would arise if any or all of such Indebtedness were prepaid, extinguished, unwound and settled in full prior to maturity), any assets securing such Indebtedness, and Person to whom such Indebtedness is owed, and, other than as set forth therein, the Company and the Company Subsidiaries have no outstanding Indebtedness.  No Company Indebtedness contains any restriction upon the prepayment of any such Indebtedness.  With respect to each such item of Company Indebtedness, neither the Company nor any Company Subsidiary is in default and no payments are past due.  After giving effect to the Closing, and assuming repayment of all of the Indebtedness set forth on Section 2.5(k) of the Disclosure Schedule, the Company and the Company Subsidiaries will have no Indebtedness.

(l)There are no outstanding loans or Indebtedness involving, on the one hand, the Company or any Company Subsidiary and, on the other hand, any of the Company Securityholders.

(m)No bonds, debentures, notes or other indebtedness of the Company or any Company Subsidiary (i) having the right to vote on any matters on which shareholders may vote (or which is convertible into, or exchangeable for, securities having such right) or (ii) the value of which is in any way based upon or derived from capital or voting stock of the Company, are issued or outstanding as of the Agreement Date.

(n)The information contained in the Spreadsheet will be true, correct and complete in all respects as of the Closing Date and the payments to be made based on the information contained therein will be accurate and in accordance with applicable Legal Requirements, the terms of this Agreement, the Charter Documents, and all other Contracts among the Company and/or any of the Company Securityholders, and no Company Securityholder or any other Person will be entitled to any portion of the Total Consideration except as provided in the Spreadsheet.

2.6Litigation.  Except as set forth on Section 2.6 of the Disclosure Schedule, there is no Action of any nature pending, or, to the Company’s knowledge, threatened, against the Company, any Company Subsidiary, or any of their respective properties or assets (tangible or intangible), or any of their respective directors, officers, employees, or Persons engaged by the Company or a Company Subsidiary through a third party agency (in their capacities as such or relating to their employment, services or relationship with the Company or a Company Subsidiary).  There is no Action by the Company or any Company Subsidiary currently pending.  Neither the Company nor any Company Subsidiary is a party to any Order or, to the knowledge of the Company, subject to the provisions of any Order, and there is no outstanding Order issued by a Governmental Entity which challenges or questions the legal right of the Company or any Company Subsidiary to conduct their respective operations as presently conducted.  To the knowledge of the Company, there is no Action of any nature pending or threatened, against any Person who has a contractual right or a right pursuant to applicable Legal Requirements to indemnification, compensation, or reimbursement from the Company or any Company Subsidiary related to facts and circumstances existing prior to the Closing.

2.7Intellectual Property.

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(a)As used in this Agreement, the following terms have the meanings indicated below:

(i)“Company Intellectual Property” means any and all Technology and Intellectual Property Rights that are owned or purported to be owned by the Company or any Company Subsidiary.

(ii)“Company Intellectual Property Rights” means any and all Intellectual Property Rights that are owned or purported to be owned by the Company or any Company Subsidiary, including any and all Company Registered Intellectual Property.

(iii)“Company Products” means all products and services (including websites, mobile, and tablet applications, and client-side web interface services), distributed, licensed, sold or provided prior to the Agreement Date, or currently under development, by the Company or any Company Subsidiary.

(iv)“Company Registered Intellectual Property” means all of the Registered Intellectual Property, owned by, or filed in the name of the Company or any Company Subsidiary.

(v)“Copyright” means copyrights (whether or not registered in any jurisdiction) and applications for registration of copyright and similar or equivalent rights in works of authorship, including mask work rights, arising anywhere in the world.

(vi)“Intellectual Property” means Technology and Intellectual Property Rights.

(vii)“Intellectual Property Rights” means any and all of the rights in or associated with the following throughout, or anywhere in, the world: (a) Patents, (b) Trademarks, (c) Copyrights, (d) Trade Secrets (e) Internet Properties, and (f) any equivalent right to any of the foregoing.

(viii)“Internet Properties” means uniform resource locators, Web site addresses and domain names.

(ix)“Object Code” means one or more computer instructions in machine readable form (whether or not packaged in directly executable form), including any such instructions that are readable in a virtual machine, whether or not derived from Source Code, together with any partially compiled or intermediate code that may result from the compilation, assembly or interpretation of any Source Code.

(x)“Open Source Software” means software which is subject to any license meeting the definition of “Open Source” promulgated by the Open Source Initiative, available online at http://www.opensource.org/osd.html, (including any GNU General Public License, Library General Public License, Lesser General Public License, Mozilla Public License, Berkeley Software Distribution license, MIT, and the Apache License).

(xi)“Patents” means patents, statutory invention registrations, including reissues, divisions, continuations, continuations-in-part, extensions, and reexaminations thereof, and all rights therein provided by international treaties and conventions.  Unless the context otherwise requires, the term “Patent” includes any Patent Application.

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(xii)“Patent Application” means an application or filing for a Patent, including, provisional patent applications and regular patent applications, and claims of priority under any treaty or convention, anywhere in the world.

(xiii)“Registered Intellectual Property” means any Intellectual Property Right that is subject to an application, filing or registration with any Governmental Entity (including the U.S. Patent and Trademark Office or the U.S. Copyright Office), including any Patent, registered Trademark, or any registered Copyright, or any application for the registration or issuance of any of the foregoing.

(xiv)“Shrink-Wrap Licenses” means Contracts pursuant to which the Company or any Company Subsidiary has received a license to generally commercially available Software, for less than $25,000 in the aggregate per annum and which Software is not incorporated into a Company Product.

(xv)“Software” means computer software, files, scripts, and programs, including firmware, in any form, including Source Code or Object Code, and any related documentation.

(xvi)“Source Code” means Software, including related programmer comments and annotations, help text, data and data structures, instructions and procedural, object-oriented and other code, which may be printed out or displayed in human readable form or from which object code can be derived by compilation or otherwise.

(xvii)“Technology” means tangible or intangible embodiments of Intellectual Property Rights including (i) Software, (ii) databases, compilations, collections of data and data and (iii) designs, manufacturing schematics, algorithms, methods and processes, databases, lab notebooks, prototypes, works of authorship, (whether or not copyrightable), models, know-how, and inventions (whether or not patentable) in whatever form and on whatever medium.

(xviii)“Trademarks” means trademarks, service marks, trade dress, logos, trade names, corporate names, Internet Properties and other indicia of source or origin, and including all common law rights thereto, registrations and applications for registration thereof throughout the world, and all rights therein provided by international treaties and conventions.

(xix)“Trade Secrets” means all common law and statutory rights in any jurisdiction that permit the holder of such rights to limit the use or disclosure of its confidential know-how and other confidential or proprietary technical and business information.

(b)Company Products.  Section 2.7(b) of the Disclosure Schedule contains a complete and accurate list (by name and version number) of (i) all Company Products that the Company or any Company Subsidiary has licensed, distributed or sold since January 1, 2008; and (ii) all Company Products currently under development that the Company or any Company Subsidiary plans to license, sell, distribute, make commercially available, provide or otherwise dispose of in the one (1) year following the Agreement Date.

(c)Company Registered Intellectual Property.

(i)Section 2.7(c) of the Disclosure Schedule lists for each item of Company Registered Intellectual Property: (A) a description (e.g., application or issuance number and title) of such item and the jurisdiction in which each has been filed or applied for; (B) the status of such item (e.g., application filed or issued); (C) any proceedings or actions before any court, tribunal (including the United Stated Patent and Trademark Office (the “PTO”) or equivalent authority anywhere in the world)

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related thereto (other than regular proceeding associated with the prosecution of a Patent); (D) the registered owner of such Company Registered Intellectual Property and whether it is co-owned with another Person, or whether any other Person has an interest in, or rights with respect to such item, and if so, the name of such Person; and (E) any action that must be taken within ninety (90) days following the Agreement Date (including the payment of any registration, maintenance or renewal fees or the filing of any responses to office actions of the PTO or any equivalent authority anywhere in the world, documents, applications or certificates) for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Company Registered Intellectual Property.

(ii)Each item of Company Registered Intellectual Property is currently in compliance with all formal legal requirements (including payment of filing, examination and maintenance fees, and proofs of use, and recordations of assignments) and, to the extent issued, is subsisting, and to the knowledge of the Company is valid and enforceable.  Neither the Company nor any Company Subsidiary has taken or failed to take any action (including failure to disclose any information) that would limit the validity, scope or enforceability of any Patents that are Company Intellectual Property.  All necessary documents and certificates currently due for filing as of the Agreement Date in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Intellectual Property.  Neither the Company nor any Company Subsidiary has claimed “small entity status” in the application for or registration of any Registered Intellectual Property.

(d)Exclusive Ownership.  The Company or a Company Subsidiary exclusively owns all right, title and interest in and to all Company Intellectual Property Rights, free and clear of any liens (other than non-exclusive outbound licenses granted in the ordinary course of business).  To the extent that any Technology has been developed for or on behalf of the Company or any Company Subsidiary, or created independently or jointly by any Person other than the Company or any Company Subsidiary and the Company or any Company Subsidiary desired to own the Intellectual Property Rights in or to such Technology, the Company or such Company Subsidiary obtained a valid and enforceable written agreement with such Person with respect thereto sufficient to transfer all right, title and ownership (including the right to seek past and future damages) of, and is the exclusive owner of, all such Technology, including Intellectual Property Rights therein by operation of law or by valid assignment, and has obtained the waiver of all non-assignable rights, including all moral rights.  Neither the Company nor any Company Subsidiary has (i) transferred ownership of any Intellectual Property Rights to any other Person, (ii) granted any exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Intellectual Property Right that is or was owned or purported to be owned by the Company or any of the Company Subsidiaries to any other Person or (iii) permitted the rights in or to Company Intellectual Property Rights to lapse or enter into the public domain.  Except as listed in Section 2.7(f)(i) of the Disclosure Schedule, no third party that has licensed Intellectual Property Rights to the Company or any of the Company Subsidiaries, or otherwise provided Technology related to the Business, has ownership rights or license rights to improvements or derivative works made by the Company or any of its Subsidiaries.  All Company Intellectual Property Rights, including all Company Registered Intellectual Property, is fully transferable, alienable or licensable by the Company or any Company Subsidiary without restriction and without payment of any kind to any third party.

(e)Validity and Enforceability.  The Company has no knowledge of any facts or circumstances that would render any Company Intellectual Property Rights invalid or unenforceable. Neither the Company nor any Company Subsidiary has received notice of any official actions or other notices from any Governmental Entity that any of the subject matters or claims of pending applications for registration with respect to any of such Company Intellectual Property Rights are unregistrable.  No

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

Company Intellectual Property or Company Product is subject to any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any manner the Company’s or any Company Subsidiary’s ability to use, provide, transfer, assign or license, or may affect the validity, use or enforceability of, such Company Intellectual Property or Company Product.

(f)IP Licenses.  Section 2.7(f)(i) of the Disclosure Schedule lists all Contracts to which the Company or any of the Company Subsidiaries is a party that grants the Company or any of the Company Subsidiaries a license, ownership rights, an option to, or other rights in or to any Intellectual Property Rights owned by a third Person (collectively, “In-Licenses”), other than (A) Shrink-Wrap Licenses or (B) non-disclosure agreements entered into in the ordinary course of business consistent with past practice.  Section 2.7(f)(ii) of the Disclosure Schedule lists all Contracts, to which the Company or any of the Company Subsidiaries is a party under which the Company or any of the Company Subsidiaries grants any third Person a license or other rights in or to any Intellectual Property Rights, other than (A) non-exclusive customer licenses entered into in the ordinary course of business and on terms that are substantially similar in all material respects to the Company’s standard form agreement made available to Acquiror and (B) non-disclosure agreements entered into in the ordinary course of business consistent with past practice (collectively, “Out-Licenses”; together with the In-Licenses, the “IP Licenses”).  The Company and the Company Subsidiaries are in compliance in all material respects with the terms of all IP Licenses.  None of the IP Licenses grants any third party the right to sublicense any Company Intellectual Property.  The Company has obtained valid, written, perpetual, non-terminable (other than for cause) licenses, sufficient for the conduct of the Business (as operated on the Agreement Date and as of the Closing Date) to all Software that is incorporated into or bundled with any Company Products.

(g)Warranty and Indemnification Obligations.  Neither the Company nor any Company Subsidiary has any obligation to (A) warrant, indemnify, reimburse, or hold harmless any customer, with respect to the infringement or misappropriation of the Intellectual Property Rights of any third Person, or with respect to any Company Product, that materially differs in substance from such obligation in the Company’s or such Company Subsidiary’s standard form of end-user license agreement (a copy of which is included in Section 2.7(g)(i) of the Company Disclosure Schedule); and (B) provide warranty, support, maintenance, or service obligations other than as set forth in such end-user license agreement.

(h)Non-Infringement.  Neither the design, development, use, import, branding, advertising, promotion, marketing, reproduction, distribution, manufacture, licensing and sale of any Company Product nor the operation of the Business as it has been, and is currently conducted by the Company or any of the Company Subsidiaries, has infringed or misappropriated any Intellectual Property Rights of any Person, violated any right of any Person (including any right to privacy or publicity), or constituted unfair competition or trade practices under the laws of any jurisdiction.  Neither the Company nor any Company Subsidiary has received written notice in the past six (6) years from any Person claiming that such operation or any conduct of the Company or any Company Subsidiary business or the foregoing actions with respect to Company Products, infringes or misappropriates any Intellectual Property Rights of any Person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does the Company have knowledge of any basis therefor).  In the six (6) year period prior to the Agreement Date, neither the Company nor any Company Subsidiary has obtained or sought any studies, reports, or analyses with respect to actual or potential Patent coverage, freedom to operate, Patent infringement, or otherwise with respect to any Patents of the Company, a Company Subsidiary, or any third Person, including, without limitation, opinions of counsel or reports of other advisors.

(i)Non-Infringement of Company Intellectual Property.  To the knowledge of the Company, there is no, and there has not in the past three (3) years been, any unauthorized use,

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

unauthorized disclosure, or any infringement or misappropriation of any Company Intellectual Property.  Neither the Company nor any Company Subsidiary has in the three (3) years prior to the Agreement Date brought any legal proceedings against a third person for infringement of any Intellectual Property Rights.

(j)Effects of the Transaction.  Neither this Agreement, nor the transactions contemplated hereby, including the assignment to Acquiror by operation of law or otherwise of any Contracts to which the Company or any Company Subsidiary is a party, will result in: (i) Acquiror, its Subsidiaries, or any of its Affiliates granting or assigning to any third party any right to or with respect to any Intellectual Property Rights owned by, or licensed to, any of them, (ii) Acquiror, its Subsidiaries, or any of its Affiliates, being bound by, or subject to, any non-compete or other material restriction on the operation or scope of their respective businesses, (iii) Acquiror, its Subsidiaries, or any of its Affiliates being obligated to pay any royalties or other material amounts, or offer any discounts, to any third party in excess of those payable by, or required to be offered by, any of them, respectively, in the absence of this Agreement or the transactions contemplated hereby, or (iv) any termination of, or other material adverse impact to any Company Intellectual Property.

(k)Confidential Information; Invention Assignment Agreements.

(i)The Company and the Company Subsidiaries have taken reasonable steps to maintain, protect and preserve the Company and the Company Subsidiaries’ (or any of the Company or the Company Subsidiaries’ predecessor’s) rights in confidential information and trade secrets (including those provided by any other person directly or indirectly to the Company or the Company Subsidiaries).  There has been no unauthorized disclosure by any Person of any such confidential information and trade secrets.  Each Company Employee and other Person, in each case, who has been involved in the creation, invention or development of Company Intellectual Property Rights or Technology for or on behalf of or for the benefit of the Company or the Company Subsidiaries (each, a “Contributor”) has executed an agreement with the Company or the Company Subsidiaries pursuant to which such Contributor has assigned all of its right, title and interest in and to the results and proceeds of the services that such Contributor provides to the Company or the Company Subsidiaries.

(ii)No Company Employee has retained or is entitled to any rights in any Intellectual Property developed for the Company or any Company Subsidiary by such Company Employee, including, without limitation, any license rights or economic interests, and no payments are due and no Company Employee has any rights to receive any payments with respect to such Intellectual Property.  To the knowledge of the Company, no current employee, consultant or contractor of the Company or any of the Company Subsidiaries, or Person engaged through a third party agency whose duties or responsibilities are material to the Company business is obligated under any agreement (including licenses, covenants or commitments of any nature) or subject to any judgment, decree or order of any court or administrative agency, or any other restriction that would materially interfere with its, his or her duties for the Company or any of the Company Subsidiaries.

(l)Standard Form Agreements. Copies of the Company’s and the Company Subsidiaries’ standard form(s) of non-disclosure agreement and standard form(s), including attachments, of non-exclusive end user agreements for products, including terms of use (collectively, the “Standard Form Agreements”) have been made available.  Copies of the Company and the Company Subsidiaries’ standard form of proprietary information, confidentiality and assignment agreement for employees (the “Employee Proprietary Information Agreement”) and standard form of consulting agreement containing proprietary information, confidentiality and assignment provisions (the “Consultant Proprietary Information Agreement”) have been made available.

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

(m)Government and University Funding.  (i) No government funding, facilities or resources of a university, college, other educational institution or research center or funding from third parties was used in the development of any Company Intellectual Property and (ii) no Governmental Entity, university, college, other educational institution or research center has any claim or right in or to any Company Intellectual Property Rights.  To the knowledge of the Company, no current or former employee, consultant or independent contractor of the Company, or Person engaged by the Company or a Company Subsidiary through a third party agency, who was involved in, or who contributed to, the authorship, invention, creation or development of any Company Intellectual Property, performed services for the government, a university, college or other educational institution, or a research center, during a period of time during which such employee, consultant, independent contractor or Person was also performing services for the Company or a Company Subsidiary, where such performance would limit Company’s ownership of or rights in the Company Intellectual Property Rights, in any material respect.

(n)Standards Bodies Membership.  Except as listed on Section 2.7(n) of the Company Disclosure Schedule (the “Standards Body Agreements”): (i) neither the Company nor any Company Subsidiary is a member of, and has not actively participated in, any organization, body or group which is engaged in or which has, or is in the process of, setting, establishing or promulgating any industry or product standards or the terms under which Intellectual Property Rights will be licensed; (ii) neither the Company nor any Company Subsidiary is committed to or obligated or bound, pursuant to any standards body or similar arrangement, to license any current or future Company Intellectual Property Rights to any third Person; and (iii) none of the Company Products require a license with respect to any industry standards including any standards related to the encoding, decoding or processing of audio, video or other data streams.  Without limiting the foregoing, neither the Company nor any Company Subsidiary is under any obligation or duty, nor is bound by any Contract, to license any Company Intellectual Property under any “RAND,” “FRAND,” or similar terms.

(o)Open Source Software.

(i)Section 2.7(o)(i) of the Company Disclosure Schedule lists all Open Source Software used by or in the business of the Company or the Company Subsidiaries in any way, other than Open Source Software used solely for internal business operations and not to develop, compile, manufacture, distribute, or otherwise provide or include with any Company Product, and describes the manner in which such Open Source Software is used (such description shall include, without limitation, whether (and, if so, how) the Open Source Software is modified and/or distributed by the Company or the Company Subsidiaries, and in connection with which, if any, Company Product(s) such Open Source Software is used).

(ii)Except as set forth in Section 2.7(o)(ii) of the Disclosure Schedule, neither the Company nor any Company Subsidiary has (A) distributed Open Source Software in conjunction with or for use with any Company Product or Company Intellectual Property; or (B) used Open Source Software in a manner that creates, or purports to create, obligations for the Company or any of the Company Subsidiaries to grant to any third Person, any rights or immunities under Intellectual Property Rights.

(iii)Except as set forth in Section 2.7(o)(iii) of the Disclosure Schedule, neither the Company nor any Company Subsidiary has used any Open Source Software that requires, as a condition of use, modification and/or distribution of such Open Source Software or that other Software incorporated into, derived from or distributed with such Open Source Software be (x) disclosed or distributed in Source Code form, (y) be licensed for the purpose of making derivative works, or (z) be redistributable at no charge or with any restriction on the consideration charged therefor.  The Company

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

and the Company Subsidiaries are in compliance in all material respects with the terms of all license agreements for Open Source Software used by the Company and the Company Subsidiaries.

(p)No Disclosure of Source Code.  Neither the Company nor any Company Subsidiary, or, to the Company’s knowledge,  any other person acting on behalf of the Company or any Company Subsidiary, has disclosed, delivered or licensed to any third Person, agreed to disclose, deliver or license to any third Person, or permitted the disclosure or delivery to any escrow agent or other third Person of, any Source Code associated with any Company Products or otherwise in or to which the Company or any Company Subsidiaries owns any Intellectual Property Rights.  No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure or delivery by the Company or any person acting on its behalf to any third Person of any such Source Code.  Section 2.7(p) of the Company Disclosure Schedule identifies each contract pursuant to which the Company or any Company Subsidiary has deposited, or is or may be required to deposit, with an escrow agent or any other third Person, any such Source Code, and describes whether the execution of this Agreement or any of the other transactions contemplated by this Agreement, could result in the release from escrow of any such Source Code.

(q)Company Software.  None of the Company Products (i) contains any bug, defect or error that adversely affects the use, functionality, delivery, performance, or exploitation of such Company Products in any material respect or any product or system containing or used in conjunction with such Company Products or (ii) contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the software industry) or any other similar code designed or intended to have, or capable of, disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed, or damaging or destroying any data or file without the user’s consent.

(r)No Material Defects.  The Company has made available and disclosed in writing to Acquiror its current material bug list with respect to any Company Products.

(s)Technology Systems. Schedule 2.7(s) of the Disclosure Schedule sets forth a list of the material information and communications technology infrastructure and systems (including software, hardware, firmware, networks and websites that support the same) used in the Business on the Agreement Date (collectively, the “ICT Infrastructure”) and any security, business continuity and disaster recovery arrangements relating thereto.  The arrangements relating to the ICT Infrastructure (including its operation and maintenance and any amendments or modifications thereto) will not be adversely affected by the Transactions.  To the Company’s knowledge, there has not been any material failure with respect to any of the ICT Infrastructure.  The ICT Infrastructure that is currently used by the Company and the Company Subsidiaries constitutes all the information and communications technology and other systems infrastructure reasonably necessary to carry on the Business as it is currently conducted.  The ICT Infrastructure is: (A) in good working order in all material respects, (B) maintained, supported and otherwise protected in accordance with industry practice (including with respect to security, and application and installation of patches) and is covered by sufficient maintenance and warranty provisions to remedy, or provide compensation for, any material defect and (C) protected by adequate security, business continuity, and disaster recovery plans and arrangements that are tested on a periodic basis, including taking and storing back-up copies (both on- and off-site) of the software and any data in the ICT Infrastructure and following procedures for preventing the introduction of viruses to, and unauthorized access of, the ICT Infrastructure and the information stored thereon or processed thereby.

2.8Privacy and Data Protection.

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

(a)Section 2.8(a) of the Disclosure Schedule identifies and describes each distinct database containing (in whole or in part) Covered Data maintained by or for the Company or any Company Subsidiaries, the types of Covered Data in each such database, and the means by which the Covered Data was collected.

(b)Section 2.8(b) of the Disclosure Schedule identifies each publicly posted Company Privacy Policy in effect at any time since the inception of each of the Company and the Company Subsidiaries, and identifies the period of time during which each such Company Privacy Policy was or has been in effect.  Copies of all Company Privacy Policies have been made available to Acquiror.

(c)The Company, the Company Subsidiaries, the Company Products and all third parties who have performed services for the Company or any Company Subsidiary and have had access to Covered Data in the performance of such services comply, and have at all times complied, in each case in all material respects, with all applicable Legal Requirements, Company Privacy Policies, contractual obligations, applicable published industry standards (including, to the extent applicable, the PCI Data Security Standard), and applicable requirements of self-regulatory organizations (collectively, “Privacy Legal Requirements”) relating to (A) the privacy of users of, and visitors to, all Company Products; (B) consumer protection and marketing, promotion, and text messaging, email, and other communications, and (C) the use, collection, obtainment, interception, retention, storage, security, disclosure, transfer, disposal, and other processing of any Covered Data.

(d)The execution, delivery, and performance of this Agreement and the Transactions will not result in a breach or violation of any Privacy Legal Requirements.  The Company and the Company Subsidiaries have full rights to transfer to Acquiror all Covered Data maintained or processed by or for the Company or any Company Subsidiary without violating any Privacy Legal Requirement and without obtaining any separate consent.

(e)The Company and each Company Subsidiary has obtained written agreements from each Person performing services for the Company or any Company Subsidiary that has, during the course of such services, accessed or processed Covered Data that bind such Person to at least the same restrictions and conditions applicable to the Company or such Company Subsidiary, as applicable, with respect to such Covered Data and Company Product Data and to implement reasonable and appropriate means for protecting such Covered Data and Company Product Data from unauthorized access, use, and disclosure.

(f)There is not and has not been any complaint to, or any audit, proceeding, claim, or, to the Company’s knowledge, investigation (formal or informal) against, the Company or any Company Subsidiary, or any of their respective customers (in the case of customers, to the extent relating to the Company Products or the practices of the Company or any Company Subsidiary) by any private party, data protection authority, or any other Governmental Entity, with respect to the collection, interception, use, retention, disclosure, transfer, storage, security, disposal, or other processing of Covered Data.

(g)With respect to the Company Products (including their underlying systems, networks, and technology) and all Covered Data collected, obtained, stored, used, maintained, or processed by or for the Company or the Company Subsidiaries, the Company and the Company Subsidiaries have at all times taken reasonable and adequate steps (including implementing and monitoring compliance with adequate measures with respect to technical and physical security) to protect the Company Products and such Covered Data against unauthorized access, use, modification, acquisition, and disclosure.  No unauthorized access to or unauthorized use, acquisition, modification or disclosure of such Company Products or Covered Data has occurred.

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

(h)Neither the Company nor any Company Subsidiary is subject to any obligation that would prevent it from collecting, using, retaining, or disclosing Covered Data in a manner consistent with its current Company Privacy Policy and all Privacy Legal Requirements regarding the collection, retention, use or disclosure of such Covered Data.  Each of the Company and the Company Subsidiaries has made all registrations that it is required to have been made in relation to the processing of data, and each is in good standing with respect to such registrations.

2.9Compliance with Legal Requirements and Documents; Permits.

(a)General.  Each of the Company and the Company Subsidiaries has complied in all material respects with, and is not in violation in any material respect of, any and all Legal Requirements.  Within the past three (3) years, neither the Company nor any Company Subsidiary has received any written notices of suspected, potential or actual violation in any material respect with respect to any Legal Requirement.  Section 2.9(a) of the Disclosure Schedule sets forth each Permit (a) pursuant to which the Company and each Company Subsidiary currently operates or holds any interest in any of its properties or (b) which is required for the operation of the businesses of the Company and the Company Subsidiaries as currently conducted or the holding of any such interest (collectively, “Company Authorizations”) in each case that is material to the Company or any Company Subsidiary.  All of the Company Authorizations set forth on Section 2.9(a) of the Disclosure Schedule are in full force and effect and constitute all Company Authorizations required to permit the Company and each Company Subsidiary to operate or conduct its business or hold any interest in its properties or assets.

(b)Export Control Laws. Each of the Company and the Company Subsidiaries has at all times conducted its export and re-export transactions in compliance with (x) all applicable U.S. export and re-export control Legal Requirements, and (y) all other applicable import/export controls in other countries in which the Company or any Company Subsidiaries conducts business or owns assets.  Without limiting the foregoing, (i) each of the Company and the Company Subsidiaries has obtained all export and import licenses, license exceptions and other consents, notices, waivers, approvals, Orders, authorizations, registrations, declarations and filings with any Governmental Entity required by applicable Law for (A) the export, import and re-export of products, services, software and technologies and (B) releases of technologies and software to foreign nationals located in the United States and abroad (“Export Approvals”), (ii) each of the Company and the Company Subsidiaries is in compliance with the terms of all applicable Export Approvals, (iii) there are no pending or, to the Company’s knowledge, threatened claims against the Company or any Company Subsidiary with respect to such Export Approvals or export or re-export transactions, (iv) no Export Approvals for the transfer of export licenses to Acquiror are required, or if required, such Export Approvals are reasonably expected to be obtained expeditiously without material cost; and (v) Section 2.9(b) of the Disclosure Schedule sets forth the true, correct and complete export control classifications applicable to the Company’s and the Company Subsidiaries’ products, services, software and technologies.

(c)FCPA.  Neither the Company nor any Company Subsidiary (including any of their Company Employees or other agents, distributors, or other Persons acting on their behalf) has, directly or indirectly, taken any action which would cause the Company or any Company Subsidiary to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder or any similar anti-corruption or anti-bribery Legal Requirements applicable to the Company or any Company Subsidiary in any jurisdictions other than the United States (in each case, as in effect at the time of such action) (collectively the “FCPA”), used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly, or made, offered or authorized any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly.

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

2.10Real Property.

(a)Neither the Company nor any Company Subsidiary owns any real property, nor has the Company or any Company Subsidiary ever owned any real property.  Section 2.10 of the Disclosure Schedule sets forth a list of all real property currently leased, subleased or licensed by or from the Company or any Company Subsidiary or otherwise used or occupied by the Company or any Company Subsidiary for the operation of their respective businesses (the “Leased Real Property”), the name of the lessor, licensor, sublessor, master lessor and/or lessee, the date and term of the lease, license, sublease or other occupancy right and each amendment, termination or modification thereto, the size of the premises and the aggregate annual rental payable thereunder.  The Company or a Company Subsidiary currently occupies all of the Leased Real Property for the operation of its business.  There are no other parties occupying, or, to the Company’s knowledge, with a right to occupy, the Leased Real Property.

(b)The Company has made available to Acquiror true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, to which the Company or any Company Subsidiary is a party, including all amendments, terminations and modifications thereof (“Lease Agreements”), and there are no other Lease Agreements for real property to which the Company or any Company Subsidiary is bound.  All such Lease Agreements are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default, rent past due or event of default.  Within the past three (3) years, neither the Company nor any Company Subsidiary has received any written notice of a default, alleged failure to perform, or any offset or counterclaim with respect to any such Lease Agreement, which has not been fully remedied and withdrawn.

(c)Neither the Company nor any Company Subsidiary owes brokerage commissions or finders’ fees with respect to any such Leased Real Property or would owe any such fees if any existing Lease Agreement were renewed pursuant to any renewal options contained in such Lease Agreements.  Each of the Company and the Company Subsidiaries has performed in all material respects all of its obligations under any termination agreements pursuant to which it has terminated any leases, subleases, licenses or other occupancy agreements for real property that are no longer in effect and has no continuing liability with respect to such terminated agreements.  The Leased Real Property is in good operating condition and repair in all material respects, is maintained in a manner consistent with standards generally followed with respect to similar properties, and is suitable for the conduct of the business of the Company and the Company Subsidiaries as currently conducted.  Neither the operation of the Company or any Company Subsidiary on the Leased Real Property nor, to the Company’s knowledge, such Leased Real Property, including the improvements thereon, violate in any material respect any applicable building code, zoning requirement or statute relating to such property or operations thereon, and any such non-violation is not dependent on so-called non-conforming use exceptions.  To the Company’s knowledge, there are no Legal Requirements which could require the Company or any Company Subsidiary to make any expenditures in excess of $50,000 to modify or improve such Leased Real Property to bring it into compliance therewith.  The Company and the Company Subsidiaries shall not be required to expend more than $25,000 in the aggregate under all Lease Agreements to restore the Leased Real Property at the end of the term of the applicable Lease Agreement to the condition required under the Lease Agreement (assuming the conditions existing in such Leased Real Property as of the Agreement Date and as of the Closing).

2.11Tangible Property.

(a)The Company and the Company Subsidiaries have good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of their material tangible

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Encumbrances, except (i) as reflected in the Current Balance Sheet and (ii) Permitted Encumbrances for current Taxes not yet due and payable.

(b)The equipment owned or leased by the Company and the Company Subsidiaries (i) is adequate for the conduct of the business of the Company and the Company Subsidiaries as currently conducted, and (ii) is in good operating condition, subject to normal wear and tear.

2.12Company Financial Statements.

(a)Section 2.12 of the Disclosure Schedule sets forth the Company’s (i) audited consolidated balance sheets as of, and the related audited consolidated statements of operations, stockholders’ equity and cash flows of the Company for the fiscal years ended June 30, 2016 and June 30, 2015, and (ii) unaudited consolidated balance sheet as of March 31, 2017, and the related unaudited consolidated statement of income and cash flow for the nine (9) months then ended (collectively, the “Unaudited Financial Statements” and, together with the financial statements referred to in item (i), collectively, the “Company Financial Statements”).  The Company Financial Statements (x) are true and correct in all material respects, (y) have been prepared (solely with respect to the Unaudited Financial Statements, in all material respects) in accordance with GAAP consistently applied through the periods indicated and consistent with each other (except that the Unaudited Financial Statements do not contain footnotes and other presentation items that may be required by GAAP), and (z) present fairly the financial condition of the Company and the Company Subsidiaries at the date or dates therein indicated and the results of operations and cash flows for the period or periods therein specified, subject, in the case of the Unaudited Financial Statements, to normal year-end adjustments, which are not material in amount or significance in any individual case or in the aggregate.  The Company’s unaudited consolidated balance sheet as of March 31, 2017 (the “Company Balance Sheet Date”) is referred to hereinafter as the “Current Balance Sheet”.

(b)The Company and each of the Company Subsidiaries maintains accurate business records, financial books and records, personnel records, legers, sales accounting records, Tax records and related work papers and other books and records (collectively the “Books and Records”) reflecting their respective assets and liabilities and maintains internal accounting controls that provide reasonable assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the Company’s financial statements in conformity with GAAP and to maintain accountability of their assets, (iii) access to their assets is permitted only in accordance with management’s authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  Neither the Company nor any Company Subsidiary has engaged in any material transaction or maintained any bank account except as reflected in its Books and Records.  The Books and Records (A) are in all material respects true, complete and correct, (B) have been maintained in accordance with the Company’s and the Company Subsidiaries’ business practices on a basis consistent with prior years, and (C) fairly reflect in all material respects the basis for the Company Financial Statements.

(c)All of the accounts receivable, whether billed or unbilled, of the Company and the Company Subsidiaries (i) arose in the ordinary course of business, (ii) are carried at values determined in accordance with GAAP consistently applied and as used in preparation of the Company Financial Statements for the fiscal year ended June 30, 2016, (iii) do not represent obligations for goods sold on consignment, on approval or on a sale or return basis, and (iv) are not subject to any repurchase or return arrangement.  None of the accounts receivable of the Company or any of its Subsidiaries are subject to any Encumbrance and no agreement for deduction or discount has been made with respect to any such

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

accounts receivable of the Company and its Subsidiaries.  Section 2.12(c) of the Disclosure Schedule sets forth the aging of the accounts receivable reflected on the Current Balance Sheet.

(d)Neither the Company nor any Company Subsidiary (including any current Company Employee thereof) has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company or any Company Subsidiary, (ii) any fraud, whether or not material, that involves any current Company Employee who has a role in the preparation of financial statements or the internal accounting controls utilized by the Company or the Company Subsidiaries or (iii) any claim or allegation regarding any of the foregoing.

(e)The Company and the Company Subsidiaries do not have any liability, indebtedness, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements in accordance with GAAP) required to be reflected in financial statements in accordance with GAAP, except for those which (i) have been reflected in the Current Balance Sheet, (ii) have arisen in the ordinary course of business consistent with past practice since the Company Balance Sheet Date and prior to the Agreement Date and are not material in amount or significance in any individual case or in the aggregate, or (iii) are not material to the Company and the Company Subsidiaries, taken as a whole.

2.13Activities Since the Company Balance Sheet Date.  Since the Company Balance Sheet Date, (i) the Company and the Company Subsidiaries have conducted their businesses in the ordinary course of business consistent with past practice, (ii) there has not occurred a Company Material Adverse Effect, (iii) neither the Company nor any of the Company Subsidiaries has suffered any loss, damage, destruction or other casualty affecting any of its material properties or assets, whether or not covered by insurance, and (iv) neither the Company nor any of the Company Subsidiaries has taken, caused or permitted any of the actions described in Section 4.2.

2.14Financial Advisors.  Except as set forth on Section 2.14(i) of the Disclosure Schedule, neither the Company nor any Company Subsidiary has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with this Agreement, the Company Related Agreements, the Merger or any of the other transactions contemplated by the foregoing, nor will Acquiror or the Company or any Company Subsidiary incur, directly or indirectly, any such liability based on arrangements made by or on behalf of the Company, any Company Subsidiary, or any Company Securityholder.  Section 2.14(ii) of the Disclosure Schedule sets forth a true and complete description of all Transaction Expenses that may be incurred or otherwise become payable after the Effective Time (including as a result of the Total Earnout Consideration (if any) becoming payable in accordance with the terms of this Agreement), including a summary of the circumstances in which such Transaction Expenses may become incurred or otherwise payable (the “Listed Transaction Expenses”).

2.15Insurance.  Section 2.15 of the Disclosure Schedule lists a summary of all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company and the Company Subsidiaries, including the type of coverage, the carrier, the amount of coverage, the term and the annual premiums of such policies.  There is no claim by the Company or the Company Subsidiaries pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed.  In addition, there is no pending claim of which its total value (inclusive of defense expenses) would reasonably be expected to exceed the policy limits.  All premiums due and payable under all such policies and bonds have been paid, (or if installment payments are due, will be paid if incurred prior to the Closing Date) and the Company and the Company Subsidiaries are otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage).  To the Company’s knowledge

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

there is no threatened termination of, or premium increase with respect to, any of such policies.  None of the Company, the Company Subsidiaries nor any Affiliate of either has ever maintained, established, sponsored, participated in or contributed to any self-insurance plan.

2.16Tax Matters.  Except as set forth on Schedule 2.16:

(a)The Company and the Company Subsidiaries have timely filed all income and other material Tax Returns required by Legal Requirements.  All such Tax Returns are true and complete in all material respects.  The Company and the Company Subsidiaries have timely paid all Taxes and other assessments they are required to pay (whether or not shown on any Tax Return).  The Company and the Company Subsidiaries have withheld or collected from each payment made to each of their employees and other third parties the amount of all Taxes required to be withheld or collected therefrom, including but not limited to, U.S. federal income and excise Taxes,  Federal Insurance Contribution Act Taxes and Federal Unemployment Tax Act Taxes, and other payroll taxes required under applicable Legal Requirements, and has paid the same to the proper Tax Authority or authorized depositories.

(b)There is no Tax deficiency outstanding, assessed or proposed against the Company or any Company Subsidiary, nor has the Company or any Company Subsidiary executed any outstanding waiver of any statute of limitations on or extension of the period for the assessment or collection of any Tax.  No audit or other examination of any Tax Return of the Company or any Company Subsidiary is presently in progress, nor has the Company or any Company Subsidiary been notified in writing of any request for such an audit or other examination.  No adjustment relating to any Tax Return filed by the Company or any Company Subsidiary has been proposed in writing by any Tax Authority to the Company or any Company Subsidiary or any representative thereof.  No claim has been made in writing by a Tax Authority in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c)The Company and the Company Subsidiaries had no liabilities for unpaid Taxes as of the Company Balance Sheet Date that have not been accrued or reserved on the Company Financial Statements, whether asserted or unasserted, contingent or otherwise, and the Company and the Company Subsidiaries have not incurred any liability for Taxes since the Company Balance Sheet Date other than in the ordinary course of business.

(d)The Company has made available to Acquiror or its legal counsel or accountants copies of all Tax Returns for the Company and the Company Subsidiaries filed for all periods since January 1, 2013.

(e)There are (and immediately following the Effective Time there will be) no Encumbrances on the assets of the Company or any Company Subsidiary relating to or attributable to Taxes.

(f)Neither the Company nor any Company Subsidiary is, or has been at any time during the applicable period, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(g)Neither the Company nor any Company Subsidiary (i) has ever been a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated federal income Tax Return (other than a group the common Acquiror of which was Company), (ii) has ever been a party to any Tax sharing, indemnification or allocation agreement, excluding for this purpose agreements entered into in the ordinary course of business, the primary purpose of which does not relate to Taxes (for example, a lease or a credit agreement), nor does the Company or any of its Subsidiaries owe any amount

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

for Taxes under any such agreement, (iii) has any liability for the Taxes of any person other than the Company or the Company Subsidiaries under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or non-U.S. Legal Requirement, including any arrangement for group or consortium relief or similar arrangement), as a transferee or successor, by contract, by operation of law or otherwise or (iv) is a party to any joint venture, partnership or other agreement that could be treated as a partnership for Tax purposes.

(h)Within the past three (3) years, neither the Company nor any Company Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for Tax-free treatment under Section 355 of the Code.

(i)The Company and the Company Subsidiaries have not engaged in a reportable transaction under Treas. Reg. § 1.6011-4(b), including any transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a Tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treas. Reg. § 1.6011-4(b)(2).

(j)The Company and the Company Subsidiaries use the accrual method of accounting for income Tax purposes.

(k)The Company and the Company Subsidiaries are in compliance in all material respects with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or Order (each, a “Tax Incentive”).  The consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax Incentive.

(l)The Company and the Company Subsidiaries are not subject to Tax in any country other than its country of incorporation or formation by virtue of having a permanent establishment or other place of business in that country.

(m)The Company and the Company Subsidiaries are in compliance in all material respects with all applicable transfer pricing Legal Requirements, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company and the Company Subsidiaries.  All intercompany arrangements have been adequately documented, and such documents have been duly executed, in a timely manner. The prices for any property or services (or for the use of any property) provided by or to the Company are arm’s length prices for purposes of all applicable transfer pricing Legal Requirements, including Treasury Regulations promulgated under Section 482 of the Code.

(n)The Company and the Company Subsidiaries will not be required to include any income or gain or exclude any deduction or loss from income for any taxable period or portion thereof after the Closing as a result of any (i) change in method of accounting made prior to the Closing, (ii) closing agreement under Section 7121 of the Code executed prior to the Closing, (iii) deferred intercompany gain or excess loss account under Treasury Regulations under Section 1502 of the Code in connection with a transaction consummated prior to the Closing (or in the case of each of (i), (ii) and (iii), under any similar provision of applicable Legal Requirements), (iv) installment sale or open transaction disposition consummated prior to the Closing, (v) prepaid amount received prior to the Closing or (vi) Code Section 108(i) election made prior to the Closing.

(o)There is no agreement, plan, arrangement or other Contract covering any current or former employee or other service provider of the Company or any Company Subsidiary or to which the

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound that, considered individually or considered collectively with any other such agreements, plans, arrangements or other Contracts, will, or could reasonably be expected to, as a result of the transactions contemplated hereby (whether alone or upon the occurrence of any additional or subsequent events), give rise directly or indirectly to the payment of any amount that could reasonably be expected to be non‑deductible under Section 162 of the Code (or any corresponding or similar provision of state, local or foreign Tax Legal Requirements) or characterized as a “parachute payment” within the meaning of Section 280G of the Code (or any corresponding or similar provision of state, local or foreign Tax Legal Requirements).  Section 2.16(o) of the Disclosure Schedule lists each Person who the Company reasonably believes is, with respect to the Company, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), as determined as of the Agreement Date.

(p)Neither the Company nor any Company Subsidiary is party to any Contract, agreement, plan or arrangement that constitutes a “nonqualified deferred compensation plan” subject to Section 409A of the Code and the regulations and other guidance promulgated thereunder.  Neither the Company nor any Company Subsidiary is a party to, or otherwise obligated under, any Contract, agreement, plan or arrangement that provides for the Company or any Company Subsidiary to pay a Tax gross-up, equalization or reimbursement payment to any service provider, including, without limitation, with respect to any Tax-related payments under Sections 280G or 409A of the Code.  Each Company Employee Plan and each other Contract, agreement, plan, program and arrangement maintained, established or entered into by the Company or any Company Subsidiary that constitutes a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has since (i) January 1, 2005 been maintained and operated in good faith compliance with Section 409A of the Code or an available exemption therefrom, and (ii) January 1, 2009, been in documentary and operational compliance with Section 409A of the Code or an available exemption therefrom.  None of the Company, any Company Subsidiary or Acquiror has incurred or will incur any liability or obligation to withhold or report Taxes under Section 409A of the Code with respect to any Company Options or any amounts deemed to be compensation subject to Section 409A of the Code.

(q)(i) Each Company Option was granted with a per share exercise price that is at least equal to the fair market value of the Company Common Stock on the date such Company Option was granted, (ii) no Company Option has a feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such Company Option, stock appreciation right or other similar right; (iii) no Company Option was granted under or intended to comply with a tax-favored program registered with a Governmental Entity outside the United States; (iv) to the extent a Company Option was granted after December 31, 2004, it was granted with respect to a class of stock of the Company that is “service recipient stock” (within the meaning of Section 409A and the proposed or final regulations or other Internal Revenue Service guidance issued with respect thereto); and (v) each Company Option has been properly accounted for in accordance with GAAP in the Company Financial Statements.

2.17Material Contracts.

(a)Section 2.17(a) of the Disclosure Schedule identifies, in each subpart that corresponds to the subsection listed below, any Contract, (x) to which the Company or any Company Subsidiary is a party, (y) by which the Company or any Company Subsidiary or any of their assets is bound or under which the Company or any Company Subsidiary has any obligation, or (z) under which the Company or any Company Subsidiary has any right or interest:

(i)that is with a Top Customer, Top Supplier, or Top Publisher;

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(ii)In-Licenses;

(iii)Out-Licenses;

(iv)pursuant to which the Company or any Company Subsidiary has been appointed a partner, reseller or distributor and that contemplates or involves the payment or delivery of cash or other consideration (A) in an amount or having a value in excess of $60,000 in any calendar year or (B) any lesser amount if the Contracts disclosed under clause (A) of this Section 2.17(a)(iv) do not account for more than seventy percent (70%) of the total revenues of the Company and the Company Subsidiaries, taken as a whole, during each of the last three calendar years (the “Contract Revenue Threshold”); provided that the Contracts to be disclosed under clause (B) of this Section 2.17(a)(iv) shall be limited to those Contracts necessary to meet the Contract Revenue Threshold (such contracts to be included in descending order based upon the value attributable thereto);

(v)pursuant to which the Company or any Company Subsidiary has appointed another party as a partner, reseller, or distributor and that contemplates or involves the payment or delivery of cash or other consideration (A) in an amount or having a value in excess of $100,000 in any calendar year or (B) any lesser amount if the Contracts disclosed under (A) of this Section 2.17(a)(iv) do not account for more than eighty percent (80%) of the total expenditures of the Company and the Company Subsidiaries, taken as a whole, during each of the last three calendar years, in each case, excluding expenditures on account of Company Employees (the “Expenditure Threshold”); provided that the Contracts to be disclosed under clause (B) of this Section 2.17(a)(iv) shall be limited to those Contracts necessary to meet the Expenditure Threshold (such contracts to be included in descending order based upon the value attributable thereto);

(vi)pursuant to which the Company or any Company Subsidiary is bound that provides for any most favored nation or similar terms;

(vii)pursuant to which the Company or any Company Subsidiary is bound to, or has committed to provide or license, any Company Intellectual Property to any third party on an exclusive basis or to acquire or license any product or service on an exclusive basis from a third party;

(viii)imposing any restriction on the right or ability of the Company or any Company Subsidiary (or that would purport to limit the freedom of Acquiror or any of its Affiliates): (A) to engage in any business practices; (B) to compete with any other Person or to engage in any line of business, market or geographic area, or to sell, license, manufacture or otherwise distribute any of its technology or products, or from providing services, to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market; (C) to solicit the employment of, or hire, any potential employees, consultants or independent contractors; (D) to acquire any product, property or other asset (tangible or intangible), or any services, from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person; or (E) to develop or distribute any technology or exploit any Intellectual Property Rights;

(ix)(A) pursuant to which the Company or any Company Subsidiary has agreed to a covenant not to sue or (B) pursuant to which Company or Company Subsidiaries agrees to transfer or assign Intellectual Property Rights;

(x)any development, joint development or outsourced development agreement involving the development of Intellectual Property Rights pertaining to the Company Products;

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

(xi)set forth or required to be set forth in the Disclosure Schedule pursuant to Section 2.10 (or any subsection thereof);

(xii)relating to capital expenditures and involving future payments in excess of $50,000;

(xiii)relating to the settlement of any Action;

(xiv)relating to (A) the disposition or acquisition of material assets or any material interest in any Person or business enterprise or (B) the acquisition, issuance or transfer of any securities of another Person;

(xv)relating to any mortgages, indentures, guarantees, pledges or performance or completion bonds, indemnity or surety arrangements, loans or credit agreements, security agreements or other Contracts or instruments relating to Indebtedness or extension of credit or the creation of any Encumbrance with respect to any asset of the Company or any Company Subsidiary;

(xvi)creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities, including any agreements requiring the Company or any Company Subsidiaries to pay royalties;

(xvii)that was entered into outside the ordinary course of business of the Company or any Company Subsidiary and that contemplates or involves the payment or delivery of cash or other consideration in an amount or having a value in excess of $50,000 in any calendar year;

(xviii)that has a term of more than one year and that may not be terminated by the Company or any Company Subsidiary (without penalty or any post-termination support, maintenance, engineering or similar obligations) within sixty (60) days after the delivery of a termination notice by the Company or any Company Subsidiary;

(xix)Lease Agreements; or

(xx)that contemplates or involves: (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $100,000 in the aggregate; or (B) the performance of services having a value in excess of $100,000 in the aggregate.

(b)The Company has made available true, correct and complete copies of all written Material Contracts, including all amendments or modifications thereto.  Section 2.17(b) of the Disclosure Schedule provides an accurate description of the terms of each Material Contract that is not in written form.  Each Material Contract is valid and in full force and effect and binding on all parties thereto in accordance with its terms, subject to Legal Requirements of general application relating to bankruptcy, insolvency and the relief of debtors, and rules of law governing specific performance, injunctive relief and other equitable remedies.  Neither the Company nor any Company Subsidiary has violated or breached in any material respect, or committed any default under, any Material Contract, and, to the knowledge of the Company, no other Person has violated or breached in any material respect, or committed any default under, any such Contract.  To the knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to:  (i) result in a violation or breach of any of the provisions of any Material Contract by the Company or any Company Subsidiary, or, to the knowledge of the Company, any other Person that is a party to a Material Contract; (ii) give any Person the right to declare a default or exercise any remedy against the Company or any Company Subsidiary under any Material Contract;

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

(iii) give any Person (other than the Company or any Company Subsidiary) the right to accelerate the maturity or performance of any Material Contract; or (iv) give any Person (other than the Company or any Company Subsidiary) the right to cancel, terminate or modify any Material Contract.  Within the past three (3) years, neither the Company nor any Company Subsidiary has received any written notice or, to the Company’s knowledge, any non-written communication regarding any actual or possible violation or breach of, or default under, any Material Contract.  Neither the Company nor any Company Subsidiary has waived any of its material rights under any Material Contract.  “Material Contracts” means any Contract required to be disclosed in Section 2.17(a) of the Disclosure Schedule and any Contract entered into after the Agreement Date and prior to Closing that would have been required to be disclosed in Section 2.17(a) of the Disclosure Schedule if such Contract had been entered into on or prior to the Agreement Date.

2.18Employee Benefit Plans and Compensation.

(a)Section 2.18(a) of the Disclosure Schedule contains a complete and accurate list of each employment, consulting, compensation, incentive or deferred compensation, severance, relocation, retention, transaction, change in control, termination, retirement, pension, supplemental retirement, deferred compensation, excess benefit, profit-sharing, bonus, incentive, performance award, stock option, restricted stock, deferred stock, phantom stock or other equity or equity-linked, savings, life, vacation, paid-time-off, cafeteria, insurance, flex spending, tuition, medical, health, welfare, disability, death, fringe benefit or other employee compensation or benefit plan, program, policy, practice, commitment, agreement, arrangement or Contract, including, in each case, each “employee benefit plan” within the meaning of Section 3(3) of the ERISA (whether or not subject to ERISA) or any other employee benefits plan under any other applicable Legal Requirement which is or has been maintained, contributed to, participated in, sponsored by or required to be contributed to by the Company or any ERISA Affiliate thereof or with respect to which the Company or any ERISA Affiliate thereof has or may have any liability or obligation, whether actual or contingent (collectively, the “Company Employee Plans”).  Section 2.18(a) of the Disclosure Schedule does not need to include offer letters that do not differ materially from the Company’s standard form provided to Acquiror and that are terminable “at-will” without severance or benefit obligations.  The Company and the Company Subsidiaries have no written or unwritten commitment to establish any new Company Employee Plan or modify any existing Company Employee Plan.

(b)Documents.  The Company has made available to Acquiror true, correct and complete copies, as applicable, of (i) each Company Employee Plan including all amendments thereto and all related trust documents (and descriptions of the material terms of any such plan that is not in writing), (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required to be filed in connection with each Company Employee Plan, (iii) if the Company Employee Plan is funded, the most recent annual and periodic accounting of such Company Employee Plan assets, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, (v) all material written agreements and contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts, (vi) all material communications to any current Company Employee relating to any Company Employee Plan, including all communications relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any liability to the Company or any Company Subsidiary, (vii) all correspondence to or from any Governmental Entity relating to any Company Employee Plan other than routine correspondence in the normal course of operations of such Company Employee Plan, (viii) policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan, (ix) all discrimination tests for each Company Employee Plan for the three most recent plan years, and (x) the most recent Internal

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

Revenue Service (or any other applicable Tax Authority) determination or opinion letter issued with respect to each Company Employee Plan, if applicable.

(c)Compliance.  The Company and the Company Subsidiaries have performed all obligations required to be performed by them under, are not in default or violation of, and, as of the Agreement Date, the Company does not have any knowledge of any material default or violation by any other party to, any Company Employee Plan, and each Company Employee Plan has been established and maintained in accordance with its terms and in material compliance with all applicable Legal Requirements, including, without limitation, ERISA and the Code.  Each Company Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code and nothing has occurred since the date of such letter that has or is reasonably likely to affect such qualification.  Each trust established in connection with any Company Employee Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and no fact or event has occurred that would reasonably be expected to adversely affect the exempt status of any such trust.  No lien has been imposed under the Code or ERISA with respect to any Company Employee Plan.  No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan.  There are no actions, suits or claims pending or, to the knowledge of the Company or any ERISA Affiliate, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan.  Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Acquiror, the Company or any ERISA Affiliate (other than ordinary administration expenses).  There are no audits, inquiries or proceedings pending or, to the knowledge of the Company or any ERISA Affiliates, threatened by any Governmental Entity with respect to any Company Employee Plan.  Neither the Company nor any ERISA Affiliate is subject to any penalty or Tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.  The Company and the Company Subsidiaries have timely made all contributions and other payments required by and due under the terms of each Company Employee Plan.

(d)Effect of Transaction.  Except as set forth in Section 2.18(d) of the Disclosure Schedule, the execution of this Agreement and the consummation of the Merger and other Transactions will not (either alone or upon the occurrence of any additional or subsequent events) result in or entitle any Person to any payment, acceleration, forgiveness of indebtedness, vesting, distribution, increase in compensation or benefits or obligation to fund benefits.

(e)No Pension Plan.  No Company Employee Plan is, and neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, a pension plan subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.  Neither the Company nor any ERISA Affiliate has incurred or could reasonably be expected to incur any liability pursuant to Title I or Title IV of ERISA (including any controlled group liability) or the penalty, excise Tax or joint and several liability provisions of the Code, whether contingent or otherwise.

(f)No Self-Insured Plan.  Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to any self-insured plan that provides benefits to Company Employees (including any such plan pursuant to which a stop loss policy or contract applies). The obligations of all Company Employee Plans that provide health, welfare or similar insurance are fully insured by bona fide third-party insurers.  Except as set forth in Section 2.18(f) of the Disclosure Schedules, no Company Employee Plan is maintained through a human resources and benefits outsourcing entity, professional employer organization, or other similar vendor or provider.

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

(g)Collectively Bargained, Multiemployer and Multiple Employer Plan.  No Company Employee Plan is, and at no time has the Company or any ERISA Affiliate contributed to or been obligated to contribute to a multiemployer plan (as defined in Section 3(37) of ERISA).  No Company Employee Plan is, and neither the Company nor any ERISA Affiliate has at any time ever maintained, established, sponsored, participated in or contributed to (i) a multiple employer plan or to any other plan described in Section 413 of the Code or (ii) a multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA).

(h)No Post Employment Obligations.  Neither the Company nor any ERISA Affiliate has any obligation or liability to provide, whether under any Company Employee Plan or otherwise, any post termination or retiree life insurance, health or other employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable state Legal Requirement.

(i)International Employee Plans.  Section 2.18(i) of the Disclosure Schedule contains a complete and accurate list of each International Employee Plan.  With respect to each International Employee Plan: (i) such International Employee Plan is and has been established, administered and maintained at all times in material compliance with its terms and all applicable Legal Requirements of each jurisdiction in which such International Employee Plan is maintained; (ii) all contributions to, and payments from, such International Employee Plan which may have been required to be made in accordance with the terms of such International Employee Plan, and the applicable Legal Requirements of the jurisdiction in which such International Employee Plan is maintained, have been timely made or accrued; (iii) the Company and each ERISA Affiliate has complied with all applicable reporting and notice requirements, and such International Employee Plan has obtained from the Governmental Entity having jurisdiction with respect to such International Employee Plan any required determinations, if any, that such International Employee Plan is in compliance with all applicable Legal Requirements of the relevant jurisdiction if such determinations are required in order to give effect to such International Employee Plan; (iv) there are no pending investigations by any Governmental Entity involving such International Employee Plan, and no pending claims (except for claims for benefits payable in the ordinary course), suits or proceedings against such International Employee Plan or asserting any rights or claims to benefits under such International Employee Plan and to the knowledge of the Company or any ERISA Affiliate are any such investigations, claims, suits or proceedings reasonably anticipated; (v) the consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) create or otherwise result in any liability with respect to such International Employee Plan; and (vi) except as required by applicable Legal Requirements, no condition exists that would prevent the Company or any Company Subsidiary from terminating or amending any International Employee Plan at any time for any reason in accordance with the terms of each such International Employee Plan without the payment of any fees, costs or expenses (other than the payment of benefits accrued on the Company Balance Sheet and any normal and reasonable expenses ordinarily incurred in a termination event). There has been no amendment to, written interpretation of or announcement (whether or not written) by the Company or any Company Subsidiary relating to, or change in employee participation or coverage under, any International Employee Plan that would reasonably be expected to materially increase the expense of maintaining such International Employee Plan above the level of expense incurred in respect thereof for the most recent fiscal year ended prior to the Agreement Date. No International Employee Plan has unfunded liabilities that will not be offset by insurance or that are not fully accrued on the Company Financial Statements.

(j)Employment Matters.  Each of the Company and the Company Subsidiaries has complied in all material respects with its own policies, practices, handbooks, work rules, and internal regulations and all applicable Legal Requirements, judgments or arbitration awards of any court, arbitrator or any Governmental Entity, extension orders and binding customs respecting labor and

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

employment, including Legal Requirements relating to employment practices, terms and conditions of employment, discrimination, disability, fair labor standards, workers compensation, wrongful discharge, immigration, occupational safety and health, family and medical leave, wages and hours (including overtime wages), worker classification, equal opportunity, pay equity, meal and rest periods, and employee terminations, or the equivalent under applicable Legal Requirements, and in each case, with respect to any Company Employee: (i) has withheld and reported all amounts required by Legal Requirement or by agreement to be withheld and reported with respect to wages, salaries and other payments to Company Employees, (ii) is not liable for any arrears of wages, bonuses, commissions, fees, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, social security, other payroll taxes or other benefits or obligations for Company Employees (other than routine payments to be made in the normal course of business and consistent with past practice); and (iv) paid all sums due for wages, contributions, premiums and other payments due or required to be paid in connection with each International Employee Plan.  There are no actions, suits, claims or administrative matters pending or threatened or, to the knowledge of the Company, reasonably anticipated against the Company or any Company Subsidiary with respect to any Company Employee or Company Employee Plan.  There are no pending or threatened or, to the knowledge of the Company, reasonably anticipated claims or actions against Company, any Company Subsidiary or any Company trustee under any worker’s compensation policy or long term disability policy.  Neither the Company nor any Company Subsidiary is party to a conciliation agreement, consent decree or other agreement or Order with any federal, state, or local agency or governmental authority with respect to employment practices.  The services provided by each of the Company’s and Company Subsidiaries’ Employees in the United States are terminable at the will of the Company or the Company Subsidiaries, as applicable, and outside the United States are terminable in compliance with applicable Legal Requirements, and any such termination would result in no liability to the Company or any Company Subsidiary.  Section 2.18(j) of the Disclosure Schedule lists all liabilities of the Company and the Company Subsidiaries to any Company Employee that may result from the termination by the Company, any Company Subsidiary or Acquiror of such Company Employee’s employment or provision of services, a change in control of the Company or any Company Subsidiary, or a combination thereof.  The Company and the Company Subsidiaries have no material liability with respect to any misclassification of (x) any Person as an independent contractor rather than as an employee (or the equivalent under applicable Legal Requirements); (y) except (if at all) as set forth in Section 2.18(a) of the Disclosure Schedule, any Company Employee leased from another employer (or the equivalent under applicable Legal Requirements); or (z) any Company Employee currently or formerly classified as exempt from overtime wages (or the equivalent under applicable Legal Requirements).

(k)Labor Matters.  Neither the Company nor any Company Subsidiary is a party to any collective bargaining agreements, union contract or other agreements with any union, works council, employee representative or other labor organization or group of employees with respect to Employees, and, to the Company’s knowledge there are no labor unions, works councils, employee representatives or other organizations representing, purporting to represent or attempting to represent, any employee, or group of employees, of the Company or any Company Subsidiary.  No collective bargaining agreement, union contract or any other agreement with any union, works council, employee representative or other labor organization or group of employees is being negotiated by the Company or any Company Subsidiary.  Neither the Company nor any Company Subsidiary has experienced any strikes, labor disputes, concerted refusal to work overtime, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of the Company or any Company Subsidiary and to the Company’s knowledge such conduct is not being threatened.  Neither the Company nor any Company Subsidiary has engaged in any unfair labor practices within the meaning of the National Labor Relations Act or similar Legal Requirement.  The Company has no knowledge of any activities or proceedings of any labor union, works council, employee representative or other labor organization or group of employees to organize any

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current Company Employees.  There are no actions, suits, claims, labor disputes or grievances pending or to the Company’s knowledge threatened or, to the knowledge of the Company, reasonably anticipated regarding any labor matters involving any Company Employee, including charges of unfair labor practices under any applicable Legal Requirement or otherwise.

(l)Work Authorizations.   Current Company Employees are authorized and have appropriate documentation to work in the jurisdiction in which they are working.  Section 2.18(l) of the Disclosure Schedule sets forth an accurate and complete list of the following: (i) all United States based current Company Employees who are not U.S. citizens or permanent residents and (ii) all current Company Employees based outside of the United States that are not citizens or permanent residents of the jurisdiction in which they perform services.  Each of the United States based current Company Employees required to be listed on Section 2.18(m) of the Disclosure Schedule is authorized under applicable immigration Legal Requirements to work in his or her current position for the Company or Company Subsidiary and each non-U.S.-based current Company Employee required to be listed on Section 2.18(l) of the Disclosure Schedule is authorized under applicable Legal Requirements to work in his or her current positions for the Company or Company Subsidiary.

(m)Warn Act.  In the three years prior to the Agreement Date, neither the Company nor any Company Subsidiary has taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the Worker Administration and Retraining Notification Act (“WARN”) or similar state or local Legal Requirement, issued any notification of a plant closing or mass layoff required by WARN or similar state or local Legal Requirement, or incurred any liability or obligation under WARN or any similar state or local Legal Requirement that remains unsatisfied.  The Company is not planning any terminations prior to the Closing which would trigger any notice or other obligations under WARN or any similar state or local Legal Requirement.

(n)Company Employees.  Section 2.18(n) of the Disclosure Schedule contains a complete and accurate list of Company Employees as of the Agreement Date who are employed or engaged by the Company or any Company Subsidiary and shows with respect to each such Person (i) the Person’s name, position held, work location, base salary or hourly wage rate, as applicable, including each Person’s designation as either exempt or non-exempt from the overtime requirements of the Fair Labor Standards Act and applicable state and local wage Legal Requirements, Company Options held, and all other remuneration payable and other benefits provided or which the Company and the Company Subsidiaries are bound to provide (whether at present or in the future) to each such Person, or any Person connected with any such person, and includes, if any, particulars of all profit sharing, incentive and bonus arrangements to which the Company and the Company Subsidiaries are a party, whether legally binding or not, (ii) the date of hire, (iii) vacation eligibility for the current calendar year (including accrued vacation from prior years), (iv) leave status (including type of leave, expected return date for non-disability related leaves and expiration dates for disability leaves), (v) visa status, (vi) the name of any union, works council, employee representative or other labor organization or group of employees, collective bargaining agreement or other similar labor agreement covering such Company Employee, (vii) accrued sick days for current calendar year, (viii) relevant prior notice period required in the event of termination, (ix) eligibility to Company car or travel expenses, (x) any severance or termination payment (in cash or otherwise) to which any Person could be entitled, and (xi) average over-time payments per month during the preceding twelve-month period.  To the knowledge of the Company, no Person listed on Section 2.18(n) of the Disclosure Schedule has indicated, whether verbally or in writing to the Company, that he/she is, or will be prior to the Closing, terminating his or her employment for any reason.

(o)Company Contractors.  Section 2.18(o) of the Disclosure Schedule contains a true, correct and complete list of (i) all current independent contractors, Persons that have a consulting or advisory relationship with the Company or any Company Subsidiary, and Persons engaged by the

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Company or a Company Subsidiary through a third party agency and (ii) the location at which such independent contractors, consultants, advisors and Persons have been or are providing services; (iii) the rate of all regular, bonus or any other compensation payable to such independent contractors, consultants, advisors, and Persons; and (iv) the start and termination date of any agreement binding any Person that has a consulting or advisory relationship with the Company or any Company Subsidiary.  Except as set forth in such written agreements or otherwise set forth on Section 2.18(o) of the Disclosure Schedule, all such independent contractors, consultants and advisors to the Company or any Company Subsidiary can be terminated immediately and without notice or liability on the part of the Company or a Company Subsidiary.

2.19Environmental and Safety Legal Requirements.  Neither the Company nor any Company Subsidiary has released any amount of any Hazardous Material.  No Hazardous Materials are present in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company or any Company Subsidiary has at any time owned, operated, occupied or leased.  Neither the Company nor any Company Subsidiary has transported, stored, used, manufactured, disposed of, released or exposed their employees or others to Hazardous Materials in violation of any Legal Requirement or in a manner that would result in liability to the Company or any Company Subsidiary, nor has the Company or any Company Subsidiary disposed of, transported, sold, or manufactured any product containing a Hazardous Material (any or all of the foregoing being collectively referred to herein as “Hazardous Materials Activities”) in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

2.20Top Customers and Suppliers.

(a)Section 2.20(a) of the Disclosure Schedule contains a true and correct list of the top twenty (20) currently active customers of the Company and the Company Subsidiaries, taken as a whole, ranked by revenues generated in connection with such customers for the calendar years ending December 31, 2015 and December 31, 2016 (each such customer, a “Top Customer”), and such applicable revenue.  Neither the Company nor any Company Subsidiary has received written notice, or to the Company’s knowledge, non-written communication that any Top Customer intends to cancel, or otherwise materially and adversely modify its relationship with the Company or any Company Subsidiary (whether related to payment, price or otherwise) on account of the transactions contemplated by this Agreement or otherwise.

(b)Section 2.20(b) of the Disclosure Schedule contains a true and correct list of the top ten (10) currently active suppliers and vendors of the Company and the Company Subsidiaries, taken as a whole, by dollar volume of sales and purchases, respectively, for the calendar years ending December 31, 2015 and December 31, 2016 (each such supplier, a “Top Supplier”).  Neither the Company nor any Company Subsidiary has received written notice, or to the Company’s knowledge, non-written communication that any Top Supplier intends to cancel, or otherwise materially and adversely modify its relationship with the Company or any Company Subsidiary (whether related to payment, price or otherwise) on account of the transactions contemplated by this Agreement or otherwise.

(c)Section 2.20(c) of the Disclosure Schedule contains a true and correct list of the top ten (10) currently active publishers of the Company and the Company Subsidiaries, taken as a whole, by dollar volume of revenue generated in connection with such publishers, respectively, for the calendar years ending December 31, 2015 and December 31, 2016 (each such publisher, a “Top Publisher”).  Neither the Company nor any Company Subsidiary has received written notice, or to the Company’s knowledge, non-written communication that any Top Publisher intends to cancel, or otherwise materially

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and adversely modify its relationship with the Company or any Company Subsidiary (whether related to payment, price or otherwise) on account of the transactions contemplated by this Agreement or otherwise.

2.21Interested Party Transactions.

(a)No officer, director, or Key Employee or, to the knowledge of the Company, Company Securityholder (nor any Affiliate or immediate family member of any of such Persons, or any trust, partnership or corporation in which any of such Persons has or has had an interest) (each, an “Interested Party”), has, directly or indirectly, (i) any interest in any Person that licensed or licenses from or to, purchased or purchases from, sold or sells or furnished or furnishes to the Company or any Company Subsidiary any Intellectual Property or goods or services or (ii) any interest in, or is a party to, any Contract to which the Company or any Company Subsidiary is a party; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an “interest in any Person” for purposes of this Section 2.21.

(b)All transactions pursuant to which any Interested Party has purchased any services, products, technology or intellectual property rights from, or sold or furnished any services, products, technology or intellectual property rights to, the Company or any Company Subsidiary have been on an arms-length basis on terms no less favorable in the aggregate to the Company or any Company Subsidiary than would be available from an unaffiliated party.

2.22Bank Accounts; Powers of Attorney.  Section 2.22 of the Disclosure Schedule sets forth a complete and correct list showing: (a) all banks in which the Company or a Company Subsidiary maintains a bank account or safe deposit box, together with, as to each such bank account, the account number, the names of all signatories thereof and, with respect to each such safe deposit box, the number thereof and the names of all Persons having access thereto; and (b) the names of all Persons holding powers of attorney from the Company or any Company Subsidiary.

2.23Complete Copies of Materials.  The Company has made available true and complete copies of each document (or summaries of the same) that has been requested by Acquiror or its counsel, including true and complete copies of all Material Contracts and all other Contracts and documents listed on the Disclosure Schedule.

2.24Representations Complete.  To the Company’s knowledge, none of the representations or warranties made by the Company (as modified by the Disclosure Schedule) in this Agreement or any Company Related Agreement, and none of the statements made in any exhibit, schedule or certificate furnished by the Company or any of its Representatives pursuant to this Agreement or any Company Related Agreement contains, or will contain at the Effective Time, any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

Article III

Representations and Warranties of Acquiror

Subject to such exceptions as are specifically set forth in the appropriate section, subsection or subclause of the Disclosure Schedule or in any other section, subsection or subclause of the Disclosure Schedule solely if and to the extent that it is readily apparent on the face of such disclosure that it applies to such other section, subsection or subclause of this Article III without reference to the documents

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referenced therein, Acquiror and Merger Sub each hereby represents and warrants to the Company as follows:

3.1Organization and Standing.  Acquiror and Merger Sub are each a corporation duly organized, validly existing and in good standing under the Legal Requirements of the State of Delaware.  Acquiror has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as currently conducted.

3.2Authority and Enforceability.  Acquiror and Merger Sub each has all requisite corporate power and authority to enter into this Agreement and all other agreements to be entered into by Acquiror or Merger Sub in connection with this Agreement and the Merger (“Acquiror Related Agreements”) and to consummate the Merger and the other transactions contemplated hereby and thereby.  The entry into and the execution and delivery by Acquiror and Merger Sub of this Agreement and any Acquiror Related Agreements to which it is a party and the consummation of the Merger and the other transactions contemplated hereby and thereby have been duly authorized by all necessary corporate and other action on the part of Acquiror and Merger Sub, and no further action is required on the part of Acquiror to authorize the Agreement and any Acquiror Related Agreements to which it is a party and the transactions contemplated hereby and thereby.  This Agreement and any Acquiror Related Agreements have been duly executed and delivered by Acquiror and Merger Sub, as applicable, and constitute the valid and binding obligations of Acquiror and Merger Sub, as applicable, enforceable against each such Person in accordance with their terms, subject to (a) applicable bankruptcy and other similar Legal Requirements affecting the rights of creditors generally and (b) Legal Requirements governing specific performance, injunctive relief and other equitable remedies.

3.3Governmental Approvals and Consents.  No Governmental Approval is required by or with respect to Acquiror or Merger Sub in connection with the execution and delivery of this Agreement and any Acquiror Related Agreements or the consummation of the Merger and the other transactions contemplated hereby and thereby, except for such consents, waivers, approvals, Orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws and state “blue sky” laws.

3.4No Conflicts.  The execution and delivery by Acquiror of this Agreement and the Acquiror Related Agreements to which it is a party, the performance of its obligations hereunder and thereunder, and the consummation of the Merger and the other transactions contemplated by this Agreement and the Acquiror Related Agreements to which it is a party, does not and will not Conflict with any Legal Requirement applicable to Acquiror or any of its properties or assets (whether tangible or intangible).

3.5Valid Issuance.  Assuming the accuracy of the Accredited Investor Questionnaires, the shares of Acquiror Common Stock to be issued to Company Securityholders in the Merger pursuant to the terms hereof, when issued as provided in this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, and will be free of Encumbrances and restrictions on transfer other than Encumbrances and restrictions on transfer under this Agreement and the Joinder Agreements, under applicable state and federal securities Legal Requirements, and any Encumbrances or restrictions imposed as a result of the nature or identity of the applicable Company Securityholder, and as otherwise set forth on Section 3.5 of the Disclosure Schedule.

3.6Financing.  Acquiror has and will have at Closing sufficient funds available to pay the Total Closing Cash Consideration and any expenses incurred by Acquiror in connection with the Merger and the other transactions contemplated by this Agreement and the Acquiror Related Agreements.

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3.7Operations of Merger Sub.  Merger Sub is wholly-owned directly by Acquiror, was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

3.8Tax Shelters.  Acquiror has no plan or intention to take any action or cause any action to be taken with respect to the Company or the Surviving Company subsequent to the Closing that would cause the transactions contemplated hereby to constitute part of a transaction that is an “Intermediary Transaction Tax Shelter” described in Internal Revenue Service Notice 2001-16, 2001-1 C.B. 730, and Internal Revenue Service Notice 2008-20 I.R.B. 2008-6 (January 17, 2008), and Internal Revenue Service Notice 2008-111 I.R.B. 1299 (December 1, 2008).

Article IV

Conduct Prior To The Effective Time

4.1Affirmative Conduct of Company Business.  During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement or the Effective Time, except to the extent that Acquiror shall otherwise consent or request in writing, the Company shall conduct the business of the Company and shall cause the Company Subsidiaries to conduct their respective businesses in the usual, regular and ordinary course consistent with past practice, including paying all Taxes of the Company and the Company Subsidiaries when due and payable (subject to Acquiror’s review and reasonable good faith comment prior to the filing of any Tax Returns), paying or performing all other obligations of the Company and the Company Subsidiaries when due and payable (including the timely withholding, collecting, remitting and payment of all Taxes required under Legal Requirement), and, to the extent consistent with such business, preserving intact the present business organizations of the Company and the Company Subsidiaries, keeping available the services of the current Company Employees, preserving the assets (including intangible assets) and properties of the Company and the Company Subsidiaries and preserving the relationships of the Company and the Company Subsidiaries with customers, suppliers, distributors, licensors, licensees, and others having business dealings with them, all with the goal of preserving the goodwill and ongoing businesses of the Company and the Company Subsidiaries through the Effective Time.

4.2Restrictions on Conduct of Company Business.  During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement or the Effective Time, except as expressly set forth in Section 4.2 of the Disclosure Schedule, the Company shall not (and shall ensure that each Company Subsidiary shall not), without the prior written consent of Acquiror, which consent shall not be unreasonably withheld, delayed or conditioned:

(a)cause or permit any modifications, amendments or changes to the Charter Documents or the Subsidiary Charter Documents (other than the Certificate Amendment);

(b)declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Company Capital Stock or the capital stock, limited liability interests, or other Equity Interests of any Company Subsidiary, or split, combine or reclassify any Company Capital Stock or the capital stock, limited liability interest, or other equity interest of any Company Subsidiary or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock or the capital stock, limited liability interest, or other equity interest of any Company Subsidiary, or directly or indirectly repurchase, redeem or otherwise acquire any shares of Company Capital Stock or the capital stock, limited liability interest, or other equity interest of any Company Subsidiary (or options, warrants or other rights convertible into, exercisable or exchangeable for Company Common Stock or the capital stock, limited liability interest, or other equity

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interest of any Company Subsidiary) except in accordance with the agreements evidencing Company Options and Company Warrants;

(c)issue, grant, deliver, sell or purchase any Company Capital Stock or equity-based awards (whether payable in cash, stock or otherwise) or the capital stock of any Company Subsidiary or any securities convertible into, exercisable or exchangeable for, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating any of them to issue or purchase any such shares or other convertible securities, except for the issuance of Company Common Stock pursuant to the exercise of Company Options and Company Warrants outstanding as of the date of this Agreement;

(d)form a subsidiary or acquire an interest in any corporation, association, joint venture, partnership or other business entity or division thereof;

(e)make any capital expenditure exceeding $50,000 in the aggregate;

(f)other than in the usual, regular and ordinary course consistent with past practice, (i) dispose of any assets (whether tangible or intangible) of the Company or any Company Subsidiary or (ii) acquire any assets of any business enterprise or division thereof;

(g)other than entering into agreements with customers in the usual, regular and ordinary course of business consistent with past practice, enter into any agreement, contract or commitment for the (i) sale, lease, license or transfer of any Company Intellectual Property or any agreement contract or commitment or modification or amendment to any agreement with respect to Company Intellectual Property with any Person, (ii) purchase or license of any Technology or Intellectual Property Rights or execution, modification or amendment of any agreement with respect to the Technology or Intellectual Property Rights of any Person, or (iii) change in pricing or royalties set or charged by the Company or any Company Subsidiary to its customers or licensees or in pricing or royalties set or charged by Persons who have licensed Intellectual Property Rights to the Company or any Company Subsidiary;

(h)abandon, cancel or commit any action or omission regarding the relinquishment or right to a patent, patent application, or other Intellectual Property Right;

(i)incur any Indebtedness (other than the obligation to reimburse current Company Employees for reasonable travel and business expenses or indebtedness incurred in connection with the purchase of goods and services, in each case, other than in the usual, regular and ordinary course consistent with past practice), issue or sell any debt securities, create an Encumbrance over any asset of the Company or any Company Subsidiary or amend the terms of any outstanding loan agreement;

(j)make any loan to any Person (except for advances to employees for reasonable business travel and expenses in the ordinary course of business consistent with past practice), purchase debt securities of any Person or guarantee any Indebtedness of any Person;

(k)commence any Action or settle any Action or threat of any Action by or against the Company or any Company Subsidiary or relating to any of their businesses, properties or assets, or any of their respective Company Employees (in their capacities as such or relating to their employment, services, or relationship with the Company or a Company Subsidiary);

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(l)pay, discharge, release, waive or satisfy any claims, rights or liabilities, other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected on the Current Balance Sheet or incurred in the ordinary course of business after the Balance Sheet Date;

(m)adopt or change accounting methods or practices (including any change in depreciation or amortization policies or rates or any change to practices that would impact the methodology for recognizing revenue) other than as required by GAAP;

(n)make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any agreement in respect of Taxes, settle any claim or assessment in respect of Taxes, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, make or request any Tax ruling, enter into any Tax sharing or similar agreement or arrangement, enter into any transactions giving rise to deferred gain or loss, amend any Tax Return or file any income Tax Return or other material Tax Return unless a copy of such income or other material Tax Return has been submitted to Acquiror for review and comment prior to filing;

(o)(i) adopt, amend or terminate, or start a termination process of, any Company Employee Plan (other than as expressly required pursuant to Section 5.10(c) of this Agreement or any applicable Legal Requirements), (ii) adopt, amend or terminate, or start a termination process of, any Company Employee Agreement, including any indemnification agreement, (iii) enter into or amend any Company Employee Agreement or (iv) otherwise hire any Person as a Company Employee;

(p)increase or make any other change that would result in increased cost to the Company or any Company Subsidiary to the salary, wage rate, employment status, title or other compensation (including equity based compensation) payable or to become payable by the Company or any Company Subsidiary to any current Company Employee;

(q)make any declaration, payment, commitment or obligation of any kind for the payment (whether in cash, equity or otherwise) of a severance payment or other change in control payment, termination payment, bonus, special remuneration or other additional salary or compensation (including equity based compensation) to any Company Employee, except payments made pursuant to written agreements existing on the Agreement Date and disclosed in Section 2.18(a) of the Disclosure Schedule;

(r)amend any Company Privacy Policy, or publish any new Company Privacy Policy;

(s)take any action to accelerate or otherwise modify the terms of any of the outstanding Company Options or Company Warrants, except as expressly required by this Agreement;

(t)other than to the extent required by any applicable Legal Requirement, send any written communications (including electronic communications) to Company Employees regarding this Agreement or the transactions contemplated hereby or make any representations or issue any communications to Company Employees that are inconsistent with this Agreement or the transactions contemplated hereby, including any representations regarding offers of employment from Acquiror;

(u)cancel, amend (other than in connection with the addition of customers and suppliers to such insurance policies from time to time in the ordinary course of business consistent with past practices) or fail to renew (on substantially similar terms) any insurance policy of the Company or any Company Subsidiary;

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(v)(i) terminate, amend, waive, or modify in any material manner relative to such Contract or the Company’s or any Company Subsidiary’s businesses or operations, or violate, the terms of any Material Contract, or (ii) enter into any Contract which would have constituted a Material Contract had such Contract been entered into prior to the Agreement Date; or

(w)take, commit, authorize, propose, or agree or otherwise to take, any of the actions described in clauses (a) through (v) of this Section 4.2.

4.3No Solicitation.

(a)Commencing on the Agreement Date and continuing at all times until the earlier to occur of the Effective Time and the valid termination of this Agreement pursuant to its terms, the Company shall not (and shall not permit any of its Affiliates, or its or their respective directors, officers, employees, shareholders, counsel, advisors, agents or other representatives (“Representatives”) to), directly or indirectly: (i) solicit, initiate, seek, encourage, promote or support any inquiry, proposal or offer from, furnish any non-public information regarding the Company or any Company Subsidiary to, or participate in any discussions or negotiations with, any third party regarding (A) any acquisition of all or any material portion of the business, properties, assets, employees or technologies of the Company or any Company Subsidiary, or any amount of Company Capital Stock or Equity Interests in any Company Subsidiary (whether or not outstanding), in any case whether by merger, consolidation, amalgamation, purchase of assets or stock, tender or exchange offer, license or otherwise (other than the sale of products and services in the ordinary course of business consistent with past practice or the licensing of intellectual property in connection therewith), (B) any joint venture or other strategic investment in or involving the Company or any Company Subsidiary (other than an ongoing commercial or strategic relationship in the ordinary course of business), including any new financing, investment round or recapitalization of the Company, or (C) any similar transaction that is not in the ordinary course of business (each of the transactions described in the preceding clauses (A), (B) and (C) being referred to herein as an “Alternative Transaction”); (ii) disclose any information not customarily disclosed to any person concerning the business, properties, assets or technologies of the Company or any Company Subsidiary, or afford to any Person access to their respective properties, assets, technologies, books or records, not customarily afforded such access, in each case, that would reasonably be expected to be related to an Alternative Transaction; (iii) assist or cooperate with any person to make any proposal regarding any Alternative Transaction; or (iv) enter into any Contract with any person providing for an Alternative Transaction.  The Company shall (and shall cause its Representatives to) immediately cease and cause to be terminated any such negotiations, discussions or agreements (other than with Acquiror) regarding an Alternative Transactions.

(b)In the event that the Company, any Company Securityholder or any of their respective Representatives shall receive, prior to the Effective Time or the valid termination of this Agreement pursuant to its terms, any inquiry, offer, proposal or indication of interest regarding a potential Alternative Transaction, or any request for disclosure of information or access of the type referenced in clause (ii) of Section 4.3(a), the Company shall, upon becoming aware of such inquiry, offer, proposal or indication of interest, promptly notify Acquiror thereof, which notice shall include the identity of the party making any such inquiry, offer, proposal, indication of interest or request, and the material terms of such inquiry, offer, proposal, indication or request, as the case may be (including a copy of any written material and electronic communications received from such third party), and such other information related thereto as Acquiror may reasonably request.

(c)The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 4.3 were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed by the parties hereto that Acquiror shall be entitled to an

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immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 4.3 and to enforce specifically the terms and provisions hereof in any court having jurisdiction, this being in addition to any other remedy to which Acquiror may be entitled at law or in equity.  Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by any Representative of the Company or any Company Securityholder shall be deemed to be a breach of this Agreement by the Company.

Article V

Additional Agreements

5.1Required Stockholder Approval.

(a)The Company shall solicit Stockholder Written Consents from all Company Stockholders promptly following the execution of this Agreement, and shall use its commercially reasonable efforts to obtain Stockholder Written Consents representing the Required Stockholder Approval promptly, and, in any event, within twenty-four (24) hours, following the execution of this Agreement.  The Company shall promptly deliver to Acquiror a copy of each executed Stockholder Written Consent upon receipt thereof from any Company Stockholder pursuant to such solicitation.  It is anticipated that, promptly after the execution of this Agreement, the Company will receive Stockholder Written Consents from Company Stockholders pursuant to the preceding solicitation that are sufficient to fully and irrevocably deliver the Required Stockholder Approval.  Promptly upon obtaining the Required Stockholder Approval, the Company shall deliver evidence thereof to Acquiror, and shall thereafter, as soon as is reasonably practicable (and in any event prior to the Closing Date), prepare and send to all Company Securityholders on the record date for the Stockholder Written Consents who did not execute a Stockholder Written Consent the notices required pursuant to the applicable provisions of Delaware Law.  All materials submitted to the Company Securityholders in connection with such Stockholder Written Consents shall be subject to review and reasonable comment by Acquiror and shall include an information statement regarding the Company, the terms of this Agreement and the Merger and the unanimous recommendation of the Company Board that the Company Stockholders adopt this Agreement and approve the Merger and the Certificate Amendment and the other matters set forth in the Stockholder Written Consent (the “Information Statement” and, together with all other materials submitted to the Company Stockholders in connection with such Stockholder Written Consents, the “Soliciting Materials”).  Except for the information related to Acquiror and its Affiliates, which shall be the responsibility of Acquiror, the Company agrees that the information included in the Soliciting Materials will not, on the date such information is first sent or furnished to the Company Securityholders, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading, and that the Soliciting Materials will comply in all materials respects with Regulation D of the Securities Act.  The Company shall update, amend and supplement the Soliciting Materials from time to time as may be required by applicable Legal Requirements, including Regulation D of the Securities Act.  Notwithstanding anything to the contrary contained herein, none of the Soliciting Materials shall contain any information with respect to Acquiror or any of its Affiliates, unless the form and content of such included information shall have been approved by Acquiror prior to such inclusion.

(b)Promptly following the execution of this Agreement, but in no event later than ten (10) days following the Agreement Date, the Company shall use commercially reasonably efforts to (i) obtain from each Person who the Company reasonably believes might receive any payments and/or benefits referred to in this Section 5.1(b) an executed 280G Waiver, in form and substance reasonably

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satisfactory to Acquiror (each, a “280G Waiver”) and (ii) submit to the Company Stockholders for approval (in a manner reasonably satisfactory to Acquiror) by such number of Company Stockholders as is required by the terms of Section 280G(b)(5)(B) of the Code, any payments and/or benefits, if any, that may, separately or in the aggregate, constitute “parachute payments” within the meaning of Section 280G of the Code, such that such payments and benefits shall not be deemed to be “parachute payments” under Section 280G of the Code.  Prior to the Effective Time, the Company shall deliver to Acquiror evidence reasonably satisfactory to Acquiror (i) that a Company Stockholder vote was solicited in conformance with Section 280G, and (ii) either (A) the requisite Company Stockholder approval was obtained with respect to any payments and/or benefits that were subject to the Company Stockholder vote (the “280G Approval”), or (B) the 280G Approval was not obtained and as a consequence, that such “parachute payments” shall not be made or provided, pursuant to the 280G Waiver described herein. All materials and waivers to be submitted to the Company Stockholders pursuant to this Section 5.1(b) shall be subject to review and approval by Acquiror, which approval shall not be unreasonably withheld, conditioned or delayed.

(c)The Company Board shall not alter, modify, change or revoke its unanimous approval of this Agreement, the Merger and the transactions contemplated hereby or the Certificate Amendment, including each of the matters set forth in Section 5.1(a) and the matters, if any, required pursuant to Section 5.1(b), nor its unanimous recommendation that the Company Stockholders not exercise their dissenters or appraisal rights under Delaware Law in connection with the Merger.

(d)The Company will use its commercially reasonable efforts to obtain executed Joinder Agreements from each of the Indemnifying Parties who did not execute and deliver a Joinder Agreement concurrently with the execution hereof.

5.2Issuance of Acquiror Common Stock.  The shares of Acquiror Common Stock issuable to the Company Securityholders pursuant to this Agreement are intended to be issued pursuant to one or more exemptions from registration under Regulation D of the Securities Act and the exemption from qualification under applicable state securities laws.  The Company and, following Closing, the Securityholder Representative shall assist Acquiror as may be necessary to comply with the securities and blue sky laws relating to the transactions contemplated by this Agreement.  The Company shall use its commercially reasonable efforts to obtain from each Company Securityholder an Accredited Investor Questionnaire after the Agreement Date but prior to the Effective Time.  The Company shall promptly deliver to Acquiror a copy of each executed Accredited Investor Questionnaire upon receipt thereof from any Company Securityholder pursuant to such solicitation.

5.3Securities Filings.  At the Closing, the Securityholder Representative, on behalf of the Company Securityholders, and Acquiror shall enter into a registration rights agreement with respect to the Acquiror Common Stock to be issued as part of the Total Stock Consideration, substantially in the form mutually agreed by Acquiror and the Company on or prior to the Agreement Date (the “Registration Rights Agreement”).  Subject to applicable Legal Requirements, and Acquiror’s receipt of necessary information from the Company and the Company Subsidiaries (which Acquiror shall use commercially reasonable efforts to request from the Company and the Company Subsidiaries, and the Company and the Company Subsidiaries shall use commercially reasonable efforts to provide to Acquiror, prior to the Effective Time), promptly after the Effective Time, Acquiror shall file a registration statement on Form S-3 (or if Form S-3 is not available for purposes of registering the resale of the shares of Acquiror Common Stock to be issued as part of the Total Stock Consideration, then on another appropriate form) (the “Registration Statement”) registering the resale of the shares of Acquiror Common Stock to be issued as part of the Total Stock Consideration.  The Company shall use its commercially reasonable efforts to:  (a) upon Acquiror’s request, assist Acquiror and its Representatives in the preparation of any audited historical and pro forma financial statements of the Company and the Company Subsidiaries that

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may be required in connection with Acquiror’s securities reporting obligations related to this Agreement or any of the transactions contemplated hereby (“Required Company Financials”) or the filing of the Registration Statement, which audited historical Required Company Financials shall (i) be true and correct in all material respects, (ii) have been prepared in accordance with GAAP consistently applied through the periods indicated and consistent with each other, and (iii) present fairly the financial condition of the Company and the Company Subsidiaries at the date or dates therein indicated and the results of operations and cash flows for the period or periods therein specified; (b) upon Acquiror’s request (and at Acquiror’s expense) promptly furnish such information as Acquiror may reasonably request in connection with such financial statements, the Registration Statement, or related to the performance of Acquiror’s securities reporting obligations relating to this Agreement or any of the transactions contemplated hereby; and (c) upon Acquiror’s request (and at Acquiror’s expense) complete, execute, acknowledge and deliver, or use their commercially reasonable efforts to cause to be completed, executed, acknowledged and delivered by the appropriate Representatives of the Company, the Company Subsidiaries or the Company Securityholders, in each case, such questionnaires and other documents, certificates and instruments as may be reasonably requested by Acquiror in connection with the filing of the Registration Statement or the financial statements or the performance of Acquiror’s securities reporting obligations relating to this Agreement or any of the transactions contemplated hereby.

5.4Access to Information.  To the fullest extent permitted by applicable Legal Requirements, the Company shall afford Acquiror and its Representatives reasonable access, upon reasonable notice, during the period from the Agreement Date to the Effective Time to (a) all of the properties, Books and Records, and Contracts of the Company and the Company Subsidiaries, including all Company Intellectual Property (including access to design processes and methodologies and all source code), during normal business hours for the purpose of conducting an investigation of the financial condition, status, business, properties and assets of the Company and the Company Subsidiaries, (b) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable Legal Requirement) of the Company and the Company Subsidiaries as Acquiror may reasonably request, and (c) all current Company Employees as identified by Acquiror; provided, however, that such investigation will be conducted in a manner that does not unreasonably interfere with normal operations of the Company and the Company Subsidiaries.  The Company shall make available to Acquiror and its Representatives copies of internal financial statements and other records (including Tax Returns and supporting documentation) promptly upon request; provided, however, that no information discovered through the access afforded by this Section 5.4 shall (i) limit or otherwise affect any remedies available to the party receiving such access or information, (ii) constitute an acknowledgment or admission of a breach of this Agreement or (iii) be deemed to amend, modify or supplement any representation, warranty, covenant, condition, or other agreement set forth herein, the Disclosure Schedule or otherwise prevent or cure any misrepresentations, breach of representation, warranty, covenant, or other agreement.

5.5Notification of Certain Matters.  Each of the Company and Acquiror shall, promptly after becoming aware of such occurrence, non-occurrence or failure, provide notice to the other of: (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which would cause any representation or warranty of the Company or Acquiror, as applicable, contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time and (b) any failure of the Company or Acquiror, as applicable, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder at or prior to the Effective Time; provided, however, that the delivery of any notice pursuant to this Section 5.5 shall not (i) limit or otherwise affect any remedies available to the party receiving such notice or (ii) be deemed to amend, modify or supplement any representation, warranty, covenant, condition, or other agreement set forth herein, the Disclosure Schedule or otherwise prevent or cure any misrepresentations, breach of representation, warranty, covenant, or other agreement.

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5.6Expenses.  Except as otherwise expressly provided in this Agreement or any Related Agreement, all fees and expenses (including the fees and expenses of financial advisors, accountants and legal counsel) incurred in connection with this Agreement and the Related Agreements and the Transactions shall be paid by the party or parties hereto, as applicable, incurring such expenses, whether or not the Transactions are consummated, provided, however, any such fees and expenses incurred by Merger Sub shall be paid by Acquiror.

5.7Corporate Matters.  The Company shall, at the Closing, deliver to Acquiror the minute books containing the records of all proceedings, consents, actions and meetings of the board of directors, committees of the board of directors and stockholders of the Company and the Company Subsidiaries and the stock ledgers, journals and other records reflecting all stock issuances and transfers; provided that any such records shall be deemed delivered to Acquiror to the extent they are in the Company’s possession and located at the Leased Real Property as of Closing.

5.8Further Actions.

(a)Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Legal Requirements to consummate and make effective the Merger, including, without limitation, using its commercially reasonable efforts to obtain all permits, consents, approvals, authorizations, qualifications and Orders of Governmental Entities as are necessary for the consummation of the Merger and to use commercially reasonable efforts to take such other actions to cause all of the conditions of the other party or parties hereto to consummate the Merger set forth in Article VI to be satisfied promptly.

(b)The Company and Acquiror shall, and shall cause each of their respective Subsidiaries to, promptly execute and file, or join in the execution and filing of, any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Entity that may be reasonably required to consummate the Merger and other Transactions as promptly as possible after the execution of this Agreement.  Each of the Company and Acquiror shall use its commercially reasonable efforts to obtain all such authorizations, approvals and consents.  To the extent permitted by applicable Legal Requirements, each of the Company and Acquiror shall promptly inform the other of any material communication between the Company or Acquiror, or any of their respective Subsidiaries, as applicable, and any Governmental Entity regarding the Merger and the other Transactions.  If the Company or Acquiror or any of their respective Subsidiaries shall receive any formal or informal request for supplemental information or documentary material from any Governmental Entity with respect to the Merger or any other transaction contemplated by this Agreement, then the Company or Acquiror (as applicable) shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request, after consultation with the other (to the extent permitted by applicable Legal Requirements).

(c)Notwithstanding anything to the contrary contained in this Agreement, except with the written consent of Acquiror, none of the Company, the Company Subsidiaries or the Company Securityholders shall take any action to, or shall cause any Person to, and none of Acquiror or its Subsidiaries or Affiliates shall be required to, consent or proffer to divest, hold separate, or enter into any license or other Contract with respect to, agree to restrict the ownership or operation of, or otherwise change or modify any business or asset of Acquiror, the Company or any of their respective Subsidiaries or Affiliates, in order to resolve any objections of the Federal Trade Commission, the Antitrust Division of the Department of Justice, any state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction asserted under relevant Competition Laws with respect to the Merger or any of the other Transactions (collectively, any “Anti-Trust Objections”).  Notwithstanding anything to

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the contrary herein, in no event shall the Company, the Company Subsidiaries, any Company Securityholder, Acquiror or any of its Subsidiaries or Affiliates be obligated to commence, defend, litigate, appeal, or participate in the commencement, defense, litigation or appeal of any Action, whether judicial or administrative in connection with any Anti-Trust Objection.

(d)Each party hereto, at the request of another party hereto, shall execute and deliver such other certificates, instruments, agreements and other documents, and do and perform such other acts and things, as may be reasonably necessary for purposes of effecting completely the consummation of the Merger and the other Transactions.

5.9Tax Matters.

(a)Preparation and Filing of Tax Returns; Payment of Taxes.  Acquiror shall prepare and file or cause to be prepared and filed all Tax Returns of the Company for a Pre-Closing Tax Period that are filed after the Closing Date and, subject to the indemnification obligations hereunder, shall pay or cause to be paid all Taxes due with respect to such Tax Returns.  All such Tax Returns shall be prepared in a manner that is consistent with the prior practice of the Company, except as otherwise required by applicable Legal Requirements, except that (i) the Transaction Tax Deductions shall be included in the Pre-Closing Tax Period to the extent permitted by applicable Legal Requirements, and (ii) Acquiror shall not, and shall not cause the Company to, waive any carryback of net operating losses under Section 172(b)(3) of the Code on any Tax Return of the Company filed in respect of a taxable period beginning before the Closing Date.  Acquiror shall provide the Securityholder Representative copies of all U.S. federal income Tax Returns and all other material Tax Returns for any Pre-Closing Tax Period that reflects a Tax for which the Company Stockholders are responsible for pursuant to this Agreement at least thirty (30) days for income Tax Returns and ten (10) days for other material Tax Returns prior to their filing, shall permit the Securityholder Representative to review and comment on each such Tax Return prior to filing and shall consider in good faith such revisions to such Tax Returns as are reasonably requested by the Securityholder Representative in writing. Any disputes over such Tax Returns shall be submitted to an impartial nationally recognized Tax accounting firm appointed by mutual agreement of Acquiror and the Securityholder Representative (the “Independent Tax Accountant”) for resolution in substantial accordance with the procedure set forth in Section 1.10(a)(iii).

(b)“Straddle Period” means any Tax period beginning before the Closing Date and ending after the Closing Date. With respect to Taxes of the Company relating to a Straddle Period, the portion of any Tax that is allocable to the Pre-Closing Tax Period will be determined as follows: (i) in the case of Property Taxes, the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days of such Straddle Period in the Pre-Closing Tax Period and the denominator of which is the number of calendar days in the entire Straddle Period, and (ii) in the case of all other Taxes, determined as though the taxable year of the Company terminated at the close of business on the Closing Date, except that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions), other than with respect to property placed in service after the Closing, shall be allocated on a per diem basis.

(c)Cooperation on Tax Matters.  Acquiror, the Company and the Securityholder Representative shall cooperate, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Agreement and any action, suit, demand or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such action, suit, demand or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Acquiror and the Company agree to retain all books and records with respect to Tax matters pertinent to the Company

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relating to any Taxable period beginning before the Closing Date until the expiration of the applicable statute of limitations (and, to the extent notified by Acquiror, any extensions thereof), and to abide by all record retention agreements entered into with any Governmental Entity.

(d)FIRPTA.  Prior to or concurrently with the Closing, the Company shall prepare and deliver to Acquiror the FIRPTA documentation, including (i) a notice to the Internal Revenue Service, in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2), in the form mutually agreed by Acquiror and the Company on or prior to the Agreement Date, dated as of the Closing Date and executed by the Company, together with written authorization for Acquiror to deliver such notice form to the Internal Revenue Service on behalf of the Company after the Closing (the “IRS Notice”), and (ii) a FIRPTA Notification Letter, in the form mutually agreed by Acquiror and the Company on or prior to the Agreement Date, dated as of the Closing Date and executed by the Company (the “FIRPTA Notice”).

(e)Post-Closing Actions.  Neither Acquiror, the Surviving Corporation, or any Affiliate thereof shall, or shall cause the Company to, amend any previously filed Tax Returns for a Pre-Closing Tax Period, make or change any Tax elections that are effective for a Pre-Closing Tax Period, initiate discussions or examinations with Governmental Authority regarding Taxes with respect to any Pre-Closing Tax Period or make any voluntary disclosures with respect to Taxes for Pre-Closing Tax Periods, change any accounting method or adopt any convention that shifts taxable income from a taxable period beginning (or deemed to begin) after the Closing Date to a taxable period (or portion thereof) ending on or before the Closing Date or shifts deductions or losses from a Pre-Closing Tax Period to a taxable period beginning (or deemed to begin) after the Closing Date, if such amendment, election, initiation or voluntary disclosure could reasonably be expected to give rise to Taxes for which the Company Stockholders are liable pursuant to this Agreement, without the prior written consent of the Securityholder Representative (such consent not to be unreasonably withheld, conditioned or delayed).  In addition, notwithstanding any provision in this Agreement to the contrary, the Company Stockholders shall not be liable for any Taxes arising solely as a result of any election by Acquiror and its Affiliates under Sections 338 or 336(e) of the Code with respect to the Company in connection with the Merger.

(f)Tax Contests.

(i)Acquiror shall deliver a written notice to the Securityholder Representative promptly following the commencement of any Action with respect to Taxes of the Company for which the Company Securityholders may be liable (“Tax Contest”) and shall describe in reasonable detail (to the extent known by Acquiror) the facts constituting the basis for such Tax Contest, the nature of the relief sought, and the amount of the claimed losses (including Taxes), if any (the “Tax Claim Notice”); provided, however, that the failure or delay to so notify the Securityholder Representative shall not relieve the Company Securityholders of any obligation or liability that the Company Securityholders may have to Acquiror., except to the extent that the Company Securityholders demonstrate that the Company Securityholders are materially adversely prejudiced thereby.

(ii)With respect to Tax Contests for Taxes of the Company for a Pre-Closing Tax Period (including the pre-Closing portion of any Straddle Period), such Tax Contest shall be controlled by Acquiror; provided, , Acquiror shall not (1) forego any administrative appeals, litigation, proceedings, hearings and conferences with any taxing authority, (2) pay the Tax claimed or (3) settle or compromise such Tax Contest without the prior written consent of the Securityholder Representative, such consent not to be unreasonable withheld, conditioned or delayed. Any disputes over such Tax Contests shall be submitted to the Independent Tax Accountant for resolution in substantial accordance with the procedure set forth in Section 1.10(a)(iii). Acquiror shall (A) keep the Securityholder Representative informed of all material developments and events relating to such Tax Contest (including

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promptly forwarding copies to the Securityholder Representative of any related correspondence and shall provide the Securityholder Representative with an opportunity to review and comment on any material correspondence before Acquiror sends such correspondence to any taxing authority), (B) consult with the Securityholder Representative in connection with the defense or prosecution of any such Tax Contest and (C) provide such cooperation and information as the Securityholder Representative shall reasonably request and the Securityholder Representative shall have the right, at the Securityholder Representative’s cost and expense (on behalf of the Company Securityholders), to participate in (but not control) the defense of such Tax Contest (including participating in any discussions with the applicable Tax authorities regarding such Tax Contests).

(iii)To the extent of any conflict between this Section 5.9(f) and Section 8.8, this Section 5.9(f) shall control.

(g)Refunds.  Any refunds of Taxes (including, without limitation, estimated Taxes) with respect to any Pre-Closing Tax Period that are received by Acquiror, the Company or any Company Subsidiary after the Closing Date, net of any Taxes or other expenses incurred in receiving such refund (any such refund, a “Pre-Closing Tax Refund”), shall be for the account of the Company Securityholders, and the Company shall pay over to the Exchange Administrator (for further distribution to the Company Securityholders) any such Pre-Closing Tax Refund within ten (10) days after receipt thereof, provided however that any refunds attributable to a carryback from any taxable year beginning after the Closing Date or reflected as a current asset in the calculation of Net Working Capital shall be for the account of Acquiror.  Acquiror, the Company and each Company Subsidiary shall cooperate with the Securityholder Representative (on behalf of the Company Securityholders) in obtaining such refunds, it being understood that (A) Acquiror and the Company will carryback any net operating losses for taxable periods ending on or before or including the Closing Date to prior taxable periods as allowable by applicable Legal Requirements and shall claim Tax refunds as a result of such carryback (including through the filing of amended Tax Returns), (B) any such Pre-Closing Tax Refunds will be claimed in cash rather than as a credit against future Tax liabilities, and (C) Acquiror, the Company and each Company Subsidiary shall cooperate with the Securityholder Representative in preparing and filing Tax Returns (including amendments of prior Tax Returns and claims for refunds, including claims for refunds on IRS Forms 1139 and/or 4466) for any taxable period ending on or prior to the Closing Date and for any Straddle Period as promptly as reasonably possible.

(h)Acquiror shall not take any action or cause any action to be taken with respect to the Company or the Surviving Company subsequent to the Closing that would cause the transactions contemplated hereby to constitute part of a transaction that is the same as, or substantially similar to, the “Intermediary Transaction Tax Shelter” described in Internal Revenue Service Notice 2001-16, 2001-1 C.B. 730, and Internal Revenue Service Notice 2008-20 I.R.B. 2008-6 (January 17, 2008), and Internal Revenue Service Notice 2008-111 I.R.B. 1299 (December 1, 2008).

5.10Employee Matters.

(a)Resignation of Officers and Directors.  Prior to the Closing, the Company shall have caused each (i) director of the Company and each Company Subsidiary and (ii) each officer of the Company and each Company Subsidiary listed on Section 2.1(c) of the Disclosure Schedule, in each case, to execute a resignation and release letter in the form mutually agreed by Acquiror and the Company on or prior to the Agreement Date (the “Director and Officer Resignation Letter”), effective as of immediately prior to the Effective Time.

(b)Proprietary Information and Inventions Assignment Agreement  Each Person who becomes employed or engaged as a Company Employee after the Agreement Date and prior to the

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Effective Time shall be required to execute a proprietary information and inventions assignment agreement in a form reasonably acceptable to Acquiror effective as of such Person’s first date of employment or service with the Company and the Company Subsidiaries.

(c)Termination of Employee Plans  Unless otherwise instructed by Acquiror, the Company shall take all necessary actions to terminate the Company 401(k) Plan in accordance with its respective terms and with the effective date for such termination being no later than the day prior to the Closing Date.  The Company shall provide Acquiror with evidence that the Company 401(k) Plan has been terminated pursuant to resolutions of the Company Board.  The form and substance of such resolutions shall be subject to the reasonable review and approval of Acquiror.  The Company also shall take such other actions in furtherance of terminating the Company 401(k) Plan as Acquiror may reasonably require.

(d)Termination of Company Employee Arrangements  Prior to the Closing, the Company (or, as applicable, a Company Subsidiary) shall cause each Company Employee who is employed or engaged by the Company or a Company Subsidiary as of or after the Agreement Date and who is not a Continuing Employee (each a “Non-Continuing Employee”) to sign a separation and general release agreement (which shall not have been revoked) in a form reasonably acceptable to Acquiror, effective as of no later than immediately prior to the Closing, which form shall provide that any Non-Continuing Employee is entitled to severance in consideration for such Non-Continuing Employee entering into a separation and general release agreement (one week of such severance with respect to each Non-Continuing Employee shall be paid by the Company and any additional severance shall be paid by the Acquiror).

(e)No Employment Commitment or Plan Amendments.  No provision of this Agreement is intended, or shall be interpreted, to provide nor create any third party beneficiary rights or any other rights of any kind or nature whatsoever in any Company Securityholder, Company Employee, or any other Person, including any rights of employment for any specified period and/or any employee benefits, in favor of any Person, union, association, continuing employee, Company Employee, consultant or contractor or any other Person, other than the parties hereto and their respective successors and permitted assigns, and all provisions hereof will be personal solely among the parties to this Agreement.

(f)Employees.

(i)Acquiror agrees that, after the Closing, with respect to the Continuing Employees, Acquiror will, for a period of at least twelve months following the Closing Date, provide such Continuing Employees with (A) a rate of base salary or wages and bonus opportunity that is not less favorable than the rate of base salary or wages and bonus opportunity paid to similarly situated employees of Acquiror and its Affiliates and (B) with other benefits that are no less favorable than the benefits provided to similarly situated employees of Acquiror and its Affiliates.

(i)With respect to each benefit plan, program, practice, policy or arrangement maintained by Acquiror or any of its Affiliates (including the Company or any Company Subsidiary) following the Closing Date and in which any of the Continuing Employees participate (the “Acquiror Plans”), for purposes of determining eligibility to participate and vesting purposes (but not for accrual of benefits other than determining the level of vacation pay accrual), service with the Company and any Company Subsidiary (or predecessor employers) shall be treated as service with Acquiror, the Surviving Corporation and/or any of their respective Subsidiaries, except to the extent such service credit would result in any duplication of benefits.  Each applicable Acquiror Plan shall waive eligibility waiting periods, evidence of insurability requirements and pre-existing condition limitations.  To the extent applicable in the plan year that contains the Closing Date, the Continuing Employees shall be given credit

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under the applicable Acquiror Plan for amounts paid prior to the Closing Date during the calendar year in which the Closing Date occurs under a corresponding Company Employee Plan for purposes of applying deductibles, co-payments and out of pocket maximums, as though such amounts had been paid in accordance with the terms and conditions of the Acquiror Plan.

(ii)Nothing in this Agreement (A) shall require Acquiror to continue to employ any particular Continuing Employee following the Closing Date for any particular period of time, (B) shall be construed to prohibit Acquiror from amending or terminating any Company Employee Plan or Acquiror Plan, (C) shall constitute or be construed as an amendment of any Company Employee Plan or Acquiror Plan, or (D) shall create or be intended to create any third-party beneficiary rights.

5.11Contract Notices, Consents, Amendments and Terminations.

(a)The Company shall provide all notices required under any Contract listed on Schedule 5.11(a), and such notices shall be in a form reasonably acceptable to Acquiror.

(b)The Company shall use commercially reasonable efforts to terminate each of the Contracts listed on Schedule 5.11(b) hereof (the “Terminated Agreements”), effective as of and contingent upon the Closing, including sending all required notices, such that each such Contract shall be of no further force or effect immediately following the Effective Time.  Upon the Closing, the Company shall have paid all amounts owed under the Terminated Agreements (as a result of the termination of the Terminated Agreements or otherwise), and none of the Surviving Corporation or Acquiror will incur any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) under any Terminated Agreement following the Closing Date.

(c) Notwithstanding anything herein to the contrary, the Company shall be responsible for making all payments required to terminate any Terminated Agreement prior to the Closing, and all such payments shall be deemed Transaction Expenses for purposes of this Agreement.

(d)In the event the Merger does not close for any reason, Acquiror shall not have any liability to the Company, the Company Securityholders or any other Person for any costs, claims, liabilities or damages resulting from the Company seeking to obtain consents, waivers, approvals, modifications, or terminations and delivering such notices and the Company shall indemnify, defend, protect and hold harmless Acquiror from all losses, costs, claims, liabilities and damages arising from the same.

5.12Company Closing Statement; Spreadsheet.

(a)The Company shall deliver to Acquiror at least five (5) Business Days (or such shorter time prior to the anticipated Closing Date as Acquiror may agree) prior to the anticipated Closing Date a good-faith draft of (a) the Company Closing Statement setting forth the Company’s good faith estimate of the components thereof, and (b) pay-off letters or other evidence of payment in form and substance reasonably satisfactory to Acquiror in respect of each Transaction Expense (except to the extent such Transaction Expense is a Listed Transaction Expense) and Change in Control Payment listed on Company Closing Statement that has been paid prior to, or is to be paid concurrently with, the Closing (the “Closing Expense Pay-off Letters”).  The Company shall cooperate with Acquiror in supplying any information Acquiror may reasonably request in order to verify the information and amounts reflected on the draft Company Closing Statement and draft Closing Expense Pay-off Letters, and shall update the draft Company Closing Statement and draft Closing Expense Pay-Off Letters prior to the Closing to reflect any of Acquiror’s reasonable good faith comments concerning the information and amounts set forth therein or any changes to the information or amounts set forth therein occurring between the time of

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delivery of such draft and the Closing.  Prior to the Closing, the Company shall deliver the updated Company Closing Statement and Closing Expense Pay-off Letters to Acquiror, and the updated amounts reflected on the Company Closing Statement and Closing Expense Pay-off Letters, as so updated and with any changes thereto as agreed by the Company and Acquiror prior to the Closing, will be used for purposes of calculating the Total Closing Cash Consideration and the Total Stock Consideration absent manifest error.  Nothing in this Section 5.12(a), including the fact that Acquiror may provide comments or request changes to the draft Company Closing Statement or draft Closing Expense Pay-off Letters or that Acquiror and the Company may agree to changes to the information or amounts on the Company Closing Statement or Closing Expense Pay-off Letters that are used for purposes of calculating the Total Closing Cash Consideration and the Total Stock Consideration, shall in any way limit the right of any Person under this Section 5.12 or Article VIII.

(b)The Company shall deliver a good-faith draft of the Spreadsheet to Acquiror at least five (5) Business Days (or such shorter time prior to the anticipated Closing Date as Acquiror may agree) prior to the anticipated Closing Date.  The Company shall cooperate with Acquiror in supplying any information Acquiror may reasonably request in order to verify the information and amounts reflected on the draft Spreadsheet, and shall update the draft Spreadsheet prior to the Closing to reflect any of Acquiror’s reasonable good faith comments concerning the information and amounts set forth therein or any changes to the information or amounts set forth therein occurring between the time of delivery of such draft and the Closing.  Prior to the Closing, the Company shall deliver to Acquiror the Spreadsheet, which shall be certified as complete and correct by the Chief Executive Officer and Chief Financial Officer of the Company as of the Closing Date.  Nothing in this Section 5.12(b), including the fact that Acquiror may provide comments or request changes to the draft Spreadsheet or that Acquiror and the Company may agree to changes to the information or amounts on the Spreadsheet, shall in any way limit the right of any Person under this Section 5.12 or Article VIII.

(c)Notwithstanding anything to the contrary in this Agreement or any investigation or examination conducted, or any knowledge possessed or acquired, by or on behalf of Acquiror or any of its Affiliates or its or their Representatives, or any disclosure made by or on behalf of the Company, (i) it is expressly acknowledged and agreed that Acquiror, the Exchange Administrator and their respective Affiliates shall be entitled to rely on the Company Closing Statement and the Spreadsheet, without any obligation to investigate or verify the accuracy or correctness thereof, and to make payments in accordance therewith, and (ii) in no event shall Acquiror, the Exchange Administrator or any of their respective Affiliates have any Liability to any Person (including the Securityholder Representative and Company Securityholders) for any alleged inaccuracy or miscalculations in, or otherwise relating to, the preparation of the Company Closing Statement or the Spreadsheet and the allocation set forth therein, or payments made by any Person (including Acquiror, the Company, the Exchange Administrator and their respective Affiliates) in accordance with the Company Closing Statement and the Spreadsheet.

(d) (i)As promptly as practicable, but in no event later than seventy-five (75) days following the Closing Date, Acquiror will in good faith prepare and deliver to the Securityholder Representative a written statement (the “Closing Statement”), based upon the books and records of the Surviving Corporation and its Subsidiaries and such other items as Acquiror deems appropriate, which will set forth Acquiror’s calculation of (A) the Net Working Capital Amount, (B) Closing Cash, (C) Unpaid Liabilities, and (D) the Total Closing Cash Consideration calculated based on items (A) through (C) of this Section 5.12(d) and not on the estimated amounts in the Company Closing Statement (as adjusted) delivered pursuant to Section 5.12(a) hereof.

(ii)After receipt of the Closing Statement, the Securityholder Representative and its representatives will, during normal business hours and upon reasonable advance notice, have reasonable access to the books and records (including accountant work papers), solely to the extent such

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books and records are used by Acquiror in its preparation of the Closing Statement, and Acquiror will cause the Surviving Corporation and its Subsidiaries to cooperate in good faith with the Securityholder Representative and its representatives in connection with such review including, to the extent reasonably necessary to provide reasonable access to the Surviving Corporation’s and its Subsidiaries’ accountants and employees provided, however, that prior to such access, Securityholder Representative executes a confidentiality agreement (in a form reasonably acceptable to Acquiror) containing customary restrictions on non-disclosure and use of any and all information obtained in connection with such access and inspection and an acknowledgment that all such information constitutes material non-public information; provided, further, that such access does not unreasonably interfere with normal operations of the Business, Acquiror or any of Acquiror’s Affiliates or Subsidiaries, including the Surviving Corporation.  Until the final determination of the Final Total Closing Cash Consideration, Acquiror, the Company (including the Surviving Corporation) and the Company Subsidiaries will not take any action with respect to the accounting books and records or other items on which the Closing Statement is to be based with the intent of obstructing or preventing the determinations set forth in this Section 5.12(d); provided, however, that in no event shall the foregoing, or anything to the contrary set forth herein, prohibit or in any way limit Acquiror, the Surviving Corporation or any of the Company Subsidiaries from merging or otherwise combining the businesses of Acquiror or its Subsidiaries and the Surviving Corporation or its Subsidiaries.

(A)If, within forty-five (45) days following the delivery of the Closing Statement, the Securityholder Representative has not given Acquiror notice of its objection to any item in the Closing Statement and its calculation of the Total Closing Cash Consideration (an “Adjustment Objection Notice”), then the Closing Statement will be deemed final and binding on Acquiror, the Securityholder Representative, the Surviving Company, and the Company Securityholders.

(B)If the Securityholder Representative delivers an Adjustment Objection Notice, then Acquiror and the Securityholder Representative will consult in good faith to resolve the disputed items set forth in the Adjustment Objection Notice and the appropriate adjustment amount.  If all disputed items set forth in the Adjustment Objection Notice are resolved in writing by the Securityholder Representative and Acquiror, then the Closing Statement, as revised to reflect the written resolution of the Securityholder Representative and Acquiror, will be final and binding on Acquiror, the Surviving Company, and the Company Securityholders.

(C)If the Securityholder Representative and Acquiror are unable to resolve the disagreement with respect to any disputed item and the Total Closing Cash Consideration within ten (10) Business Days following delivery of an Adjustment Objection Notice, the Independent Accountant will be promptly retained by Acquiror and the Securityholder Representative to make a final determination of the remaining disputed items and the Total Closing Cash Consideration in accordance with this Section 5.12(d).  Acquiror and the Securityholder Representative will each execute a customary engagement letter with respect to the engagement of the Independent Accountant.  The Independent Accountant shall be directed to render a written report on the unresolved disputed items with respect to the Total Closing Cash Consideration as promptly as practicable, and to resolve only those unresolved disputed items set forth in the Adjustment Objection Notice, which resolution shall be within the range of the difference between Acquiror’s positions with respect to such items and Securityholder Representative’s positions with respect to such items.  If unresolved disputed items are submitted to the Independent Accountant, Acquiror and Securityholder Representative shall each furnish to the Independent Accountant such work papers, schedules and other documents and information relating to the unresolved disputed items as the Independent Accountant may reasonably request.  The Independent Accountant shall resolve the disputed items based on the applicable definitions and other terms in this Agreement.  The resolution of the dispute and the calculation of the Total Closing Cash Consideration that is the subject of the Adjustment Objection Notice by the Independent Accountant will be final,

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binding and conclusive on all of Acquiror, the Securityholder Representative, the Surviving Company, and the Company Securityholders.  The fees and expenses of the Independent Accountant shall be borne by Securityholder Representative (on behalf of the Company Securityholders) and Acquiror in proportion to the amounts by which their respective calculations of the Total Closing Cash Consideration differ from the Total Closing Cash Consideration as finally determined by the Independent Accountant.

(iii)The Total Closing Cash Consideration will be adjusted as follows (without duplication):  (A) increased by the amount, if any, by which the Final Total Closing Cash Consideration is greater than the estimated Total Closing Cash Consideration, as set forth in the Company Closing Statement delivered pursuant to Section 5.12(a) hereof, or (B) reduced by the amount, if any, by which the estimated Total Closing Cash Consideration, as set forth in the Company Closing Statement delivered pursuant to Section 5.12(a) hereof, is greater than the Final Total Closing Cash Consideration.  “Final Total Closing Cash Consideration” means Total Closing Cash Consideration as finally determined pursuant to this Section 5.12(d).

(iv)No later than the second (2nd) Business Day following the final determination of the Final Total Closing Cash Consideration:

(A)if the Final Total Closing Cash Consideration is greater than the estimated Total Closing Cash Consideration set forth in the Company Closing Statement delivered pursuant to Section 5.12(a) hereof, then Acquiror will promptly thereafter pay or cause to be paid to the applicable Company Securityholders in accordance with and subject to the other terms and conditions of this Agreement.

(B)if the estimated Total Closing Cash Consideration set forth in the Company Closing Statement delivered pursuant to Section 5.12(a) hereof is greater than the Final Total Closing Cash Consideration, then Acquiror and the Securityholder Representative will promptly thereafter provide a joint written instruction to the Escrow Agent to release to Acquiror from the Escrow Fund an amount of Escrow Stock and Escrow Cash (in accordance with the Distribution Rule) having an aggregate value equal to the amount of such excess;

(C)if the Final Total Closing Cash Consideration is equal to the estimated Total Closing Cash Consideration set forth in the Company Closing Statement delivered pursuant to Section 5.12(a) hereof, then no Person will be obligated to pay any amounts pursuant to this Section 5.12(d).

(v)Any payments made pursuant to Section 5.12(d)(iv) will be treated as adjustments to the Total Consideration for Tax purposes and such agreed treatment will govern for purposes of this Agreement, unless otherwise required by applicable Legal Requirements.

5.13Payment of Debt; Release of Encumbrances.  No later than three (3) Business Days prior to the Closing Date, the Company shall obtain from each holder of Company Indebtedness, and deliver to Acquiror, an executed pay-off letter in form and substance reasonably acceptable to Acquiror, setting forth: (i) the amounts required to pay off in full and fully discharge on the Closing Date, the Indebtedness owing to such creditor (including the outstanding principal, accrued and unpaid interest and prepayment and other penalties) and wire transfer information for such payment; (ii) an acknowledgement that, upon payment of such amounts, all obligations of the Company and the Company Subsidiaries relating to such Indebtedness will be terminated; (iii) the commitment of the creditor to release all Encumbrances, if any, that the creditor may hold on any of the assets of the Company or any of the Company Subsidiaries upon payment of such amount (each, a “Closing Indebtedness Pay-off Letter”).

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5.14Confidentiality.  Each of the parties hereto hereby agrees that the information obtained in any investigation pursuant to Section 5.4 or any information obtained pursuant to the notice requirements of Section 5.5, or otherwise pursuant to the negotiation and execution of this Agreement, the Company Related Agreements or the effectuation of Merger or other the transactions contemplated hereby and thereby, shall be governed by the terms of the Mutual Non-Disclosure Agreement, dated as of September 16, 2016 (the “Confidential Disclosure Agreement”), between the Company and Acquiror and the Securityholder Representative and the Company Securityholders shall comply with the Confidential Disclosure Agreement as if they were the Company and party to such Confidential Disclosure Agreement.  In this regard, the Company, the Securityholder Representative, and the Company Securityholders acknowledge that the Acquiror Common Stock is publicly traded and that any information obtained during the course of its due diligence could be considered to be material non-public information within the meaning of federal and state securities laws.  Prior to the Closing, each of the parties hereto agrees not to issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby; provided, however, that nothing herein shall prohibit any party hereto from issuing or causing publication of any press release or public announcement to the extent that such party reasonably determines such action to be required by applicable Legal Requirement, in which case the party hereto making such determination will, if practicable in the circumstances, use commercially reasonable efforts to allow the other parties hereto reasonable time to comment on such release or public announcement in advance of its issuance; provided, further, however, that if Acquiror determines that it is required by applicable Legal Requirement to make any such press release or public announcement, the contents thereof shall be determined by Acquiror in its sole discretion (even if comments thereto are provided by the Company). None of the Company, the Securityholder Representative, the Company Securityholders, nor any of their respective Representatives shall issue any statement or communication to any third party (other than its Representatives that are bound by confidentiality restrictions) regarding the subject matter of this Agreement, any Company Related Agreement, or any other Contract to which they are party in connection with the Merger, or the Merger or the other transactions contemplated hereby and thereby, without the prior written consent of Acquiror; provided, that after Closing the Securityholder Representative shall be permitted to communicate with the Company Securityholders in accordance with the terms of that certain Nondisclosure Agreement, dated as of April 11, 2017, by and between the Company and the Securityholder Representative.

5.15Closing Certificates.  At or prior to Closing, the Company shall deliver or cause to be delivered to Acquiror the certificates, notices, letters and other instruments and documentation to be delivered by the Company under Section 6.2, including those referenced in Sections 6.2(m), 6.2(n), 6.2(t), 6.2(u), 6.2(v), 6.2(w).

5.16Director and Officer Insurance and Indemnification.

(a)Prior to the Closing, the Company shall obtain at its expense a fully prepaid “tail” directors’ and officers’ liability insurance policy, which (i) has an effective term of six (6) years from the Effective Time, (ii) covers only those persons who are currently covered by the Company’s and the Company Subsidiaries’ existing directors’ and officers’ liability insurance policy in effect as of the Agreement Date and only for matters occurring at or prior to the Effective Time, and (iii) contains coverage terms comparable to those applicable to the current directors and officers of the Company and the Company Subsidiaries (the “Company D&O Tail Policy”).  The Surviving Corporation (following the Effective Time) and Acquiror shall not cancel (or permit to be cancelled) the Company D&O Tail Policy during its term.  The cost of any Company D&O Tail Policy shall be considered a Transaction Expense for purposes hereof.

(b)From and after the Effective Time, and until the sixth (6th) anniversary of the Effective Time, Acquiror shall cause the Surviving Corporation (and, to the extent applicable, any

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successor or assign of the Surviving Corporation) to fulfill and honor in all material respects the obligations of the Company to Persons who on or prior to the Effective Time are or were directors and/or officers of the Company or any Company Subsidiary (the “Company Indemnified Parties”) pursuant to any indemnification provisions under the Company’s Certificate of Incorporation or Bylaws or similar charter documents of any Company Subsidiary as in effect on the Agreement Date and pursuant to any indemnification agreements between the Company or any Company Subsidiary and such Company Indemnified Parties existing as of the Agreement Date, in each case which have been disclosed on the Disclosure Schedule and true and complete copies of which have been made available to Acquiror (the “Company Indemnification Provisions”), with respect to claims arising out of matters occurring at or prior to the Effective Time; provided, however, that (i) the foregoing obligations shall be subject to any limitation imposed by applicable Legal Requirements, and (ii) no Company Indemnified Party shall have any right of contribution, indemnification or right of advancement from the Surviving Corporation or its successor with respect to any Losses claimed by any of the Indemnified Parties against such Company Indemnified Party in his or her capacity as a Company Securityholder pursuant to this Agreement.

(c)Subject to the other express terms of this Agreement (including, without limitation, Section 1.10), Acquiror shall be under no obligation to maintain the existence of the Surviving Corporation for any specified period following the Effective Time.

5.17Amendment to Certificate of Incorporation.  Prior to the Closing Date, the Company shall cause its certificate of incorporation to be amended and restated in the form attached hereto as Exhibit B (the “Certificate Amendment”), which shall be in full force and effect prior to the Effective Time.  The Certificate Amendment shall have been approved by the Company Board and the Required Stockholder Approval shall have been obtained with respect thereto.  The Company shall provide a true and complete copy of the Certificate Amendment to Acquiror prior to the Effective Time.

Article VI

Conditions to the Merger

6.1Conditions to the Obligations of Each Party to Effect the Merger.  The respective obligations of the Company, Acquiror and Merger Sub to commence with the Closing and effect the Merger shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

(a)Regulatory Approvals.  All filings with and other consents or approvals of any Governmental Entity required to be made or obtained in connection with the Merger and the other Transactions shall have been made or obtained and shall be in full force and effect and any waiting period under any applicable antitrust or Competition Law, regulation or other Legal Requirement shall have expired or been terminated.

(b)No Legal Impediments.  No Legal Requirement (whether temporary, preliminary or permanent) shall be in effect that has the effect of making the Merger or any of the other Transactions illegal or otherwise prohibiting or preventing consummation of the Merger.

(c)Required Stockholder Approval.  The Required Stockholder Approval shall have been obtained.

6.2Conditions to the Obligations of Acquiror and Merger Sub. The obligations of Acquiror and Merger Sub to commence with the Closing and effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Acquiror and Merger Sub:

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(a)Representations and Warranties.  The representations and warranties of the Company in this Agreement shall have been true and correct in all material respects (without giving effect to any limitation as to “materiality” set forth therein) on the date they were made and shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” set forth therein) on and as of the Closing Date as though such representations and warranties were made on and as of such date (other than such representations and warranties of the Company as of a specified date, which shall be true and correct in all material respects as of such date).

(b)Covenants.  The Company shall have performed (or caused to have been performed) and complied in all material respects with each of the covenants and obligations under this Agreement relating to actions to be taken (or not taken) by the Company and the Company Subsidiaries prior to the Closing.

(c)No Company Material Adverse Effect.  There shall not have occurred a Company Material Adverse Effect.

(d)No Litigation.  There shall be no Action of any nature pending, or threatened in writing, against Acquiror, the Company, the Company Subsidiaries, or their respective properties or any of their respective officers or directors (in their respective capacities as officers and directors of Acquiror, the Company or the Company Subsidiaries) by any Person (x) seeking to restrain, enjoin or otherwise prohibit the Merger or the Transactions, or (y) arising out of or in any way connected with the Merger or the other Transactions and that seeks money damages in excess of $1,000,000.

(e)Appraisal Rights.

(i)The Company shall have provided evidence of the delivery of a notice in accordance with the applicable provisions of Delaware Law such that no stockholder of the Company will be able to exercise appraisal rights if such stockholder has not perfected such appraisal rights in accordance with Delaware Law.

(ii)No more than eighteen percent (18%) of the outstanding shares of Company Capital Stock shall be held by Company Stockholders that have a right to exercise appraisal, dissenters’ or similar rights under Delaware Law with respect to their shares of Company Capital Stock by virtue of the Merger.

(f)No Burdensome Regulatory Conditions.  No Governmental Entity shall have enacted, issued, promulgated, enforced, entered or deemed applicable to the Merger any Legal Requirement (whether temporary, preliminary or permanent), and no such Legal Requirement (whether temporary, preliminary or permanent) is threatened, which is in effect and which requires, or, if enacted, issued, promulgated, enforced, entered or deemed applicable would reasonably be expected to require the Company or Acquiror, or any of their respective Subsidiaries, to agree to any change to their respective businesses as currently conducted and as currently contemplated to be conducted.

(g)New Employee Arrangements.

(i)Key Employee Agreements.  Each of the Key Employee Agreements executed and delivered by the Key Employees concurrently with the execution and delivery of this Agreement shall be in full force and effect, all of the Key Employees shall remain employed by the Company as of immediately prior to the Closing.  None of Jason Young, Xavier Facon, Tom Jones or Stacey Hafers shall have expressed an intention or interest in, or taken any action toward, terminating or amending his or her Key Employee Agreement.

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(ii)Non-Competition Agreements.  Each of the Non-Competition Agreements executed and delivered by the Key Employees concurrently with the execution of this Agreement shall be in full force and effect.  None of Jason Young, Xavier Facon, Tom Jones or Stacey Hafers shall have expressed an intention or interest in, or taken any action toward, terminating or amending his or her Non-Competition Agreement.

(iii)Employees.  Acquiror shall have received evidence in form and substance reasonably satisfactory to Acquiror that all of the Key Employees and at least percent (65%) of the current Company Employees, excluding the Key Employees, receiving offers of employment from Acquiror (or any of its Affiliates) (A) have entered into employment arrangements with Acquiror (or such Affiliate) pursuant to such Person’s execution and delivery of an employment agreement, code of conduct, and confidential inventions proprietary rights assignment agreement, in each case on Acquiror’s (or such Affiliate’s) form (or Key Employee Agreement in the case of Key Employees), (B) remain employed by the Company or a Company Subsidiary as of immediately prior to the Closing, and (C) satisfied Acquiror’s customary employee background investigation be eligible to work in the United States; provided that each such offer shall include compensation and benefits which in the aggregate are no less favorable than that provided to each such employee on the Agreement Date.

(h)280G Stockholder Approval.  Prior to the solicitation of the 280G Approval, each Person who might receive any payments or benefits that Acquiror determines may separately, or in the aggregate, constitute “parachute payments” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) shall have executed and delivered to the Company a 280G Waiver (it being understood that such determination shall be consistent with any reasonable and good faith analysis prepared by Reed Smith LLP concerning such matters), and such 280G Waiver shall be in effect immediately prior to the Closing.  With respect to any payments and/or benefits that Acquiror determines may constitute “parachute payments” under Section 280G of the Code and the regulations thereunder with respect to any Company Employees, the Company Stockholders shall have (i) approved, pursuant to the method provided for in the regulations promulgated under Section 280G of the Code, any such “parachute payments” or (ii) shall have voted upon and disapproved such parachute payments, and, as a consequence, such “parachute payments” shall not be paid or provided, pursuant to the 280G Waiver described herein.

(i)Third Party Contracts.

(i)The Company shall have sent the notices set forth on Schedule 5.11(a) hereto in form and substance reasonably satisfactory to Acquiror.

(ii)The Company shall have terminated each of those Contracts set forth on Schedule 5.11(b) hereto in a manner reasonably satisfactory to Acquiror

(j)Accredited Investor Questionnaires.  Acquiror shall have received from the Company all accredited investor questionnaires received by the Company from the Company Securityholders in connection with the transactions contemplated by this Agreement, in form and substance reasonably acceptable to Acquiror (each, an “Accredited Investor Questionnaire”).

(k)Joinder Agreements.  Acquiror shall have received executed Joinder Agreements from (i) Company Securityholders representing, in the aggregate, Overall Pro Rata Portions of more than eighty-two percent (82%) (assuming the greatest possible Total Earnout Consideration), and (ii) all Key Employees, Company KERP Participants, and Company Board Plan Participants.

(l)Resignations of Officers and Directors.  Acquiror shall have received an executed Director and Officer Resignation Letter from (i) each director of the Company and each Company

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Subsidiary and (ii) each officer of the Company and each Company Subsidiary listed on Section 2.1(c) of the Disclosure Schedule.

(m)Company Closing Statement.  Acquiror shall have received the Company Closing Statement, certified as complete and correct by the Chief Executive Officer and Chief Financial Officer of the Company as of the Closing Date.

(n)Spreadsheet.  Acquiror shall have received the Spreadsheet, certified as complete and correct by the Chief Executive Officer and Chief Financial Officer of the Company as of the Closing Date.

(o)Closing Indebtedness Pay-off Letters; Closing Expense Pay-off Letters.  Acquiror shall have received from the Company duly and validly executed Closing Indebtedness Pay-off Letters, and Closing Expense Pay-off Letters.

(p)Escrow Agreement.  The Securityholder Representative shall have executed and delivered to Acquiror the Escrow Agreement.

(q)Payments Agreement.  The Securityholder Representative shall have executed and delivered to Acquiror the Payments Agreement.

(r)Registration Rights Agreement.  The Securityholder Representative shall have executed and delivered to Acquiror the Registration Rights Agreement.

(s)Certificate Amendment.  The Company shall have provided evidence in form and substance satisfactory to Acquiror that the Certificate Amendment shall be in full force and effect, shall have been approved by the Company Board and the Required Stockholder Approval shall have been obtained with respect thereto.

(t)Certificate of the Company.  Acquiror shall have received a certificate from the Company, validly executed by the Chief Executive Officer and Chief Financial Officer of the Company for and on the Company’s behalf, to the effect that, as of the Closing:

(i)the representations and warranties of the Company in this Agreement were true and correct in all material respects (without giving effect to any limitation as to “materiality” set forth therein) on the date they were made and are true and correct in all material respects (without giving effect to any limitation as to “materiality” set forth therein) on and as of the Closing Date as though such representations and warranties were made on and as of such date (other than such representations and warranties of the Company as of a specified date, which were true and correct in all material respects as of such date);

(ii)the Company has performed and complied in all material respects with each of the covenants and obligations under this Agreement required to be performed and complied with by the Company as of the Closing;

(iii)there has not been a Company Material Adverse Effect; and

(iv)the conditions to the obligations of Acquiror and Merger Sub set forth in this Section 6.2 have been satisfied (unless otherwise waived in accordance with the terms hereof).

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(u)Certificate of Secretary of Company.  Acquiror shall have received a certificate, validly executed by the Secretary of the Company certifying (i) as to the terms and effectiveness of the Charter Documents, (ii) as to the valid adoption of resolutions of the Company Board (whereby the Merger and the transactions contemplated hereunder were unanimously approved by the Company Board) and (iii) that the Required Stockholder Approval has been obtained.

(v)Certificate of Good Standing.  Acquiror shall have received a long-form certificate of good standing from the Secretary of State of the State of Delaware which is dated within two (2) Business Days prior to Closing with respect to the Company.

(w)Certificate of Status of Foreign Corporation.  Acquiror shall have received a certificate of good standing from the applicable Governmental Entity in each jurisdiction where it is qualified to do business, all of which are dated within two (2) Business Days prior to the Closing with respect to the Company.

(x)FIRPTA Documentation.  Acquiror shall have received the FIRPTA documentation from the Company, including the IRS Notice and the FIRPTA Notice.

6.3Conditions to the Obligations of the Company.  The obligations of the Company to commence with the Closing and to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a)Representations and Warranties.  The representations and warranties of Acquiror and Merger Sub in this Agreement shall have been true and correct in all material respects (without giving effect to any limitation as to “materiality” set forth therein) on the date they were made and shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” set forth therein) on and as of the Closing Date as though such representations and warranties were made on and as of such date (other than such representations and warranties of Acquiror and Merger Sub as of a specified date, which shall be true and correct in all material respects as of such date).

(b)Covenants.  Each of Acquiror and Merger Sub shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by the Company as of the Closing.

(c)Escrow Agreement.  Acquiror shall have executed and delivered, and caused the Escrow Agent to have executed and delivered, to the Company and the Securityholder Representative the Escrow Agreement.

(d)Payments Agreement.  Acquiror shall have executed and delivered, and caused the Exchange Administrator to have executed and delivered, to the Company and the Securityholder Representative the Payments Agreement.

(e)Registration Rights Agreement.  Acquiror shall have executed and delivered the Registration Rights Agreement to the Company and the Securityholder Representative.

(f)Certificate of Acquiror.  Company shall have received a certificate executed by an authorized officer of Acquiror for and on behalf of Acquiror to the effect that, as of the Closing:

(i)the representations and warranties of Acquiror and Merger Sub in this Agreement were true and correct in all material respects (without giving effect to any limitation as to

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“materiality” set forth therein) on the date they were made and are true and correct in all material respects (without giving effect to any limitation as to “materiality” set forth therein) on and as of the Closing Date as though such representations and warranties were made on and as of such date (other than such representations and warranties of Acquiror and Merger Sub as of a specified date, which were true and correct in all material respects as of such date); and

(ii)Acquiror and Merger Sub have performed and complied in all material respects with each of the covenants and obligations under this Agreement required to be performed or complied with by such parties as of the Closing.

(iii)The conditions to the obligations of the Company set forth in this Section 6.3 have been satisfied (unless otherwise waived in accordance with the terms hereof).

Article VII

Termination, Amendment and Waiver

7.1Termination.  At any time prior to the Closing, this Agreement may be terminated and the Merger abandoned by authorized action taken by the terminating party, whether before or after the Required Stockholder Approval:

(a)by mutual written consent of Acquiror and the Company;

(b)by either Acquiror or the Company, if the Closing shall not have occurred on or before June 30, 2017 or such other date that Acquiror and the Company may agree upon in writing (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose breach of this Agreement has been a principal cause of or resulted in the failure of the Closing to occur on or before the Termination Date and such action or failure to act constitutes breach of this Agreement;

(c)by Acquiror if the Required Stockholder Approval is not delivered to Acquiror within twenty-four (24) hours after the execution of this Agreement;

(d)by either Acquiror or the Company, if any Legal Requirement shall be in effect which has the effect of making the Merger or any other transaction contemplated by this Agreement illegal or otherwise prohibits the consummation of the Merger or any other transaction contemplated by this Agreement; provided, that, in the case of any such Legal Requirement that is an Order, such Order has become final and non-appealable;

(e)by Acquiror, if any Governmental Entity shall have taken any action, or enacted, issued, promulgated, enforced, entered or deemed applicable to the Merger any Legal Requirement, that would result in the Company or Acquiror or any of their respective Subsidiaries being required to change their respective businesses as currently conducted or as currently contemplated to be conducted;

(f)by Acquiror, if there shall have occurred any Company Material Adverse Effect;

(g)by Acquiror, if there has been a breach of or inaccuracy in any representation, warranty, covenant or agreement of the Company set forth in this Agreement such that the conditions set forth in Section 6.2(a) or Section 6.2(b) hereof would not be satisfied, and such breach or inaccuracy has not been cured within twenty (20) calendar days after written notice thereof to the Company; provided, however, that no cure period shall be required for a breach or inaccuracy which by its nature cannot be

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cured or if any of the conditions to Closing for Acquiror are incapable of being satisfied on or before the Termination Date; or

(h)by the Company, if there has been a breach of or inaccuracy in any representation, warranty, covenant or agreement of Acquiror or Merger Sub set forth in this Agreement such that the conditions set forth in Section 6.3(a) or Section 6.3(b) hereof would not be satisfied, and such breach or inaccuracy has not been cured within twenty (20) calendar days after written notice thereof to the Company; provided, however, that no cure period shall be required for a breach or inaccuracy which by its nature cannot be cured or if any of the conditions to Closing for the Company are incapable of being satisfied on or before the Termination Date.

7.2Effect of Termination.  In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Acquiror, Merger Sub, the Company or their Affiliates or respective Representatives; provided, however, that each party hereto and each Person shall remain liable for any willful and material breaches of this Agreement; provided, further, however, that (a) the provisions of Section 5.6 (Expenses), Section 5.11(d) (Contract Notices, Consents, Amendments and Terminations), Section 5.14 (Confidentiality), this Section 7.2 (Effect of Termination), the exculpation and indemnification provisions of Section 8.9 (Securityholder Representative), and Article IX (General Provisions) shall remain in full force and effect and survive any termination of this Agreement, and (b) nothing herein shall relieve any party hereto from liability in connection with any knowing, intentional and material breach of such party’s representations, warranties or covenants contained herein.

7.3Amendment.  Subject to the provisions of applicable Legal Requirements, the parties hereto may amend this Agreement by authorized action at any time pursuant to an instrument in writing signed on behalf of each of the parties hereto.  To the extent permitted by applicable Legal Requirements, Acquiror and the Securityholder Representative may cause this Agreement to be amended at any time after the Closing by execution of an instrument in writing signed on behalf of Acquiror and the Securityholder Representative.  Notwithstanding anything to the contrary in this Agreement or in any other agreement, instrument or document related to the transactions contemplated in this Agreement and the Related Agreements, any amendment, modification, supplement or waiver of this Agreement, whether prior to or after the Effective Time, that (a) increases any Specified Company Securityholder’s indemnity or other obligations or liabilities under this Agreement, or (b) expands or alters the authority of the Securityholder Representative, in each case will not bind any Specified Company Securityholder without such Specified Company Securityholder’s prior written approval.    For the avoidance of doubt, notwithstanding any provision to the contrary in this Agreement, the Securityholder Representative has no authority to exercise voting power over any voting securities held by a Specified Company Securityholder, and has no authority to provide the written approval that is required in the preceding sentence on behalf of any Specified Company Securityholder.

7.4Extension; Waiver.  At any time at or prior to the Closing, any party hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein.  At any time after the Closing, the Securityholder Representative and Acquiror may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such Person contained herein.  Without limiting the generality or effect of the preceding sentence, no delay in exercising any right under this Agreement shall constitute a waiver of such right, and no waiver

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of any breach or default shall be deemed a waiver of any other breach or default of the same or any other provision in this Agreement.

Article VIII

Indemnification

8.1Survival.  The representations, warranties, and certifications of the Company contained in this Agreement (as modified by the Disclosure Schedule) and the certificates respectively contemplated in Sections 6.2(m), 6.2(n), 6.2(t), and 6.2(u) shall survive the Closing and remain in full force and effect, regardless of any investigation or examination conducted, or any knowledge possessed or acquired, by or on behalf of any of the parties to this Agreement or any of their Affiliates or their Representatives, or any disclosure made by or on behalf of any of any of the foregoing, until 11:59 p.m. (Pacific Time) on the date that is twelve (12) months following the Closing Date (or if such date is not a Business Day, until such time on the first Business Day thereafter) (the date and time of expiration of such 12-month period, the “General Survival Date”); provided, however, that in the event of fraud, willful breach or intentional misrepresentation with respect to a representation, warranty, or certification of the Company contained in this Agreement or in any of the certificates respectively contemplated in Sections 6.2(m), 6.2(n), 6.2(t), and 6.2(u), as applicable, such representation, warranty, or certification shall not terminate until the six (6) year anniversary of the Closing Date, warranty or certification; provided, further, however, that the representations and warranties contained in Section 2.7 (Intellectual Property) (the “IP Representations”) and Section 2.8 (Privacy and Data Protection) (the “Privacy Representations”) shall remain in full force and effect, regardless of any investigation or examination conducted, or any knowledge possessed or acquired, by or on behalf of any of the parties to this Agreement or any of their Affiliates or their Representatives, or any disclosure made by or on behalf of any of any of the foregoing, until 11:59 pm (Pacific Time) on the date that is eighteen (18) months following the Closing Date (the “Special Survival Date”), and that the representations and warranties contained in Section 2.1 (Organization and Good Standing), Section 2.2 (Authority and Enforceability), Section 2.3 (Governmental Approvals and Consents), Section 2.5 (Company Capital Structure), Section 2.14 (Financial Advisors), and Section 2.16 (Tax Matters) (the “Tax Representations”) (the representations and warranties contained in Section 2.1, Section 2.2, Section 2.3, Section 2.5, Section 2.14, and Section 2.16, and the IP Representations are collectively referred to herein as the “Fundamental Representations”) shall remain in full force and effect, regardless of any investigation or examination conducted, or any knowledge possessed or acquired, by or on behalf of any of the parties to this Agreement or any of their Affiliates or their Representatives, or any disclosure made by or on behalf of any of any of the foregoing, until the earlier of the six (6) year anniversary of the Closing Date and the expiration of the statute of limitations applicable to the subject matter of each such representation and warranty (each an “Extended Survival Date” and, collectively with the General Survival Date and the Special Survival Date, each a “Survival Date”).  The representations, warranties, and certifications of Acquiror contained in this Agreement (including any exhibit, schedule, or appendix hereto), or in any certificate or other instrument delivered pursuant to this Agreement shall terminate at the Closing.  The covenants of the Company and the other parties hereto shall survive until the earlier of performance in accordance with the terms of this Agreement, the six year anniversary of the Closing Date and the expiration of the applicable statute of limitations.  Notwithstanding anything to the contrary set forth in this Agreement, in the event that a Claim Notice asserting a breach of a representation, warranty, certification or covenant, or an Indemnifiable Matter is delivered in accordance with the terms of this Agreement before the date on which such representation, warranty, certification, covenant, or Indemnifiable Matter ceases to survive, then the claims set forth in such Claim Notice shall survive for the benefit of all Indemnified Parties beyond the expiration of the applicable Survival Period for such representation, warranty, certification, covenant, or Indemnifiable Matter until finally and fully resolved.  For the avoidance of doubt and notwithstanding anything to the contrary set forth herein, it is the intention of the parties hereto that the foregoing respective survival

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periods and termination dates supersede any applicable statutes of limitations that would otherwise apply to such representations, warranties, certifications, and covenants and in no event may a claim for indemnification with respect to this Agreement or any Related Agreement or any of the certificates contemplated by this Agreement be made after the six (6) year anniversary of the Closing Date.

8.2Indemnification.  From and after and by virtue of the Merger, but subject to the applicable provisions of this Article VIII, the Company Securityholders receiving any portion of the Total Consideration (collectively, the “Seller Indemnifying Parties”) shall severally, but not jointly, and subject to the limitations of this Article VIII, indemnify, defend and hold harmless Acquiror and each of its Affiliates (including the Surviving Corporation) and their respective Representatives, and each Person, if any, who controls or may control Acquiror or such Affiliate within the meaning of the Securities Act (each of the foregoing being referred to individually as an “Acquiror Indemnified Party” and collectively as “Acquiror Indemnified Parties”) from and against, and pay and reimburse each Acquiror Indemnified Party for, any and all claims, losses, liabilities, damages (including consequential damages), deficiencies, Taxes, diminution in value, costs, interest, awards, judgments, penalties, fees and expenses, including reasonable fees and expenses of lawyers, consultants, and other professionals, including any such reasonable costs, fees, and expenses incurred by the Acquiror Indemnified Parties in connection with investigating, defending against or settling any of the foregoing (each an “Acquiror Loss” and collectively, “Acquiror Losses”) to the extent directly or indirectly, whether or not due to a Third Party Claim, arising out of, resulting from, relating to, or in connection with:

(a)any failure or breach of, or inaccuracy in, as of the Agreement Date or as of the Closing Date as if made at the Closing Date or, for representations and warranties of the Company made as of a specified date, any failure or breach of, or inaccuracy in, as of such date, any representation or warranty made by the Company in this Agreement (as modified by the Disclosure Schedule) or the certificates respectively contemplated in Sections 6.2(m), 6.2(n), 6.2(t),and 6.2(u);

(b)any breach of, default in, or the Company’s failure to comply, in each case prior to the Effective Time, with any of the covenants or agreements made by the Company in this Agreement;

(c)any Unpaid Liabilities (to the extent Closing Cash is not reduced by such amount) that are not taken into account in the calculation of the Final Total Closing Cash Consideration;

(d)regardless of any disclosure of any matter set forth in the Disclosure Schedule, any Pre-Closing Taxes that are not taken into account in the calculation of the Final Total Closing Cash Consideration;

(e)regardless of any disclosure of any matter set forth in the Disclosure Schedule, any Equityholder Matters;

(f)regardless of the disclosure of any matter set forth in the Disclosure Schedule, any fraud, willful breach or intentional misrepresentation by the Company or any of its Affiliates or its or their respective directors, officers, employees, agents, or advisors (in each case, whether or not acting in their capacity as such) in connection with this Agreement, the Merger, or the other transactions contemplated hereby or the Company Related Agreements or the transactions contemplated thereby;

(g)regardless of the disclosure of any matter set forth in the Disclosure Schedule, the matter referenced in Section 2.6 of the Disclosure Schedule; and

(h)(i) with respect to any Third Party Claim settled or resolved with the Securityholder Representative’s consent in accordance with Section 8.8, all Defense Costs therefor and all

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the amounts paid in settlement or resolution thereof, and (ii) with respect to any other Third Party Claim, 50% of the Defense Costs therefor and 50% of the amounts paid in settlement or resolution thereof (the matters described in the foregoing clauses (a) through (h) being referred to herein as the “Indemnifiable Matters”).

From and after and by virtue of the Merger, but subject to the applicable provisions of this Article VIII, Acquiror and the Surviving Corporation shall indemnify, defend and hold harmless the Company Securityholders, each of their respective Affiliates and Representatives, and each Person, if any, who controls or may control a Company Securityholders or such Affiliate within the meaning of the Securities Act (each of the foregoing being referred to individually as a “Seller Indemnified Party” and collectively as “Seller Indemnified Parties”) from and against, and pay and reimburse each Seller Indemnified Party for, any and all claims, losses, liabilities, damages (including consequential damages), deficiencies, Taxes, diminution in value, costs, interest, awards, judgments, penalties, fees and expenses, including reasonable fees and expenses of lawyers, consultants, and other professionals, including any such reasonable costs, fees, and expenses incurred by the Seller Indemnified Parties in connection with investigating, defending against or settling any of the foregoing (each a “Seller Loss” and collectively, “Seller Losses”) to the extent directly or indirectly arising out of, resulting from, relating to, or in connection with any breach of, default in, or Acquiror’s or Merger Sub’s failure to comply with any of the covenants or agreements made by either of them in this Agreement (but subject, in the case of the covenants or agreements made by either of them in Section 1.10, to the terms, conditions, limitations and qualifications contained in Section 1.10, including the last sentence of Section 1.10(c)(ii)).  As used herein, a “Loss” shall refer to an Acquiror Loss or a Seller Loss, as applicable, and an “Indemnified Party” shall refer to an Acquiror Indemnified Party or a Seller Indemnified Party, as applicable (provided, that, with respect to any actions to be taken by an Indemnified Party with respect to a claim for indemnification under this Article VIII. “Indemnified Party” shall mean Acquiror or the Securityholder Representative, on behalf of the Company Securityholders, as applicable) and the “Indemnifying Party” shall refer to the party obligated to indemnify such Indemnified Party or, more specifically, as a “Seller Indemnifying Party” and the “Seller Indemnifying Parties” or an “Acquiror Indemnifying Party” and the “Acquiror Indemnifying Parties”.

For the purpose of this Article VIII only, solely when determining the amount of Losses suffered (but not whether a breach, inaccuracy or failure has occurred) by an Indemnified Party as a result of any breach or inaccuracy of a representation or warranty of the applicable Indemnifying Party or any failure by the applicable Indemnifying Party to perform or comply with any covenant or agreement applicable to it that is qualified or limited in scope as to materiality or Company Material Adverse Effect, such representation, warranty, covenant or agreement shall be deemed to be made without such qualification or limitation.

8.3Limitations and Other Indemnification Matters.

(a)The Seller Indemnifying Parties (including any officer or director of the Company or the Company Subsidiaries) shall not have any right of contribution, indemnification, compensation, reimbursement or right of advancement from the Surviving Corporation or Acquiror or any of their Affiliates with respect to any Loss owed by such Seller Indemnifying Party pursuant to this Article VIII by reason of any obligations of the Company or any Company Subsidiary to such Seller Indemnifying Party in his, her, or its capacity as a controlling Person, a holder of Equity Interests, director, officer, manager, employee or agent of the Company or any Company Subsidiary.

(b)Any payments made to an Acquiror Indemnified Party pursuant to this Article VIII will be treated as adjustments to the Total Consideration for Tax purposes and such agreed treatment will govern for purposes of this Agreement, unless otherwise required by applicable Legal Requirements.

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(c)Subject to Section 8.3(d), this Article VIII shall be the sole and exclusive remedy of the Indemnified Parties from and after the Closing for any claims arising out of or related to this Agreement or the Merger, including claims of any inaccuracy in or breach of any representation, warranty or covenant in this Agreement; provided, however, that this Section 8.3(c) shall not be deemed a waiver by any party of any right to specific performance or injunctive relief and nothing in this Agreement shall limit the liability of any Person (other than Acquiror and each of its Affiliates and their respective Representatives, and each Person, if any, who controls or may control Acquiror or such Affiliate within the meaning of the Securities Act) (and this Article VIII shall not be the sole and exclusive remedy of the Acquiror Indemnified Parties) in connection with any fraud, willful breach or intentional misrepresentation committed by such Person or in which such Person was an accomplice with respect to any fraud, willful breach or intentional misrepresentation (it being understood that no Person shall be deemed an accomplice solely by reason of having actual knowledge of any fraud, willful breach or intentional misrepresentation committed by another Person).

(d)Nothing in this Agreement shall limit the right of any Indemnified Party to pursue remedies under any Related Agreement against the parties thereto prior to the six (6) year anniversary of the Closing Date, or limit the right of any Accredited Investor with respect to claims under applicable securities laws.

(e)Except in the case of fraud, willful breach or intentional misrepresentation, and Losses owed to any Acquiror Indemnified Party pursuant to Section 8.2(a) as result of any failure or breach of, or inaccuracy in the Fundamental Representations and, in the case of clause (ii) below, the Privacy Representations, (i) the Acquiror Indemnified Parties may not recover any Losses pursuant to a claim under Section 8.2(a) unless and until the Acquiror Indemnified Parties, as a group, shall have paid, incurred, suffered or sustained at least-four hundred twenty-five thousand dollars ($425,000) in Losses in the aggregate (the “Threshold Amount”), in which case the Acquiror Indemnified Parties shall be entitled to recover all such Losses without regard to the Threshold Amount, and (ii) the recovery of the Acquiror Indemnified Parties for claims under Section 8.2(a) shall be satisfied solely from the Escrow Fund.

(f)Except in the case of fraud, willful breach or intentional misrepresentation, the maximum amount that the Acquiror Indemnified Parties may recover for claims under Section 8.2(a) for any failure or breach of, or inaccuracy in the IP Representations or the Privacy Representations shall be limited to an amount equal to twenty percent (20%) of the Total Consideration.

(g)Except in the case of fraud, willful breach or intentional misrepresentation committed by an a Seller Indemnifying Party or in which such Person was an accomplice with respect to any fraud, willful breach or intentional misrepresentation (it being understood that no Person shall be deemed an accomplice solely by reason of having actual knowledge of any fraud, willful breach or intentional misrepresentation committed by another Person), (i) the maximum amount that the Acquiror Indemnified Parties may recover for Losses owed to the Acquiror Indemnified Parties pursuant to this Article VIII or, subject to Sections 8.3(c) and 8.3(d), otherwise arising out of or related to this Agreement or the Merger (A) from the Seller Indemnifying Parties (as a group) shall be limited to the Total Consideration, and (B) from any Seller Indemnifying Party shall be limited to such Seller Indemnifying Party’s Overall Pro Rata Portion of the Total Consideration; (ii) no Seller Indemnifying Party shall be liable for any Losses owed to the Acquiror Indemnified Parties pursuant to this Article VIII, whether arising out of a single claim or all claims, in excess of (A) in the case of any such claim or claims made against the Escrow Fund, such Seller Indemnifying Party’s Closing Pro Rata Portion of such Losses, or (B) in the case of claims made directly against the Seller Indemnifying Parties, such Seller Indemnifying Party’s Overall Pro Rata Portion of such Losses; and (iii) the maximum amount that the Seller Indemnified Parties may recover from the Acquiror Indemnifying Parties (as a group) for Losses owed to the Seller Indemnified Parties pursuant to this Article VIII shall be limited to the Total Consideration less

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the extent to which the Total Consideration has been actually paid by Acquiror pursuant to this Agreement; provided that, in the case of a claim for indemnification in respect of a breach of any of the covenants contained in Section 1.10 that is permitted to be brought thereunder, the maximum amount that the Seller Indemnified Parties may recover from the Acquiror Indemnifying Parties (as a group) for Losses owed to the Seller Indemnified Parties pursuant to this Article VIII shall be the Accelerated Earnout Payment Amount plus the reasonable fees and expenses of lawyers, consultants and other professionals incurred in connection with such claim, including any such reasonable costs, fees, and expenses incurred in connection with investigating, defending against or settling any such claim, less the extent to which the Total Consideration has been actually paid by Acquiror pursuant to this Agreement.

(h)The rights of the Indemnified Parties to indemnification, compensation or reimbursement, payment of Losses or any other remedy under this Agreement shall not be affected by any investigation or examination conducted with respect to, or any knowledge possessed or acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, by or on behalf of any of the Indemnified Parties or any of their Affiliates or their Representatives with respect to the accuracy or inaccuracy of or compliance with, any representation, warranty, covenant or agreement made by the Company or any other matter.  The waiver of any condition in this Agreement based on the accuracy of any such representation or warranty, or on the performance of or compliance with any such covenant or agreement, will not affect the right to indemnification, compensation or reimbursement, payment of Losses, or any other remedy based on any such representation, warranty, covenant or agreement.  No Indemnified Party shall be required to show reliance on any representation, warranty, certificate or other agreement in order for such Indemnified Party to be entitled to indemnification, compensation or reimbursement hereunder.

(i)In the event an Indemnified Party has suffered a Loss which would give rise to a right to be indemnified under more than one of the subclauses of Section 8.2 hereof, such Indemnified Party shall be entitled to make a claim for such Losses under any and all such subclauses; provided that, for the avoidance of doubt and notwithstanding anything to the contrary in this Agreement, in no event shall any Indemnified Party be entitled to any double recovery with respect to any particular Loss or claim.

(j)A Seller Indemnifying Party may surrender shares of Acquiror Common Stock then held by such Person to satisfy any of its indemnification obligations hereunder with respect to claims made directly against such Seller Indemnifying Party to the extent of the value of such surrendered shares, which shares shall be valued at the Acquiror Trading Price; provided that such Seller Indemnifying Party certifies in a writing delivered to the Acquiror Indemnified Parties that such shares of Acquiror Common Stock to be so surrendered were issued to such Seller Indemnifying Party pursuant to this Agreement or the Escrow Agreement.

(k)Each Indemnified Party shall use commercially reasonable efforts to mitigate any Losses for which such Indemnified Party seeks indemnification under this Article VIII to the extent required by applicable law.

(l)Subject to the other applicable provisions regarding indemnification contained in this Article VIII, if the Company Securityholders are obligated to reimburse or compensate the Acquiror Indemnified Parties for any Acquiror Losses in connection with a claim for indemnification by any of the Acquiror Indemnified Parties under Section 8.2, then indemnification for such Acquiror Losses shall, subject to the applicable limitations, if any, set forth in this Article VIII, be satisfied first from the then remaining balance of the Escrow Fund, second, to the extent recoverable outside the Escrow Fund, by means of a set-off against any then-owing Total Earnout Consideration in accordance with Section 8.4,

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and third, to the extent recoverable outside the Escrow Fund, by asserting claims directly against one or more Indemnifying Parties.

(m)The amount of any Loss payable under this Article VIII by an Indemnifying Party shall be net of any amounts actually recovered by the Indemnified Party from insurance policies or from any other Person alleged to be responsible for such Loss (the “Alternative Arrangements”), in each case net of the following (collectively, the “Collection Expenses”): (i) reasonable and documented costs and expenses (including Taxes) incurred by such Indemnified Party or its Affiliates in procuring such recovery, (ii) any increases in premiums or premium adjustments to the extent attributable to such recovery (applicable to any past, present or future premiums), and (iii) deductibles and other amounts incurred in connection with such recovery.  If, subsequent to an indemnification payment made by or on behalf of an Indemnifying Party for a Loss, the Indemnified Party actually receives any amounts under any Alternative Arrangements with respect to such Loss, then such Indemnified Party shall promptly (but in any event within ten (10) Business Days after receipt of such amounts under such Alternative Arrangements) reimburse the Indemnifying Parties for the indemnification payment actually made to such Indemnified Party by or on behalf of such Indemnifying Parties for such Loss up to the amount actually received by the Indemnified Party under such Alternative Arrangements, in each case, net of all associated Collection Expenses.  For the avoidance of doubt, the Indemnified Parties shall have no obligation to pursue recovery of any Losses through Alternative Arrangements.

(n)Notwithstanding anything to the contrary contained in this Agreement, no Acquiror Indemnified Party will be entitled to indemnification under this Article VIII for any Loss to the extent that it has been taken into account in the final determination of Final Working Capital, Final Indebtedness or Final Company Expenses pursuant to Section 5.12 hereof.

(o)Notwithstanding the definition of Losses in Section 8.2, for purposes of this Article VIII, “Losses” shall not include any punitive damages except to the extent actually awarded to a Governmental Entity or other third party in a third-party Action.

(p)In no event will any Company Securityholder (whether pursuant to this Article VIII or otherwise) be liable for (i) any other Company Securityholder’s breach of a representation, warranty, covenant or agreement (A) specific to a Company Securityholder (as opposed to the Company) in this Agreement or (B) contained in another Company Securityholder’s Joinder Agreement or any other agreement, instrument or document to which such other Company Securityholder is a party, or (ii) except as otherwise provided in Section 8.2(f) or in case such Company Securityholder is an accomplice with respect to any fraud, willful breach or intentional misrepresentation (it being understood that no Person shall be deemed an accomplice solely by reason of having actual knowledge of any fraud, willful breach or intentional misrepresentation committed by another Person), any fraud, willful breach or intentional misrepresentation perpetrated by any other Company Securityholder in his, her or its capacity as such (and not as an officer or director of the Company or any of its Affiliates or any other capacity).

(q)Nothing in this Article VIII shall limit the liability of any party hereto for any breach of any representation, warranty, covenant or agreement contained in this Agreement (as modified by the Disclosure Schedule), any Company Related Agreement or any certificates or other instruments executed and delivered by any party in connection with the transactions contemplated by this Agreement if the Merger does not close.

8.4Set-Off from Earnout.

(a)Subject to Section 8.3 and the other terms of this Agreement, Acquiror shall be entitled to retain and set-off amounts from any then-owing or future-owing Total Earnout Consideration

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(if any) that would otherwise be payable to a Seller Indemnifying Party in accordance with this Agreement, in order to compensate the Acquiror Indemnified Parties for such Seller Indemnifying Party’s Overall Pro Rata Portion of any Losses owed to the Acquiror Indemnified Parties pursuant to this Article VIII, which compensation will occur through the forfeiture of the portion of Total Earnout Consideration (if any) that would otherwise be payable to such Seller Indemnifying Party.

(b)Notwithstanding anything contained herein to the contrary, Acquiror shall be entitled to retain from any then-owing or future owing Total Earnout Consideration (if any) such portion of the Total Earnout Consideration otherwise payable to the Seller Indemnifying Parties in accordance with this Agreement that Acquiror determines, in its reasonable judgment, shall be necessary to satisfy any unresolved or unsatisfied claim for Losses that are recoverable outside of the Escrow Fund and specified in any Claim Notice delivered to the Securityholder Representative in accordance with the terms of this Agreement until such claim for Losses has been resolved or satisfied.  When any such unresolved claim is resolved, Acquiror shall, within twenty (20) Business Days following the resolution or satisfaction of such claim, deliver or cause to be delivered to the Seller Indemnifying Parties from whom payment was withheld the portion of the Total Earnout Consideration (if any), retained by Acquiror, if any, for purposes of satisfying such claim that was not required to satisfy such claim plus interest accruing at a rate of one percent (1%) per annum, from the date such amount was otherwise required to be paid under the terms of this Agreement through the date of payment, in each case, in accordance with Section 1.8 and Section 1.10.

(c)Neither the exercise nor the failure to exercise any right of set-off shall constitute an election of remedies by Acquiror or limit Acquiror in any manner in the enforcement of any other remedy that may be available under this Agreement.

8.5Release of the Escrow Amount.  On or prior to the date that is five (5) Business Days after the General Survival Date, Acquiror and the Securityholder Representative shall deliver to the Escrow Agent a joint written instruction to release cash and a number of shares of Acquiror Common Stock together having an aggregate value equal to (a) the value of the Escrow Fund as of the General Survival Date, less (b) the aggregate amount of all Losses specified in Claim Notices delivered prior to the end of the General Survival Date for indemnification claims in accordance with the terms of this Agreement that have not been resolved prior to the Survival Date (the “Initial Escrow Release Consideration”), to the Company Preferred Holders (or to the Exchange Administrator on behalf of, and who will thereafter distribute the Initial Escrow Release Consideration to, the Company Preferred Holders), such distribution to be made in accordance with the Distribution Rule, with each Company Preferred Holders to receive its, his, or her Closing Pro Rata Portion of such Initial Escrow Release Consideration, such distributions to be made to Unaccredited Investors in cash and to Accredited Investors in shares of Acquiror Common Stock.  For purposes of the foregoing computation, all shares of Acquiror Common Stock included in the Escrow Fund shall be valued at the Acquiror Trading Price.  Upon the resolution of all pending claims for which a portion of the Escrow Fund was withheld on the General Survival Date, and after any release of cash and Acquiror Common Stock from the Escrow Fund to Acquiror or any Acquiror Indemnified Party in accordance with this Article VIII, Acquiror and the Securityholder Representative shall promptly, and in any event within five (5) Business Days, deliver to the Escrow Agent a joint written instruction to release all then-remaining cash and shares of Acquiror Common Stock in the Escrow Fund (the “Final Escrow Release Consideration”) to the Company Preferred Holders (or to the Exchange Administrator on behalf of, and who will thereafter distribute the Final Escrow Release Consideration to, the Company Preferred Holders), with each Company Preferred Holders to receive its, his, or her Closing Pro Rata Portion of such Final Escrow Release Consideration, such distributions to be made to Unaccredited Investors in cash and to Accredited Investors in shares of Acquiror Common Stock.  Notwithstanding anything herein to the contrary, the aggregate number of shares of Acquiror Common Stock to be distributed at any particular time to any Indemnifying Party in

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accordance with this Section 8.5 shall be rounded down to the nearest whole number, and the aggregate amount of cash to be distributed at any particular time to any Indemnifying Party in accordance with this Section 8.5 shall be rounded down to the nearest whole cent.

8.6Claims.

(a)In the event any Indemnified Party is made a party to or otherwise becomes subject to any Action instituted by any third party for which the liability or the costs or expenses constitute Losses, or the Indemnified Party otherwise incurs, pays, reserves or accrues a liability, and for which indemnification may reasonably be sought under this Article VIII and such Indemnified Party wishes to assert a claim under this Article VIII, Acquiror shall promptly deliver to the Securityholder Representative or in the event an Indemnified Party elects to pursue such claim directly against an Indemnifying Party, to such Indemnifying Party directly, a certificate signed by one of its authorized representatives (an “Claim Notice”):

(i)stating that the Indemnified Party has incurred, paid, reserved or accrued, or reasonably and in good faith anticipates that it may incur, pay, reserve or accrue, Losses for which indemnification may reasonably be sought under Article VIII of this Agreement;

(ii)stating the estimated amount of such Losses to the extent reasonably estimable (which, in the case of Losses not yet incurred, paid, reserved or accrued, may be the maximum amount reasonably and in good faith anticipated by the Indemnified Party  to be incurred, paid, reserved or accrued); and

(iii)specifying in reasonable detail (based upon the information then possessed by the Indemnified Party) the nature of the claim to which such Losses are related.

The date of such delivery of a Claim Notice is referred to herein as the “Claim Date” of such Claim Notice (and the claims for indemnification, compensation, or reimbursement contained therein).  The Indemnified Party may update any Claim Notice from time to time to reflect any changes in the actual or estimated amount of Losses set forth therein or the other information contained therein, by delivery of such updated Claim Notice to the Securityholder Representative (or Acquiror, as applicable) or, in the event an Indemnified Party elects to pursue such claim directly against an Indemnifying Party, to such Indemnifying Party directly.

(b)The Securityholder Representative or Acquiror, as applicable, may object to a claim set forth in a Claim Notice by delivering to the other a written statement of objection to the claim made in the Claim Notice (an “Objection Notice”), provided that, to be effective, such Objection Notice must (i) be delivered to the Indemnified Party prior to 5:00 p.m. (Pacific Time) on the thirtieth (30th) day following the Claim Date of the Claim Notice (such deadline, the “Objection Deadline” for such Claim Notice and the claims for indemnification, compensation, or reimbursement contained therein) and (ii) set forth in reasonable detail the nature of the objections to the claims in respect of which the objection is made.

(c)If the Securityholder Representative or Acquiror, as applicable, does not object in writing (as provided in Section 8.6(b)) to the claims contained in a Claim Notice prior to the Objection Deadline for such Claim Notice, such failure to so object shall be an irrevocable acknowledgment by the Securityholder Representative on behalf of the Seller Indemnifying Parties or Acquiror on behalf of the Acquiror Indemnifying Parties, as applicable, that the applicable Indemnified Parties are entitled to the full amount of the claims for Losses set forth in such Claim Notice (and such entitlement shall be conclusively and irrefutably established) (any such claim, an “Unobjected Claim”).

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(i)In such event, where the Indemnified Parties are Acquiror Indemnified Parties, Acquiror and the Securityholder Representative shall, as promptly as practicable thereafter, deliver a joint written instruction to the Escrow Agent to release to Acquiror that number of shares of Acquiror Common Stock and an amount of cash having an aggregate value equal to the amount of Losses set forth in the Unobjected Claim (such distribution to be made in accordance with the Distribution Rule) and, if the value of Acquiror Common Stock then remaining in the Escrow Fund is insufficient to cover the full amount of such claim, the Indemnified Parties are entitled to recovery for such claim outside of the Escrow Fund and, and Acquiror’s set-off rights under Section 8.4 are also insufficient to cover the full amount of such claim, each Indemnifying Party shall, within ten (10) days following receipt of direct notice of such payment obligation, pay in cash such Indemnifying Party’s Overall Pro Rata Portion of such Losses set forth in such Unobjected Claim to Acquiror.

(ii)In such event, where the Indemnified Parties are Seller Indemnified Parties, the Acquiror Indemnifying Parties shall, within ten (10) days following the Objection Deadline, pay in cash the Losses set forth in such Unobjected Claim to the Exchange Administrator for further distribution to the Company Securityholders.

8.7Resolution of Objections to Claims.

(a)If the Securityholder Representative or Acquiror, as applicable, objects in writing to any claim or claims by the Indemnified Party made in a Claim Notice by delivering an effective Objection Notice prior to the Objection Deadline, Acquiror and the Securityholder Representative shall attempt in good faith for thirty (30) days after the Indemnified Party’s receipt of such written objection to resolve such objection.  If Acquiror and the Securityholder Representative resolve and come to an agreement regarding the claim(s) made in the Objection Notice, a memorandum setting forth such agreement (the “Settlement Memorandum”) shall be prepared and signed by both parties, which Settlement Memorandum shall be final and conclusive and binding on the Indemnifying Parties.  In such event, the Losses for which the Indemnifying Parties are entitled payment under the Settlement Memorandum shall be paid in accordance with Section 8.6(c), mutatis mutandis.

(b)If no such agreement can be reached after good faith negotiation and prior to thirty (30) days after the Indemnified Party’s receipt of such written objection (or such later date as may be agreed in writing by Acquiror and the Securityholder Representative), either Acquiror or the Securityholder Representative may, subject to Section 9.8 and Section 9.10, commence an Action in a court of competent jurisdiction.

8.8Third-Party Claims.  In the event that Acquiror becomes aware of a third-party Action which constitutes a matter for which either (a) an Indemnified Party is entitled to indemnification, compensation, or reimbursement under Section 8.2 or (b) if determined adversely to Acquiror or any other Indemnified Party, would provide a basis for a claim under any of the Indemnifiable Matters (each such claim, a “Third Party Claim”), Acquiror shall have the right in its sole discretion to conduct the defense of and to settle or resolve any such claim, and the costs and expenses incurred by Acquiror in connection with the investigation and defense of such claim (including reasonable attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs) (such costs and expenses, the “Defense Costs”) shall be deemed Losses for which Acquiror is entitled to indemnification, compensation and reimbursement in accordance with and to the extent provided in this Article VIII regardless of the outcome of such Third Party Claim.  The Securityholder Representative shall have the right to receive copies of all pleadings, notices and communications with respect to any Third Party Claim to the extent that receipt of such documents does not affect any privilege relating to any Indemnified Party, subject to the execution by the Securityholder Representative of Acquiror’s (and, if required such third party’s) standard non-disclosure agreement to the extent such materials contain confidential or proprietary

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information, and shall be entitled, at the expense of the Securityholder Representative (on behalf of Company Securityholders), to participate in, but not to determine or conduct, any defense of the Third Party Claim or settlement negotiations with respect to the Third Party Claim.  However, except with the consent of the Securityholder Representative, which shall not be unreasonably withheld, conditioned, or delayed, and which shall be deemed to have been given unless the Securityholder Representative shall have objected within thirty (30) days after a written request for such consent by Acquiror, the amount paid in the settlement or resolution of any such claim to the third-party claimant shall not be determinative of the existence of or amount of Losses relating to such matter.  In the event that the Securityholder Representative has consented to any such settlement or resolution and provided that such amounts do not exceed the limitations on indemnification set forth herein, neither the Securityholder Representative nor the Company Securityholders shall have any power or authority to object under Section 8.6(b) or any other provision of this Article VIII to the amount of any claim by or on behalf of any Indemnified Party against the Escrow Fund, the Total Earnout Consideration (if any) or directly against such Company Securityholders for indemnity with respect to such settlement or resolution.

8.9Securityholder Representative.

(a)By virtue of execution and delivery of a Joinder Agreement, and the adoption of this Agreement and the approval of the Merger by the Company Securityholders, each of the Company Securityholders shall be deemed to have agreed to appoint Shareholder Representative Services LLC as the Securityholder Representative, to act as its, his or her exclusive agent and attorney-in-fact with the authority (but subject to the limitations on authority set forth in this Agreement) to: (i) give and receive notices and communications to or from Acquiror or any other Acquiror Indemnified Party relating to this Agreement or any of the transactions and other matters contemplated hereby or thereby (except to the extent that this Agreement expressly contemplates that any such notice or communication shall be given or received by the Company Securityholders individually); (ii) authorize Acquiror to retain and set-off against all or any portion of the Total Earnout Consideration in satisfaction of claims requiring payment to any Acquiror Indemnified Party (including Acquiror on behalf of itself or any other Acquiror Indemnified Party), including by not objecting to such claims; (iii) object to any claims for indemnification, compensation, or reimbursement under this Article VIII, including those directly against Seller Indemnifying Parties; (iv) consent or agree to, negotiate, enter into settlements and compromises of, and represent the interests of the Seller Indemnifying Parties in any dispute relating to, and comply with Orders with respect to, any claims for indemnification, compensation, or reimbursement under this Article VIII; and (v) take all actions necessary or appropriate in the judgment of the Securityholder Representative for the accomplishment of the foregoing, in each case without having to seek or obtain the consent of any Person under any circumstance; provided, however, that for clarity, in no event shall the Securityholder Representative, through such settlements and compromises, or otherwise, increase any Seller Indemnifying Party’s indemnification obligations beyond that expressly contemplated by this Agreement.  The Securityholder Representative shall only have the power and authority to act regarding matters pertaining to the Company Securityholders as a group and not individually, and shall not have power or authority to treat any particular Company Securityholder in a manner different from any other Company Securityholder (except as consistent with such Company Securityholder’s Closing Pro Rata Portion or Overall Pro Rata Portion). The Securityholder Representative shall not have any power or authority to bind any Company Securityholder to any obligations or restrictions applicable to such Company Securityholder beyond the subject matter of an Indemnifiable Matter, the determination of the Final Total Closing Cash Consideration and the determination of Total Earnout Consideration.  The Person serving as the Securityholder Representative may be replaced from time to time by a vote of the Persons then holding an Overall Pro Rata Portion greater than two-thirds (2/3) of the aggregate of all Overall Pro Rata Portions.  The Securityholder Representative may resign at any time in accordance with the terms of the Securityholder Representative’s engagement letter.

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(b)The Securityholder Representative will incur no liability of any kind with respect to any action or omission by the Securityholder Representative in connection with its services pursuant to this Agreement and the agreements ancillary hereto, except in the event of liability directly resulting from the Securityholder Representative’s gross negligence, fraud, willful misconduct or bad faith.  The Company Securityholders shall severally, but not jointly (in accordance with their respective Overall Pro Rata Portions) indemnify the Securityholder Representative and hold the Securityholder Representative harmless against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with the Securityholder Representative’s execution and performance of this Agreement and any agreements ancillary hereto, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been directly caused by the gross negligence, willful misconduct, fraud or bad faith of the Securityholder Representative, the Securityholder Representative will reimburse the Company Securityholders the amount of such indemnified Representative Loss to the extent attributable to such gross negligence, willful misconduct, fraud or bad faith. If not paid directly to the Securityholder Representative by the Company Securityholders, any such Representative Losses may be recovered by the Securityholder Representative from (i) the funds in the Expense Fund, (ii) the Escrow Fund at such time as remaining amounts would otherwise be distributable to the Company Securityholders, and (iii) from the Total Earnout Consideration at such time as any such amounts would otherwise be distributable to the Company Securityholders; provided, that while this section allows the Securityholder Representative to be paid from the aforementioned sources of funds, this does not relieve the Company Securityholders from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Securityholder Representative from seeking any remedies available to it at law or otherwise. In no event will the Securityholder Representative be required to advance its own funds on behalf of the Company Securityholders or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of the Company Securityholders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Securityholder Representative under this section.  The foregoing indemnities will survive the Closing, the resignation or removal of the Securityholder Representative or the termination of this Agreement.

(c)Notwithstanding anything to the contrary in this Agreement or any Related Agreement, the Securityholder Representative shall only have the power or authority to act regarding matters pertaining to the Company Securityholders as a group and not individually and, shall not have power or authority to treat any particular Company Securityholder in a manner different from any other Company Securityholder (except to the extent expressly contemplated by this Agreement or such Related Agreement) without the particular Company Securityholder’s consent, which will not be unreasonably withheld, conditioned or delayed.  For the avoidance of doubt, the Securityholder Representative consenting to all or a portion of an Indemnifiable Matter, the final determination of Final Closing Cash Consideration, or the final determination of Total Earnout Consideration, or entering into a settlement agreement with respect to any of the foregoing, in accordance with the procedures, limitations of liability and Securityholder Representative authority set forth in this Agreement (as of the Agreement Date and as amended in compliance with Section 7.3) shall not be deemed to implicate or require the prior written approval of a Company Securityholder pursuant to the previous sentence.

(d)After the Closing, any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Securityholder Representative that is within the scope of the Securityholder Representative’s authority under this Agreement shall constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement,

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consent, settlement, resolution or instruction of all the Seller Indemnifying Parties and shall be final, binding and conclusive upon each such Seller Indemnifying Party; and each Acquiror Indemnified Party shall be entitled to rely upon any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of each and every such Seller Indemnifying Party.

Article IX

General Provisions

9.1Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or international courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile or e-mail (with acknowledgment of complete transmission) to the parties at the following addresses; provided, however, that notices sent by mail will not be deemed given until received:

(a)if to Acquiror, Merger Sub or the Surviving Corporation, to:

Quotient Technology Inc.

400 Logue Avenue

Mountain View, California 94043

Attention: Connie Chen

E-mail: legal@quotient.com

with a copy to (which copy shall not constitute notice):

Wilson Sonsini Goodrich & Rosati

Professional Corporation

One Market, Spear Tower, Suite 3300

San Francisco, California 94105

Attention: Denny Kwon and Mark Baudler

E-mail: dkwon@wsgr.com

mbaudler@wsgr.com

(b)if to the Company prior to the Effective Time, to:

Crisp Media, Inc.

545 8th Avenue, 20th Floor

New York, NY 10018

E-mail: jason@crispmobile.com

with a copy (which shall not constitute notice) to:

Reed Smith LLP

10 South Wacker Drive, 40th Floor

Chicago, Illinois 60606

E-mail: MMoore@ReedSmith.com

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(c)If to the Securityholder Representative, to:

If prior to July 31, 2017:

Shareholder Representative Services LLC

1614 15th Street, Suite 200

Denver, CO 80202

Attention: Managing Director

Email: deals@srsacquiom.com

Telephone No.: (303) 648-4085

If on or after July 31, 2017:

Shareholder Representative Services LLC

950 17th Street, Suite 1400

Denver, CO 80202

Attention: Managing Director

Email: deals@srsacquiom.com

Telephone No: (303) 648-4085

with a copy (which shall not constitute notice) to:

Meritage Funds

1530 Blake St., Suite 200

Denver, CO 80202

E-mail: jgarrett@meritagefunds.com

Any party hereto may change the address to which notices and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

9.2Interpretation.  When a reference is made in this Agreement to an Appendix, Exhibit or Schedule, such reference shall be to an Appendix, Exhibit or Schedule to this Agreement unless otherwise indicated. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated.  The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The word “or” is used in the inclusive sense of “and/or.”  The terms “or,” “any” and “either” are not exclusive.  When used herein, the words “to the extent” shall be deemed to be followed by the words “but only to the extent.”  The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”  “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  References to any statute, rule or regulation shall be deemed to refer to such statute, rule or regulation as amended or supplemented from time to time, including through the promulgation of applicable rules or regulations.  References to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any Contract listed on any Schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate Schedule.  References to any Person include the successors and permitted assignees of that Person.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.  References to one gender include all genders.  When used herein, references to “$” or “dollar” shall be deemed to be references to dollars of the United States of America.  The table of

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contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.3Counterparts.  This Agreement may be executed in two or more counterparts, each of which when so executed and delivered shall be an original, but all of which shall be considered one and the same instrument.  Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manners and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  No party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent that such defense relates to lack of authenticity.

9.4Entire Agreement; Parties in Interest.  This Agreement, the Appendixes, Exhibits and Schedules hereto, the Disclosure Schedule, the Related Agreements, the Confidential Disclosure Agreement and the documents and instruments and other agreements among the parties hereto referenced herein constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof, and are not intended to confer upon any other Person any rights or remedies hereunder (except that Section 5.16 is intended to benefit the Company Indemnified Parties and Article VIII is intended to benefit Indemnified Parties).

9.5Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto, and any such assignment without such prior written consent shall be null and void.  Notwithstanding the foregoing, (i) Acquiror may assign this Agreement and any of its rights, interests or obligations hereunder, in connection with a merger, acquisition, sale of all or substantially all of its assets or other change in control transaction, (ii) Acquiror may assign its rights and delegate its obligations hereunder to its Affiliates as long as Acquiror remains ultimately liable for all of Acquiror’s obligations hereunder, and (iii) Acquiror may collaterally assign any of its rights, but not its obligations, under this Agreement to any of its financing sources; provided, however, that no such assignment shall relieve Acquiror of any of its obligations hereunder.

9.6Severability.  In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and shall be interpreted so as reasonably to effect the intent of the parties hereto.  The parties hereto shall use all reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.7Specific Performance and Other Remedies.

(a)The parties to this Agreement agree that, in the event of any breach or threatened breach by the other party or parties hereto, any Company Securityholder or the Securityholder Representative of any covenant, obligation or other agreement set forth in this Agreement or any Related Agreement, as the case may be, (i) each party shall be entitled, without any proof of actual damages (and in addition to any other remedy that may be available to it), to an Order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other agreement

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and an injunction preventing or restraining such breach or threatened breach, and (ii) no party hereto shall be required to provide or post any bond or other security or collateral in connection with any such Order or injunction or in connection with any related action or legal proceeding.

(b)Any and all remedies herein expressly conferred herein upon a party hereto shall be deemed to be cumulative with, and not exclusive of, any other remedy conferred hereby, or by law or in equity upon such party, and the exercise by a party hereto of any one remedy will not preclude the exercise of any other remedy.

(c)The liability of any Person under Article VIII will be in addition to, and not exclusive of, any other liability that such Person may have at law or in equity based on (i) such Person’s fraudulent acts or omissions or willful breach or intentional misrepresentation or (ii) any other fraudulent acts or omissions or willful breach or intentional misrepresentation of which such Person had actual knowledge.

9.8Governing Law.  This Agreement shall be governed by and construed in accordance with the Legal Requirements of the State of Delaware without reference to such state’s principles of conflicts of law.  Subject to the terms of Section 8.7 hereof, each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware (or, in the case of a federal claim as to which federal courts have exclusive jurisdiction, the United States District Court for the District of Delaware) and to the appellate courts therefrom in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the Legal Requirements of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.  Subject to the terms of Section 8.7 hereof, each party agrees not to commence any legal proceedings related hereto except in such courts.

9.9Rules of Construction.  The parties hereto have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, hereby waive, with respect to this Agreement, each Schedule, each Appendix and each Exhibit attached hereto, the application of any Legal Requirement or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

9.10WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, THE RELATED AGREEMENTS, THE MERGER OR THE OTHER TRANSACTIONS, OR THE ACTIONS OF ANY PERSON ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THE NEGOTIATION, ADMINISTRATION, EXECUTION, DELIVERY, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT OR THE RELATED AGREEMENTS.

9.11PRIVILEGE.  Acquiror, for itself and its Affiliates, and its and its Affiliates’ respective successors and assigns, hereby irrevocably and unconditionally acknowledges and agrees that, all attorney-client privileged communications between the Company Securityholders, the Company and their respective current or former Affiliates or Representatives, on the one hand, and their counsel, including Reed Smith LLP, on the other hand, made before the consummation of the Closing in connection with the negotiation, preparation, execution, delivery of this Agreement and any Related Agreement and the Closing, or any dispute concerning such matters, which, immediately before the Closing, would be deemed to be privileged communications and would not be subject to disclosure to Acquiror (or would otherwise not be disclosable to Acquiror without losing any such right of privilege) in connection with

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any dispute or otherwise, shall continue after the Closing to be privileged communications with such counsel and neither Acquiror nor any of its former or current Affiliates or Representatives nor any Person purporting to act on behalf of or through Acquiror or any of its current of former Affiliates or Representatives, shall seek to obtain the same in connection with such dispute by any process on the grounds that the privilege attaching to such communications belongs to Acquiror or the Company, or on any other grounds.

[Signature Page Next]

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IN WITNESS WHEREOF, Acquiror, Merger Sub, the Company and the Securityholder Representative have each caused this Agreement to be executed and delivered individually or by their respective officers thereunto duly authorized, all as of the date first written above.

QUOTIENT TECHNOLOGY INC.

By:	/s/ Mir Aamir
Name:	Mir Aamir
Title:	President and Chief Operating Officer

Carrot Merger Sub, Inc.

By:	/s/ Ron J. Fior
Name:	Ron J. Fior
Title:	President

[Agreement and Plan of Merger]

CRISP MEDIA,INC.

By:	/s/ Jason Young
Name:	Jason Young
Title:	Chief Executive Officer

[Agreement and Plan of Merger]

Shareholder Representative Services LLC, solely in its capacity as Securityholder Representative

By:	/s/ W. Paul Koening
Name:	W. Paul Koening
Title:	Managing Director

[Agreement and Plan of Merger]

APPENDIX A
DEFINED TERMS

“Accredited Cash Pool” means an amount of cash equal to (i) the Total Closing Cash Consideration, minus (ii) (a) the Series A-1 Liquidation Preference, multiplied by (b) the aggregate number of shares of Series A-1 Preferred Stock issued and outstanding immediately prior to the Effective Time that are held by Unaccredited Investors, minus (iii) (a) the Per Share Series A-2 Closing Consideration, multiplied by (b) the aggregate number of shares of Series A-2 Preferred Stock issued and outstanding immediately prior to the Effective Time that are held by a Unaccredited Investors, minus (iv) (a) the Per KERP Unit Closing Consideration, multiplied by (b) the aggregate number of Company KERP Bonus Units granted and outstanding (and not previously forfeited) immediately prior to the Effective Time that are held by an Unaccredited Investor, minus (v) the aggregate Company Board Plan Closing Consideration corresponding to all Company Board Plan Awards granted and outstanding (and not previously forfeited) as of immediately prior to the Effective Time that are held by Unaccredited Investors, minus (vi) (a) the Series A-1 Liquidation Preference, multiplied by (b) the aggregate number of shares of Series A-1 Preferred Stock underlying Company A-1 Warrants outstanding and unexercised immediately prior to the Effective Time that are held by Unaccredited Investors.

“Accredited Cash Ratio” means that fraction equal to (i) the Accredited Cash Pool, divided by (ii) the sum of (a) the Accredited Cash Pool, plus (b) the Total Stock Consideration Value.

“Accredited Investor” means a Company Securityholder who completes and delivers to Acquiror an Accredited Investor Questionnaire in form and substance satisfactory to Acquiror certifying that such Company Securityholder is an “accredited investor” as set forth therein, or who Acquiror in its sole discretion determines to be an “accredited investor” (as such term is defined in Rule 501(a) under the Securities Act.

“Accredited Stock Ratio” means that fraction equal to (i) the Total Stock Consideration Value, divided by (ii) the sum of (a) the Accredited Cash Pool, plus (b) the Total Stock Consideration Value.

“Action” means any action, suit, claim, complaint, litigation, investigation, audit, legal proceeding, arbitration or other similar dispute.

“Acquiror Common Stock” means the common stock of Acquiror, par value of $0.00001 per share.  For all purposes under this Agreement (including Article I and Article VIII), the Acquiror Common Stock issued pursuant to this Agreement will be valued at the Acquiror Trading Price.

“Acquiror Restated Certificate” means Acquiror’s Amended and Restated Certificate of Incorporation, as may hereinafter be amended.

“Acquiror Trading Price” means $11.036165 (as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events).

“Affiliate” of any Person means another Person that directly or indirectly through one of more intermediaries controls, is controlled by or is under common control with, such first Person.

“Behavioral Data” means data collected from an internet protocol address, web beacon, pixel tag, ad tag, cookie, local storage object, software, or by any other means, or from a particular computer, internet browser, mobile telephone, or other device or application, where such data (i) relates to internet viewing, interaction with content or users, or other activities; or (ii) is or may be used to identify, locate or contact an individual or device or application, to predict or infer the preferences, interests, or other

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characteristics of the device or application or of a user of such device or application, or to target advertisements or other content to a device or application, or to a user of such device or application.

“Business” means all of the operations and activities of the Company and the Company Subsidiaries prior to the Closing Date, as operated after the Closing Date by the Surviving Corporation or Acquiror or any of its Affiliates.

“Business Day” means a day (a) other than Saturday or Sunday and (b) on which commercial banks are open for business in San Francisco, California.

[***]

“Change in Control Payments” means (i) any bonus, severance, termination, change in control, transaction, retention, profit-sharing or other similar compensation, benefits or payments to any Person (including payments with either “single-trigger” or “double-trigger” provisions), (ii) any increase of any benefits otherwise payable by the Company or any Company Subsidiary, and (iii) any obligations under WARN or any similar state or local Legal Requirement, in each case of the foregoing clauses (i) through (iii), which are or may become payable by or on behalf of Acquiror, the Company or any Company Subsidiary in connection with the execution and delivery of this Agreement, the consummation of the Merger or any of the other transactions contemplated hereby or by the Company Related Agreements, or as a result of any Company Employee not accepting an offer of employment from Acquiror or one of its Subsidiaries such that he or she was employed by the applicable Person as of immediately following the Effective Time (in each case, either alone or in connection with any other event, contingent or otherwise, or the passage of time), whether payable hereunder, under any Contract or Company Employee Plan, or under any other plan, policy, agreement or arrangement; provided, however, Change in Control Payments shall exclude (a) any compensation, benefits, restricted stock units or other compensatory payments to Continuing Employees pursuant to their respective employment arrangements with Acquiror or any post-Closing changes made with the consent of Acquiror or at Acquiror’s direction, to the Company’s or any Company Subsidiary’s benefit plans, and (b) any payments to be made to Company KERP Participants and Company Board Plan Participants in accordance with Section 1.8(d).

“Change of Control” the consummation of one or a series of related transactions effecting: (i) the acquisition by a Person (other than Acquiror or any of its Affiliates) of at least a majority of the outstanding voting power of Acquiror or the Surviving Corporation (by means of any stock acquisition, merger or similar transaction); or (ii) the sale to a Person (other than Acquiror or any of its Affiliates) of all or substantially all of the assets of Acquiror or the Surviving Corporation; provided, that, for the avoidance of doubt, “Change of Control” shall not include any internal reorganization or other similar corporate restructuring of Acquiror or any of its Subsidiaries.

“Closing Cash” means, without duplication, (i) the aggregate amount of all cash and cash equivalents held by the Company and the Company Subsidiaries, whether on hand or in deposit, checking, brokerage or other accounts of, or in any safety deposit box or other physical storage device provided by, a financial institution, in each case to the extent constituting “cash and cash equivalents” under GAAP, plus, (ii) to the extent not already reflected in cash and cash equivalents, the aggregate amount of all un-cleared deposits of the Company, minus (iii) the aggregate amount of cash needed to fund checks, drafts, draws and any electronic disbursements written or ordered by the Company or any Company Subsidiary but not cleared prior to the Closing (including in respect of any repayment of Unpaid Liabilities to be made by the Company prior to the Closing); provided, however, that other than sixty-one thousand twenty-three dollars and forty-eight cents ($61,023.48) in security deposits for the Company’s and the Company Subsidiaries’ leased property, Closing Cash shall not include (a) any cash or cash equivalents subject to any legal or contractual restriction on the ability to transfer or use such cash

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or cash equivalents for any lawful purpose, including security deposits, collateral reserve accounts, escrow accounts, custodial accounts, and other similar restricted cash or cash equivalents, (b) pre-payments from customers (which shall be included in the calculation of “Net Working Capital”), or (c) deposits from customers for Contracts with respect to which the Company or a Company Subsidiary has not completed performance (which shall be included in the calculation of “Net Working Capital”).

“Closing Indebtedness” means the aggregate amount of all Company Indebtedness that has not been repaid by, or on behalf of, the Company or any of its Subsidiaries prior to, or concurrently with, the Closing.

“Closing Pro Rata Portion” means, with respect to a particular Company Preferred Holder, an amount equal to the quotient obtained by dividing (i) the aggregate value of the Total Closing Cash Consideration and Total Stock Consideration payable to such Person in accordance with Sections 1.8(a), 1.8(b), and 1.8(c) (including amounts contributed to the Escrow Fund and the Expense Fund) by (ii) the aggregate value of the Total Closing Cash Consideration and Total Stock Consideration payable to all Company Preferred Holders in accordance with Sections 1.8(a), 1.8(b), and 1.8(c) (including amounts contributed to the Escrow Fund and the Expense Fund).

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.

“Code” means the United States Internal Revenue Code of 1986.

“Company 401(k) Plan” shall mean a defined contribution plan that is sponsored by the Company or one of its ERISA Affiliates that is qualified under Section 401(a) of the Code and that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code.

“Company Board” means the board of directors of the Company.

“Company Board Plan” means the Company’s Board Transaction Bonus Plan, effective as of October 29, 2014, as amended.

“Company Board Plan Award” means, with respect to a Company Board Plan Participant, an amount of cash equal to (i) five thousand dollars ($5,000), multiplied by (ii) that number of fiscal year quarters that such Person has served as a member of the Company Board; provided, however, that, if the foregoing calculation of “Company Board Plan Award” results in an amount in excess of one-hundred thousand dollars ($100,000), then “Company Board Plan Award” shall be equal to one-hundred thousand dollars ($100,000); provided, further, that if such Company Board Plan Participant is the Chairman of the Company Board as of the immediately prior to the Closing, then the amount in clause (i) of this definition shall be ten thousand dollars ($10,000).

“Company Board Plan Award Closing Consideration” means, with respect to a Company Board Plan Participant, that amount of cash equal to (i) that Person’s Company Board Plan Award, multiplied by (ii) the Second Priority Residual Ratio.

“Company Board Plan Award (Accredited) Cash Consideration” means an amount of cash equal to (i) the Company Board Plan Award Closing Consideration, multiplied by (b) the Accredited Cash Ratio.

“Company Board Plan Award (Accredited) Stock Consideration” means that number of shares of Acquiror Common Stock equal to the quotient obtained by dividing (i) the product of (a) the Company

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Board Plan Award Closing Consideration, multiplied by (b) the Accredited Stock Ratio, by (ii) the Acquiror Trading Price.

“Company Board Plan Participant” means a Person to whom Company Board Plan Awards have been granted under the Company Board Plan.

“Company Capital Stock” means the Company Preferred Stock and Company Common Stock.

“Company Closing Statement” means a statement, in form and substance reasonably satisfactory to Acquiror, setting forth in reasonable detail: (i) the Company’s unaudited balance sheet as of the Closing Date immediately prior to and before giving effect to the Closing, which shall be prepared in accordance with GAAP and consistent with the internal accounting standards, policies and principles of the Company, in each case, as used in the preparation of the Company Financial Statements for fiscal year ended June 30, 2016; (ii) the Net Working Capital Amount, including an itemized list of each asset and liability reflected therein, and each other element of the Net Working Capital; (iii) the Total Closing Cash Consideration and each of the components and sub-components thereof; (iv) the Total Stock Consideration and each of the components and sub-components thereof; (iv) the Total Consideration, calculated assuming that (a) Total Earnout Consideration is equal to zero dollars ($0), and (b) Total Earnout Consideration is equal to nineteen million five-hundred thousand dollars ($19,500,000); (v) Per Share Series A-1 (Accredited) Closing Cash Consideration, Per Share Series A-1 (Accredited) Stock Consideration, the Series A-2 Liquidation Preference, the Per Share Series A-2 (Accredited) Cash Consideration, Per Share Series A-2 (Accredited) Stock Consideration, the Per KERP Unit Consideration, the Per KERP Unit (Accredited) Cash Consideration, the Per KERP Unit (Accredited) Stock Consideration, the Company Board Plan Awards, the Company Board Plan Award (Accredited) Cash Consideration, and the Company Board Plan Award (Accredited) Stock Consideration, and the Per Share Total Earnout Consideration (calculated assuming that Total Earnout Consideration is equal to nineteen million five-hundred thousand dollars ($19,500,000)); (vi) the Series A-1 Liquidation Preference, the Series A-2 Liquidation Preference, the Series A-1 Aggregate Liquidation Preference, the Series A-2 Aggregate Liquidation Preference, and Second Priority Residual Amount; (vii) each Company Board Plan Participant and the number of fiscal year quarters that such Person has served as a member of the Company Board as of immediately prior to the Closing; (viii) the Unaccredited Ratio, the Accredited Cash Ratio, the Accredited Stock Ratio, and the Second Priority Residual Ratio; (ix) the Escrow Cash and the Escrow Stock; and (x) all Transaction Expenses (except to the extent such Transaction Expense is a Listed Transaction Expense), and the Change in Control Payments incurred or anticipated to be incurred by or on behalf of the Company or any Company Subsidiary (including any Change in Control Payments anticipated to be incurred after the Closing), including an indication as to whether such amounts have been or will be paid by the Company prior to the Closing and those that will be paid concurrently with the Closing.  The Company Closing Statement shall be certified as complete and correct by the Chief Executive Officer and Chief Financial Officer of the Company as of the Closing Date and delivered together with documentation reasonably satisfactory to Acquiror in support of the information, amounts, and calculations set forth therein.

“Company Common Stock” means the Common Stock, $0.01 par value per share, of the Company.

“Company Employee” means any current or former employee, consultant or independent contractor, consultant, officer or director of the Company, a Company Subsidiary, or any ERISA Affiliate, or Person engaged by the Company or a Company Subsidiary through a third party agency.

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

“Company Employee Agreement” means each management, employment, retention, change in control, severance, Tax gross-up, consulting, relocation, repatriation or expatriation agreement or other similar Contract between the Company or any Company Subsidiary and any Company Employee.

“Company Employee Plan” has the meaning set forth in Section 2.18(a).

“Company Indebtedness” means the aggregate amount of all Indebtedness of the Company and the Company Subsidiaries as of the particular date or time specified by the context.

“Company KERP” means the Company’s Second Amended and Restated Key Employee Retention Plan, effective as of October 29, 2014, as amended.

“Company KERP Bonus Pool” means that amount equal to (i) the Second Priority Residual Amount, multiplied by (ii) 20%; provided, however, that, if the foregoing calculation of “Company KERP Bonus Pool” exceeds four million dollars ($4,000,000), then “Company KERP Bonus Pool” shall mean four million dollars ($4,000,000).

“Company KERP Bonus Unit” means each Bonus Unit (as defined in the Company KERP), whether vested or unvested.

“Company KERP Participant” means each Person to whom a Company KERP Bonus Unit has been granted under the Company KERP.

“Company Material Adverse Effect” means any change, event, act, condition, failure, violation, inaccuracy, circumstance or effect (any such item, an “Effect”), individually or when taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect, that is or is reasonably likely to (i) materially impede the authority of the Company to consummate the transactions contemplated by this Agreement in accordance with the terms hereof and Legal Requirements, or (ii) be materially adverse to the business, assets (including intangible assets), liabilities, capitalization, financial condition or results of operations of the Company and the Company Subsidiaries taken as a whole, provided, however, that no such Effect shall be deemed to constitute, in and of itself, or be taken into account in determining whether there has been or will be a Company Material Adverse Effect to the extent resulting from any of the following:  (a) changes or conditions affecting the industry in which the Company operates generally, or economic or political conditions or financial markets generally; (b) the announcement of this Agreement (other than any Conflict with (x) any provision of the Charter Documents or the Subsidiary Charter Documents, as amended, (y) any Contract to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets (whether tangible or intangible) are bound, or (z) any Legal Requirement applicable to the Company or any Company Subsidiary or any of their respective properties or assets (whether tangible or intangible)); (c) any failure by the Company to meet its internal budgets, plans or forecasts of its financial performance (but, in each case, not the underlying cause of such failure or the effects therefrom); (d) changes in the trading price of Acquiror Common Stock; or (e) natural disasters, acts of war, armed hostility or terrorism, provided that such Effects referenced in clauses (a) and (e) do not, individually or when taken together with all other such Effects, have a disproportionate or unique effect on the Company or any Company Subsidiary.

“Company Option” means an option to purchase Company Capital Stock granted pursuant to the Company Option Plans or granted outside of the Company Option Plans to any Person.

“Company Optionholders” means the holders of Company Options.

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

“Company Option Plans” means the Crisp Media, Inc. Stock Incentive Plan effective March 7, 2014, and the Crisp Media, Inc.  Amended and Restated 2000 Stock Incentive Plan.

“Company Participating Holder” means each Company Securityholder other than the Board Plan Participants.

“Company Preferred Holders” means the holders of the Series A-1 Preferred Stock, Series A-2 Preferred Stock, and Company A-1 Warrants.

“Company Preferred Stock” means the Series A-1 Preferred Stock and the Series A-2 Preferred Stock.

“Company Privacy Policy” means each external or internal, past or present privacy policy or representation, obligation, or promise of the Company or any Company Subsidiary relating to privacy, data security, or the collection, interception, obtainment, compilation, creation, retention, storage, security, disclosure, transfer, disposal, use, and other processing of any Covered Data.

“Company Product Data” means (i) all data and content uploaded or otherwise provided by or for customers or users (or their respective customers or users) of the Company or the Company Subsidiaries to, or stored by or for customers or users (or their respective customers or users) of the Company or any of its Subsidiaries on, the Company Products; (ii) all data and content created, compiled, inferred, derived, or otherwise collected or obtained by or for the Company Products or by or for the Company or any Company Subsidiary in its provision or operation of the Company Products; and (iii) data and content compiled, inferred, or derived directly or indirectly from any of the data and content described in subclauses (i) and (ii) above.

“Company Related Agreements” means the Key Employee Agreements, the Non-Competition Agreements, the Joinder Agreements, the Director and Officer Resignation Letters, the Registration Rights Agreement and the Escrow Agreement, and all other agreements and certificates entered into by the Company or any of the Company Securityholders in connection with this Agreement and the transactions contemplated hereby.

“Company Securities” means the Company Capital Stock, the Company Options, the Company Warrants, the Company KERP Bonus Units, the Company Board Plan Awards, and any other Equity Interests of the Company.

“Company Securityholders” means the Company Stockholders, Company Optionholders, Company Warrantholders, the Company KERP Participants, and the Company Board Plan Participants.

“Company Stockholder Agreement” means that certain Third Amended and Restated Stockholders Agreement, dated as of July 24, 2014, by and among the Company, Meritage Private Equity Fund II, L.P., Meritage Private Equity Fund II-PA, L.P., Meritage Private Equity Fund II-PB, L.P., Meritage Entrepreneurs Fund II, L.P., Intel Capital Corporation, EDB Investments Pte. Ltd., the other holders of Company Preferred Stock identified as “Investors” on the Schedule of Investors attached thereto, the holders of the Company Common Stock identified as “Existing Stockholders” on the Schedule of Existing Stockholders attached thereto, and the members of the Company’s management identified as “Management Holders” on the Schedule of Management Holders attached thereto.

“Company Stockholders” means the holders of Company Capital Stock.

“Company Subsidiary” means any Subsidiary of the Company.

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

“Company Support Stockholders” means each of the Company Stockholders set forth on Schedule A1.

“Company Warrant” means any warrant to purchase or otherwise acquire shares of Company Capital Stock, including the Company A-1 Warrants and the Company Common Warrants.

“Company Warrantholders” means the holders of Company Warrants.

“Competition Law” means any merger control or similar Legal Requirement that is applicable to the Merger and the other Transactions.

“Continuing Employee” means any Company Employee as of immediately prior to the Effective Time who accepts an offer of employment from Acquiror or one of its Subsidiaries (including the Surviving Corporation), and becomes an employee of Acquiror or one of its Subsidiaries (including the Surviving Corporation), as of immediately following the Effective Time, including, for the avoidance of doubt, each Key Employee.

“Contract” means any written or oral contract, agreement, instrument, commitment, undertaking, or understanding of any nature (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts, letters of intent and purchase orders), whether formal or informal.

“Covered Data” means Behavioral Data, Company Product Data, and Personal Data.

“Delaware Law” means the General Corporation Law of the State of Delaware.

“Dissenting Shares” means any shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time and in respect of which the holder thereof has properly demanded appraisal or dissenters’ rights in accordance with Delaware Law in connection with the Merger, and who has not effectively withdrawn or lost such holder’s appraisal or dissenters’ rights under Delaware Law.

“Distribution Rule” means, with respect to a distribution from the Escrow Fund, that (i) the cash to be distributed from the Escrow Fund at the applicable time is equal to (a) the Unaccredited Ratio, multiplied by, (b) the total amount to be distributed at such time, and (ii) the value of the shares of Acquiror Common Stock to be distributed from the Escrow Fund at such time is equal to (a) 1 minus the Unaccredited Ratio, multiplied by (b) the total amount to be distributed at such time.

“Earnout Participation Number” means, without duplication, the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, calculated assuming (i) full acceleration, exercise, exchange or conversion of all Company Options and Company Warrants (and any other securities or rights (whether vested or unvested and including any commitments to grant Company Options or Company Warrants, or any other convertible securities or rights of the Company set forth in any offer letter or other agreement (whether written or oral) or otherwise) that are convertible into, exercisable for or exchangeable for, shares of Company Capital Stock) that are outstanding and unexercised immediately prior to the Effective Time (in each case, other than Out-of-the-Money Company Options and Out-of-the-Money Company Common Warrants), and (ii) full conversion or exchange of each share of Series A-1 Preferred Stock, including those issuable upon acceleration, exercise, exchange, or conversion of Company A-1 Warrants, into shares of Company Common Stock.  For the avoidance of doubt, “Earnout Participation Number” shall not include, directly or indirectly, any shares of Series A-2 Preferred Stock.

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

“Earnout Period” means the period commencing on and including the first day of the first full month following the Closing Date and ending on and including the day immediately prior to the one (1) year anniversary of such date.

“Encumbrance” means any lien, pledge, hypothecation, charge, claim, mortgage, security interest, encumbrance, or similar restriction.

“Equity Interests” means, with respect to any Person, (i) any share of capital stock of, or other ownership, membership, partnership, joint venture or equity interest in, such Person, (ii) any indebtedness, securities, options, warrants, call, subscription or other rights of, or granted by, such Person or any of its Affiliates that are convertible into, or are exercisable or exchangeable for, or giving any Person any right to acquire any such share of capital stock or other ownership, partnership, joint venture or equity interest, in all cases, whether vested or unvested, (iii) any stock appreciation right, phantom stock, interest in the ownership or earnings of such Person or other equity equivalent or equity-based award or right, or (iv) any Indebtedness having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which any holder of securities of such Person may vote .

“Equityholder Matters” means any claim by any current, former or purported Company Securityholder or other securityholder of the Company or any Company Subsidiary, or any other Person, asserting, alleging or seeking to assert rights with respect to or in connection with any Equity Interest, Company KERP Bonus Unit, or Company Board Plan Award, including any claim asserted, based upon or related to (i) the ownership or rights to ownership of any Equity Interests, Company KERP Bonus Unit, or Company Board Plan Award, (ii) any rights of a securityholder of the Company or any Company Subsidiary, including any rights to securities, antidilution protections, preemptive rights, rights of first offer or first refusal or rights to notice or to vote securities of the Company or any Company Subsidiary, (iii) any rights under the Charter Documents or the Subsidiary Charter Documents, or the Company Option Plans, Company KERP or Company Board Plan, (iv) any actual or alleged breaches of fiduciary duty by any current or former directors or officers of the Company or any Company Subsidiary, (v) the Merger or any other transactions contemplated by this Agreement or any Company Related Agreement to which the Company is a party, including any inaccuracy in the Spreadsheet, (vi) any claim that such Person’s securities were wrongfully issued or repurchased by the Company or any Company Subsidiary, or (vii) any Dissenting Share Payments, except, in each case, for the right following the Closing and in compliance with the terms of this Agreement of a Company Securityholder to receive such Person’s portion of the Total Consideration as provided herein and set forth on the Spreadsheet.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity (whether or not incorporated) other than the Company that is (or at any relevant time was) a member of a “controlled group of corporations” with, under common control with, or a member of an “affiliated service group” with, the Company under Section 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” means SunTrust Bank or another institution acceptable to Acquiror and the Securityholder Representative, and any successor escrow agent appointed pursuant to the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement, by and among Acquiror, the Securityholder Representative and the Escrow Agent, executed and delivered in connection with this Agreement.

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

“Escrow Amount” means an amount of cash and shares of Acquiror Common Stock having an aggregate value of three million three hundred thousand dollars ($3,300,000), which shall be comprised of the Escrow Cash and the Escrow Stock.

“Escrow Cash” means an amount of cash equal to (i) three million three hundred thousand dollars ($3,300,000), multiplied by (ii) the Unaccredited Ratio.

“Escrow Stock” means that number of shares of Acquiror Common Stock equal to the quotient obtained by dividing (i) (a) three million three hundred thousand dollars ($3,300,000), minus (b) the Escrow Cash, by (ii) the Acquiror Trading Price.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Form S-3” means a registration statement on Form S-3 promulgated by the SEC under the Securities Act, as such form is in effect on the Closing Date, or any successor or replacement form of registration statement promulgated by the SEC under the Securities Act from and after the Agreement Date, in any such case which similarly permits inclusion or incorporation of substantial information by reference to other documents filed by Acquiror with the SEC.

“GAAP” means United States generally accepted accounting principles consistently applied.

[***]

“Governmental Entity” means any supranational, national, state, municipal, local or foreign government, or any court, tribunal, arbitrator, administrative agency, commission or other governmental official, authority or instrumentality, in each case whether domestic or foreign, any stock exchange or similar self-regulatory organization or any quasi-governmental or private body exercising any regulatory, Taxing or other governmental or quasi-governmental authority.

“Gross Revenue” means the gross revenue recognized during the Earnout Period for the Business, as recognized in accordance with GAAP and consistent with the internal accounting standards, policies and principles of the Company, in each case, as used in the preparation of the Company Financial Statements for fiscal year ended June 30, 2016.   For the avoidance of doubt, Gross Revenue shall include all revenue recognized during the Earnout Period from (i) sales generated by the Business, Acquiror or Acquiror’s Affiliates and Subsidiaries that are fulfilled by the Business, or (ii) sales generated by the Business that are fulfilled by Acquiror or Acquiror’s Affiliates and Subsidiaries.

“Hazardous Material” means any substance that has been designated by any Governmental Entity or by applicable Legal Requirement to be radioactive, toxic, hazardous or otherwise a danger to health, reproduction or the environment, including PCBs, asbestos, petroleum, and urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996.

“Indebtedness” of any Person means, without duplication, as of any specified date, whether or not due and payable: (i) all indebtedness or other obligations or liabilities of such Person (a) for borrowed money, whether current or funded, secured or unsecured, (b) evidenced by bonds, debentures, notes or similar instruments (whether or not convertible) or arising under indentures, and (c) in respect of mandatorily redeemable or purchasable share capital or securities convertible into share capital; (ii) all

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liabilities of such Person for the deferred purchase price of property or services (including any potential future earn-out, purchase price adjustment, releases of “holdbacks” or similar contingent payments), which are required to be classified and accounted for under GAAP as liabilities (other than ordinary course trade payables); (iii) all liabilities of such Person in respect of any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which are, and to the extent, required to be classified and accounted for under GAAP as capital leases; (iv) all liabilities of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance, guarantee, surety, performance, or appeal bond, or similar credit transaction; (v) all guarantees by such Person of any indebtedness or other obligations or liabilities of a third party of a nature similar to the items described in clauses (i) through (iv) above, to the extent of the indebtedness or other obligation or liability guaranteed; (vi) the aggregate amount of all accrued interest payable with respect to any of the items described in clauses (i) through (v) above; and (vii) the aggregate amount of all prepayment premiums, penalties, breakage costs, “make whole amounts,” costs, expenses and other payment obligations that would arise if any or all of the items described in clauses (i) through (vi) above were prepaid, extinguished, unwound and settled in full as of such specified date.

“International Employee Plan” means each Company Employee Plan or Company Employee Agreement that is subject to the Legal Requirements of any jurisdiction outside the United States or provides compensation or benefits to any Employee who performs services outside the United States.

“Key Employees” means Jason Young, Xavier Facon, Tom Jones, Stacey Hafers, Joseph Riley, Balaji Ravindran, Risa Crandall, James Selden, and Stephen Sutton.

“knowledge” means, with respect to the Company, the actual knowledge of any of the Key Employees.

“Legal Requirements” means any federal, state, foreign, local, municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, Order, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity of competent jurisdiction.

“made available” means, with respect to any material, document, or information, that a copy of such material, document, or information has, on or before 6:00 p.m. (Pacific Time) on the date that is two (2) Business Days prior to the Agreement Date, been posted and made accessible to Acquiror to the electronic data room maintained by the Company in connection with the transactions contemplated hereby at Intralinks; provided that, the Sale Incentive Agreements for each of Xavier Facon and Stacey Hafers delivered to Acquiror on the Agreement Date shall be deemed “made available” for purposes of this Agreement.

“Net Working Capital” means that amount equal to (a) the sum of all of the consolidated current assets of the Company and the Company Subsidiaries (each as defined by and determined in accordance GAAP and consistent with the internal accounting standards, policies and principles of the Company, in each case, as used in the preparation of the Company Financial Statements for fiscal year ended June 30, 2016), net of any applicable allowances or reserves and determined as of the Closing Date immediately prior to, and before giving effect to, the Closing, minus (b) the consolidated current liabilities of the Company and the Company Subsidiaries (each as defined by and determined in accordance GAAP and consistent with the internal accounting standards, policies and principles of the Company, in each case, as used in the preparation of the Company Financial Statements for fiscal year ended June 30, 2016), which shall include, for the avoidance of doubt, all Unpaid Pre-Closing Taxes and all liabilities or other obligations of the Company or the Company Subsidiaries with respect to benefits or compensation owing to any Company Employee, in each case, even if such liabilities were not accrued on the consolidated

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balance sheet of the Company and the Company Subsidiaries as of the Closing due to application of such accounting practices and policies so long as such liabilities would have accrued on such consolidated balance sheet at the end of the calendar month in which the Closing occurs in accordance with such accounting practices and policies.  Notwithstanding the foregoing, (x) the amount calculated pursuant to clause (a) of the preceding sentence shall not include any Closing Cash (or any of the cash, cash equivalents, or other items that are specifically excluded in the definition of “Closing Cash”) or deferred Tax assets other than prepaid Taxes, and (y) the amount calculated pursuant to clause (b) of the preceding sentence shall not include any Unpaid Liabilities.

“Net Working Capital Amount” means the calculation of Net Working Capital, calculated consistent with the internal accounting standards, policies and principles of the Company, in each case, as used in the preparation of the Company Financial Statements for fiscal year ended June 30, 2016.

“Net Working Capital Shortfall” means the amount (if any) by which the Net Working Capital Amount estimated pursuant to Section 5.12(a) is less than the Target Net Working Capital (it being understood that if the Net Working Capital Amount is greater than or equal to the Target Working Capital, the Net Working Capital Shortfall shall be $0).

“Net Working Capital Surplus” means the amount (if any) by which the Net Working Capital Amount estimated pursuant to Section 5.12(a) is greater than the Target Net Working Capital (it being understood that if the Net Working Capital Amount is less than or equal to the Target Net Working Capital, the Net Working Capital Surplus shall be $0).

“Order” means any judgment, writ, decree, stipulation, determination, decision, award, rule, preliminary or permanent injunction, temporary restraining order or other order of any Governmental Entity or arbitrator.

“Out-of-the-Money Company Common Warrants” means each Company Common Warrant with a per share exercise price equal to or greater than the Per Share Residual Total Earnout Consideration (if any).

“Out-of-the-Money Company Options” means each Company Option with a per share exercise price equal to or greater than the Per Share Residual Total Earnout Consideration (if any).

“Overall Pro Rata Portion” means, with respect to a particular Indemnifying Party, an amount equal to the quotient obtained by dividing (i) the aggregate value of the Total Closing Cash Consideration and Total Stock Consideration and, after its determination in accordance with Section 1.10(a), the Total Earnout Consideration payable to such Person in accordance with Section 1.8 (including amounts contributed to the Escrow Fund and the Expense Fund and without giving effect to any set-off against the Total Earnout Consideration) by (ii) the aggregate value of the Total Closing Cash Consideration and Total Stock Consideration and, after its determination in accordance with Section 1.10(a), the Total Earnout Consideration payable to all Indemnifying Parties in accordance with Section 1.8 (including amounts contributed to the Escrow Fund and the Expense Fund and without giving effect to any set-off against the Total Earnout Consideration).

“Payments Agreement” means the Payments and Exchange Administration Agreement, by and among Acquiror, the Securityholder Representative and the Exchange Administrator, executed and delivered in connection with this Agreement.

“Per KERP Unit (Accredited) Cash Consideration” means an amount of cash equal to (i) the Per KERP Unit Closing Consideration, multiplied by (b) the Accredited Cash Ratio.

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“Per KERP Unit (Accredited) Stock Consideration” means that number of shares of Acquiror Common Stock equal to the quotient obtained by dividing (i) the product of (a) the Per KERP Unit Closing Consideration, multiplied by (b) the Accredited Stock Ratio, by (ii) the Acquiror Trading Price.

“Per KERP Unit Closing Consideration” means that amount of cash equal to (i) the Per KERP Unit Consideration, multiplied by (ii) the Second Priority Residual Ratio.

“Per KERP Unit Consideration” means an amount of cash equal to (i) the Company KERP Bonus Pool, multiplied by (ii) 1.0%.

“Per KERP Unit Earnout Priority Amount” means that amount of cash equal to (i) (a) the Per KERP Unit Consideration, minus (b) the Per KERP Unit Closing Consideration, multiplied by (ii) the Total Earnout Priority Ratio.

“Per Share Residual Total Earnout Consideration” means an amount of cash equal to the quotient obtained by dividing (i) the Residual Total Earnout Consideration (if any), by (ii) the Earnout Participation Number.

“Per Share Series A-1 (Accredited) Closing Cash Consideration” means an amount of cash equal to (i) the Series A-1 Liquidation Preference, multiplied by (b) the Accredited Cash Ratio.

“Per Share Series A-1 (Accredited) Stock Consideration” means that number of shares of Acquiror Common Stock equal to the quotient obtained by dividing (i) the product of (a) the Series A-1 Liquidation Preference, multiplied by (b) the Accredited Stock Ratio, by (ii) the Acquiror Trading Price.

“Per Share Series A-2 (Accredited) Cash Consideration” means an amount of cash equal to (i) the Per Share Series A-2 Closing Consideration, multiplied by (b) the Accredited Cash Ratio.

“Per Share Series A-2 (Accredited) Stock Consideration” means that number of shares of Acquiror Common Stock equal to the quotient obtained by dividing (i) the product of (a) Per Share Series A-2 Closing Consideration, multiplied by (b) the Accredited Stock Ratio, by (ii) the Acquiror Trading Price.

“Per Share Series A-2 Closing Consideration” means that amount of cash equal to (i) the Series A-2 Liquidation Preference, multiplied by (ii) the Second Priority Residual Ratio.

“Per Share Series A-2 Earnout Priority Amount” means that amount of cash equal to (i) (a) the Series A-2 Liquidation Preference, minus (b) the Per Share Series A-2 Closing Consideration, multiplied by (ii) the Total Earnout Priority Ratio.

“Permit” means all permits, licenses, variances, clearances, consents, registrations, listings, exemptions, qualifications, designations, and approvals.

“Permitted Encumbrances” means (i) liens for Taxes, which either (a) are not delinquent or (b) are being contested in good faith and by appropriate proceedings and for which an appropriate reserve has been established, (ii) mechanics’, materialmen’s or contractors’ liens or encumbrances for construction in progress and workmen’s, repairmen’s, warehousemen’s and carriers’ liens arising in the ordinary course of business and which do not materially impair the occupancy or use, value or marketability of the property which they encumber, (iii) zoning, entitlement, building and other land use regulations imposed by Governmental Entities having jurisdiction over the real property which do not materially impair the occupancy or use, value or marketability of the property which they encumber, any

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(iv) covenants, conditions, restrictions, easements and other matters affecting the assets or property of the Company which do not materially impair the occupancy or use, value or marketability of the property which they encumber.

“Person” means any natural person or entity, including a company, corporation, limited liability company, general partnership, limited partnership, trust, proprietorship, joint venture, association, business organization or Governmental Entity.

“Personal Data” means (i) any data or information that, alone or in combination with other data or information, can be used to identify, locate, or contact an individual; (ii) any other data or information defined as “personal data”, “personally identifiable information”, “individually identifiable health information,” “protected health information,” or “personal information” under any applicable Legal Requirement; and (iii) any data or information that is associated, directly or indirectly (by, for example, records linked via unique keys), with any of the foregoing.

“Pre-Closing Taxes” means, without duplication, (i) any Taxes of the Company or any Company Subsidiary attributable to any Pre-Closing Tax Period (including such Taxes that are accrued but not yet due and payable as of the Closing Date), (ii) any transfer or other Taxes arising directly (or indirectly) as a result of the Merger or the other transactions contemplated by this Agreement or any Company Related Agreement, including any Transaction Payroll Taxes, or (iii) any such Taxes described in clauses (i) and (ii) above that arise from or are attributable to a Third Party Claim initiated by a Tax Authority within the statute of limitations applicable to the Pre -Closing Taxes in the relevant jurisdiction; provided, however, that Pre-Closing Taxes shall not include any Taxes (x) solely attributable to a breach of Section 5.9(e) or 5.9(f), or (y) attributable to any transactions occurring on the Closing Date after the Closing outside the ordinary course of business.

“Pre-Closing Tax Period” means any Taxable period ending on or before the Closing Date and that portion of any Straddle Period ending on the Closing Date.

“Property Taxes” means all real property Taxes, personal property Taxes and similar ad valorem Taxes.

“Related Agreements” means the Company Related Agreements and the Acquiror Related Agreements.

“Required Stockholder Approval” means with respect to this Agreement and the transactions contemplated hereby, the affirmative vote to adopt this Agreement and approve the Merger and the Certificate Amendment by (i) a majority of the votes represented by all outstanding shares of Series A-1 Preferred Stock, voting together as a single class, (ii) a majority of the votes represented by all outstanding shares of Series A-1 Preferred Stock and Company Common Stock, voting together as a single class on an as-converted to Company Common Stock basis, and (iii) with respect to the Certificate Amendment only, a majority of the outstanding shares of Series A-2 Preferred Stock, voting together as a single class.

“Residual Total Earnout Consideration” means that amount equal to (i) the Total Earnout Consideration, minus (ii) the Total Earnout Priority Amount, plus (iii) the aggregate exercise price of all Company Options and Company Common Warrants (other than Out-of-the-Money Company Options, and Out-of-the-Money Company Common Warrants).

“Revenue Target” means [***] ($[***]).

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

“Revenue Threshold” means that amount equal to (i) 70.0%, multiplied by (ii) the Revenue Target.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Priority Residual Amount” means that amount equal to (i) the Total Closing Cash Consideration plus (ii) the Total Stock Consideration Value, minus (iii) the Series A-1 Aggregate Liquidation Preference.

“Second Priority Residual Ratio” means that fraction equal to the quotient obtained by dividing (i) the Second Priority Residual Amount, by (ii) the sum of (a) the Series A-2 Aggregate Liquidation Preference, plus (b) the Company KERP Bonus Pool, plus (c) the aggregate of all Company Board Plan Awards granted and outstanding (and not previously forfeited) as of immediately prior to the Effective Time.

“Securities Act” means the Securities Act of 1933, as amended.

“Series A-1 Aggregate Liquidation Preference” means (i) the Series A-1 Liquidation Preference, multiplied by (ii) total number of shares of Series A-1 Preferred Stock issued and outstanding immediately prior to the Effective Time, calculated assuming full acceleration, exercise, exchange or conversion of all Company Warrants and any other securities or rights (whether vested or unvested and including any commitments to grant Company Warrants, or any other convertible securities or rights of the Company set forth in any offer letter or other agreement (whether written or oral) or otherwise) that are convertible into, exercisable for or exchangeable for, shares of Series A-1 Preferred Stock that are issued and outstanding immediately prior to the Effective Time.

“Series A-1 Liquidation Preference” means, with respect to a share of Series A-1 Preferred Stock, that amount equal to (i) $2.00 plus (ii) any declared or accrued but unpaid dividends on such share of Series A-1 Preferred Stock.

“Series A-1 Preferred Stock” means the Series A-1 Preferred Stock, $0.01 par value per share, of the Company.

“Series A-2 Aggregate Liquidation Preference” means (i) the Series A-2 Liquidation Preference, multiplied by (ii) total number of shares of Series A-2 Preferred Stock issued and outstanding immediately prior to the Effective Time.

“Series A-2 Liquidation Preference” means, with respect to a share of Series A-2 Preferred Stock, that amount equal to (i) $100.00 plus (ii) any declared or accrued but unpaid dividends on such share of Series A-2 Preferred Stock.

“Series A-2 Preferred Stock” means the Series A-2 Preferred Stock, $0.01 par value per share, of the Company.

“Specified Company Securityholder” means those Company Securityholders set forth on Schedule A2.

“Spreadsheet” means a spreadsheet, in form and substance reasonably satisfactory to Acquiror, setting forth in reasonable detail:

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(a)with respect to each Company Stockholder: (i) the name, address and e-mail address of such Person and an indication as to whether such Person is a Continuing Employee or a Non-Continuing Employee or an Accredited Investor or an Unaccredited Investor; (ii) the number, class, status as book-entry, and series of shares of Company Capital Stock held by such Person; (iii) the date of acquisition of such shares; (iv) the amount of Taxes that are to be withheld from the consideration that such Person is entitled to receive on account of such Company Capital Stock; (v) the cash consideration and number of shares of Acquiror Common Stock that such Person is entitled to receive on account of such Company Capital Stock; (vi) the Closing Pro Rata Portion of such Person and the Overall Pro Rata Portion of such Person (assuming the greatest possible Total Earnout Consideration); (vii) the amount of cash or number of shares of Acquiror Common Stock to be deposited into the Escrow Fund on behalf of such Person on account of such Company Capital Stock; (viii) the amount of cash to be deposited into the Expense Fund on behalf of such Person on account of such Company Capital Stock; (ix) the net cash amount and number of shares of Acquiror Common Stock to be paid to such Person on account of such Company Capital Stock, after deduction of the amounts referred to in clauses (iv), (vii), and (viii); (x) bank account and other wire transfer information and instructions of such Person and an address to which any check should be mailed to such Person; and (xi) such other additional information which Acquiror may reasonably request in order to facilitate the payments contemplated hereby;

(b)with respect to each Company Optionholder: (i) the name, address and e-mail address of such Person, and an indication as to whether such Person is a Continuing Employee or Non-Continuing Employee or an Accredited Investor or an Unaccredited Investor; (ii) whether such Person is an employee, consultant, director or officer of the Company or any Company Subsidiary; (iii) the grant date of each Company Option held by such Person and expiration date of each such Company Option (if applicable); (iv) whether each such Company Option (if applicable) was granted pursuant to a Company Employee Plan, and the name of such Contract; (v) the vesting schedule (including all acceleration provisions) applicable to each such Company Option and the extent to which each such Company Option is vested as of immediately prior to the Effective Time; (vi) the exercise price per share and the number, class, status as book-entry and series of shares of Company Capital Stock underlying each such Company Option, and whether such Company Option is an Out-of-the-Money Company Option; (vii) the amount of Taxes that are to be withheld from the consideration that such Person is entitled to receive on account of all such Company Options; (viii) the cash consideration and number of shares of Acquiror Common Stock that such Person is entitled to receive, if any, on account of all such Company Options; (ix) the Closing Pro Rata Portion of such Person, and the Overall Pro Rata Portion of such Person (assuming the greatest possible Total Earnout Consideration); (x) the amount of cash or number of shares of Acquiror Common Stock to be deposited into the Escrow Fund on behalf of such Person on account of such Company Options; (xi) the amount of cash to be deposited in the Expense Fund on behalf of such Person on account of all such Company Options; (xii) the net cash amount and number of shares of Acquiror Common Stock to be paid to such Person on account of all such Company Options, after deduction of the amounts referred to in clauses (vi), (vii), (x), and (xi); (xiii) bank account and other wire transfer information and instructions of such Person and an address to which any check should be mailed to such Person; and (xiv) such other additional information which Acquiror may reasonably request in order to facilitate the payments contemplated hereby;

(c)with respect to each Company Warrantholder:  (i) the name, address and e-mail address of such Person, and an indication as to whether such Person is a Continuing Employee or Non-Continuing Employee or an Accredited Investor or an Unaccredited Investor; (ii) whether such Person is an employee, consultant, director or officer of the Company or any Company Subsidiary; (iii) the date of issuance of each Company Warrant held by such Person and expiration date of each such Company Warrant; (iv) the exercise price per share and the number, class, status as book-entry and series of shares of Company Capital Stock underlying each such Company Warrant and whether such Company Warrant is an Out-of-the-Money Company Common Warrant; (v) the amount of Taxes that are to be withheld

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from the consideration that such Person is entitled to receive on account of all such Company Warrants; (vi) the cash consideration and number of shares of Acquiror Common Stock that such Person is entitled to receive, if any, on account of all such Company Warrants; (vii) the Closing Pro Rata Portion of such Person, and the Overall Pro Rata Portion of such Person (assuming the greatest possible Total Earnout Consideration); (viii) the amount of cash or number of shares of Acquiror Common Stock to be deposited into the Escrow Fund on behalf of such Person on account of such Company Warrants; (ix) the amount of cash to be deposited in the Expense Fund on behalf of such Person on account of all such Company Warrants; (x) the net cash amount and number of shares of Acquiror Common Stock to be paid to such Person on account of all such Company Warrants, after deduction of the amounts referred to in clauses (iv), (v), (viii), and (ix); (xi) bank account and other wire transfer information and instructions of such Person and an address to which any check should be mailed to such Person; and (xii) such other additional information which Acquiror may reasonably request in order to facilitate the payments contemplated hereby;

(d)with respect to each Company KERP Participant: (i) the name, address and e-mail address of such Person and an indication as to whether such Person is a Continuing Employee or Non-Continuing Employee or an Accredited Investor or an Unaccredited Investor; (ii) the number of Company KERP Bonus Units held by such Person; (iii) the date of acquisition of such units; (iv) the amount of Taxes that are to be withheld from the consideration that such Person is entitled to receive on account of such units; (v) the cash consideration and number of shares of Acquiror Common Stock that such Person is entitled to receive on account of such unit; (vi) the Closing Pro Rata Portion of such Person, and the Overall Pro Rata Portion of such Person (assuming the greatest possible Total Earnout Consideration); (vii) the amount of cash or number of shares of Acquiror Common Stock to be deposited into the Escrow Fund on behalf of such Person on account of such units; (viii) the amount of cash to be deposited into the Expense Fund on behalf of such Person on account of such units; (ix) the net cash amount and number of shares of Acquiror Common Stock to be paid to such Person on account of such units, after deduction of the amounts referred to in clauses (iv), (vii), and (viii); (x) bank account and other wire transfer information and instructions of such Person and an address to which any check should be mailed to such Person; and (xi) such other additional information which Acquiror may reasonably request in order to facilitate the payments contemplated hereby;

(e)with respect to each Company Board Plan Participant: (i) the name, address and e-mail address of such Person and an indication as to whether such Person is a Continuing Employee or Non-Continuing Employee or an Accredited Investor or an Unaccredited Investor; (ii) the amount of Taxes that are to be withheld from the consideration that such Person is entitled to receive on account of her or her Company Board Plan Award; (iii) the cash consideration and number of shares of Acquiror Common Stock that such Person is entitled to receive on account of such award; (iv) the Closing Pro Rata Portion of such Person, and the Overall Pro Rata Portion of such Person (assuming the greatest possible Total Earnout Consideration); (v) the amount of cash or number of shares of Acquiror Common Stock to be deposited into the Escrow Fund on behalf of such Person on account of such award; (vi) the amount of cash to be deposited into the Expense Fund on behalf of such Person on account of such award; (vii) the net cash amount and number of shares of Acquiror Common Stock to be paid to such Person on account of such award, after deduction of the amounts referred to in clauses (ii), (v), and (vi); (viii) bank account and other wire transfer information and instructions of such Person and an address to which any check should be mailed to such Person; and (ix) such other additional information which Acquiror may reasonably request in order to facilitate the payments contemplated hereby;

(f)with respect to each Company Securityholder holding shares of Company Capital Stock issued on or after January 1, 2011 or any other security that, in each case, would be deemed a “covered security” under Treasury Regulation § 1.6045-1(a)(15), the cost basis and date of issuance of such shares or securities;

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(g)with respect to each Company Securityholder, such Company Securityholder’s Loan Repayment Amount, if any; and

(h)a calculation of the aggregate portion of the Total Closing Cash Consideration and Total Stock Consideration to be paid to any Person.

The Spreadsheet shall be certified as complete and correct by the Chief Executive Officer and Chief Financial Officer of the Company as of the Closing Date and delivered together with documentation reasonably satisfactory to Acquiror in support of the information, amounts, and calculations set forth therein.

“Subsidiary” means with respect to any entity, that such entity shall be deemed to be a “Subsidiary” of another Person if such other Person directly or indirectly owns, beneficially or of record, (i) an amount of voting securities of other interests in such entity that is sufficient to enable such Person to elect at least a majority of the members of such entity’s board of directors or other governing body or (i) at least a majority of the outstanding equity interests of such entity.

“Target Net Working Capital” means $1,250,000.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means any federal, state, local and foreign (i) net income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital stock, profits, license, registration, withholding, payroll, social security (or equivalent), escheat, employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, to the extent the foregoing are in the nature of a tax, together with any interest or any penalty, addition to tax or additional amount (whether disputed or not) imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign) (each, a “Tax Authority”), (ii) any liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary, aggregate or similar group (including any arrangement for group or consortium relief or similar arrangement) for any Taxable period, and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee of or successor to any Person, as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person, or by Contract, including any liability for taxes of a predecessor or transferor or otherwise by operation of Legal Requirements.

“Tax Return” means any return, statement, report or form (including estimated Tax returns and reports, withholding Tax returns and reports, and information returns and reports), including amendments thereof and attachments and schedules thereto, filed or required to be filed with any Tax Authority with respect to Taxes.

“Total Closing Cash Consideration” means, without duplication, an amount of cash equal to (i) twenty million dollars ($20,000,000), plus (ii) the aggregate exercise price of the Company A-1 Warrants, plus (iii) Closing Cash, less (iv) Unpaid Liabilities (to the extent Closing Cash is not reduced by such amount), plus (v) the Net Working Capital Surplus (if any), minus (vi) the Net Working Capital Shortfall (if any), plus (vii) the VWAP Adjustment Amount.

“Total Closing Consideration” means the sum of (i) the Total Stock Consideration Value, plus (ii) the Total Closing Cash Consideration.

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

“Total Consideration” means the sum of (i) the Total Closing Cash Consideration, plus (ii) the Total Stock Consideration, plus (iii) the Total Earnout Consideration (if any) actually paid by Acquiror.

“Total Earnout Consideration” means that amount of cash equal to (i) nineteen million five-hundred thousand dollars ($19,500,000), multiplied by (ii) the quotient obtained by dividing (a) Gross Revenue by (b) the Revenue Target, minus (iii) the Transaction Expenses (including Listed Transaction Expenses) that have not been paid prior to the final determination of Total Earnout Consideration and not already take into account in the calculation of Final Total Closing Cash Consideration; provided, however, that, if the foregoing calculation of “Total Earnout Consideration” results in an amount in excess of twenty-four million five-hundred thousand dollars ($24,500,000), then “Total Earnout Consideration” shall be equal to twenty-four million five-hundred thousand dollars ($24,500,000), minus the Transaction Expenses (including Listed Transaction Expenses) that have not been paid prior to the final determination of Total Earnout Consideration and not already take into account in the calculation of Final Total Closing Cash Consideration.

“Total Earnout Priority Amount” means that amount equal (a) the Company KERP Bonus Pool, plus the Series A-2 Aggregate Liquidation Preference, multiplied by (b) 1 minus the Second Priority Residual Ratio.

“Total Earnout Priority Ratio” means that fraction equal the quotient obtained by dividing (i) the Total Earnout Consideration, by (ii) the Total Earnout Priority Amount; provided, however, that, if the foregoing calculation of “Total Earnout Priority Ratio” results in a number greater than 1, then “Total Earnout Priority Ratio” shall be equal to 1.

“Total Stock Consideration” means one million one-hundred seventy-seven thousand nine-hundred forty-five (1,177,945) shares of Acquiror Common Stock (as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events that occur prior to the Effective Time).

“Total Stock Consideration Value” means thirteen million dollars ($13,000,000).

“Transactions” means the Merger and the other transactions contemplated by this Agreement and the Related Agreements.

“Transaction Expenses” means all third-party fees, costs, expenses, payments, expenditures, or liabilities incurred by or on behalf of the Company or any of its Subsidiaries or any Company Securityholder or such Company Securityholder’s Affiliates (to the extent such amounts are to be paid, or are payable, by the Company or any of the Company Subsidiaries) in connection with the Transactions contemplated by this Agreement or any Company Related Agreement to which the Company is a party or the negotiation, execution, delivery, and performance of this Agreement or any Company Related Agreement to which the Company is a party, whether or not billed or accrued prior to the Closing (including, to the extent not otherwise a reduction to the Total Closing Cash Consideration distributed in connection with the Closing (i) any fees, costs expenses, payments and expenditures of legal counsel, accountants, financial advisors, consultants, the Securityholder Representative and other service providers, (ii) the maximum amount of fees costs, expenses, payments and expenditures payable to brokers, finders, financial advisors, investment bankers, and insurers, or similar Persons notwithstanding any escrows or other contingencies, including in connection with the Company D&O Tail Policy, (iii) any amounts in respect of any indemnification, compensation, reimbursement, contribution, or similar obligations to any of the Persons described in clauses (i) or (ii), (iv) fifty percent (50%) of all termination, pre-payment, balloon or similar fees or payments (including penalties) of the Company or any Company Subsidiaries resulting from the early termination of Contracts in connection with the transactions

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

contemplated by this Agreement or any Company Related Agreement, (v) fifty percent (50%) of all payments required to obtain the consents, waivers, or approvals in connection with this Agreement, the Merger and the other transactions contemplated hereby (subject to the limitations in Section 5.10(d)), (vi) costs associated with the distributions made by the Exchange Administrator pursuant to Section 1.12(d) and 5.9(g) and (vi) any such fees, costs, expenses, payments, expenditures, or liabilities incurred by any Company Securityholder or any employee, consultant or independent contractor of the Company or any Company Subsidiary paid for or to be paid for by the Company or any Company Subsidiary and any amounts billed or accrued in respect of periods following the Closing directed by the Company or any Company Subsidiary prior to the Closing in connection with the transactions contemplated by this Agreement or any Company Related Agreement).

“Transaction Payroll Taxes” means any employer portion of employment or payroll Taxes with respect to or in connection with any Change in Control Payments or other bonuses, option cashouts, or other compensatory payments made by Acquiror, the Company or any of the respective Subsidiaries pursuant to this Agreement in connection with the Merger or the other Transactions; provided, however, Transaction Payroll Taxes shall exclude any employment or payroll Taxes with respect to any bonuses, restricted stock units or other compensatory payments to Continuing Employees pursuant to their respective employment arrangements with Acquiror.

“Transaction Tax Deductions” means, without duplication, the aggregate amount of deductions in respect of (i) any and all bonuses, change in control payments, payments in respect of Company Options pursuant to Section 1.8(c) or similar compensatory payments made or to be made by the Company at or substantially contemporaneous with the Closing, (ii) all Transaction Expenses, and (iii) any employment Taxes with respect to the amounts set forth in the foregoing clause (i). The parties shall apply the safe harbor election set forth in Internal Revenue Service Revenue Procedure 2011-29 to determine the amount of any success-based fees for purposes of clause (ii) above.

“Unaccredited Investor” means a Company Securityholder who does not complete and deliver to Acquiror an Accredited Investor Questionnaire in form and substance satisfactory to Acquiror certifying that such Company Securityholder is an “accredited investor” as set forth therein (unless Acquiror in its sole discretion determines such Company Securityholder is an “accredited investor” (as such term is defined in Rule 501(a) under the Securities Act) without having received such Accredited Investor Questionnaire).

“Unaccredited Ratio” means an amount equal to the quotient obtained by dividing (i) the aggregate Total Closing Cash Consideration payable to all Unaccredited Investors in accordance with Section 1.8 (including amounts contributed to the Escrow Fund and the Expense Fund) by (ii) the aggregate value of the Total Closing Cash Consideration and Total Stock Consideration payable to all Company Securityholders in accordance with Section 1.8 (including amounts contributed to the Escrow Fund and the Expense Fund).

“United States” or “U.S.” means the United States of America.

“Unpaid Change in Control Payments” means all Change in Control Payments that have not been paid by or on behalf of the Company or any of its Subsidiaries prior to, or concurrently with, the Closing.

“Unpaid Liabilities” means, without duplication, all (i) Closing Indebtedness, (ii) Unpaid Transaction Expenses (except to the extent such Unpaid Transaction Expenses are Listed Transaction Expenses), and (iii) Unpaid Change in Control Payments.

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

“Unpaid Pre-Closing Taxes” means all Pre-Closing Taxes that are not yet paid (including such Taxes that are accrued but not yet due and payable) as of the Closing Date.

“Unpaid Transaction Expenses” means all Transaction Expenses that have not been paid by the Company prior to, or concurrently with, the Closing.

“VWAP Adjustment Amount” means eighty thousand one-hundred ninety-nine dollars and seventy-five cents $80,199.75.

[Table of Defined Terms follows]

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

Index of Defined Terms

$ or dollar	83	Confidential Disclosure Agreement	63
280G Approval	52	Conflict	17
280G Waiver	52	Consultant Proprietary Information Agreement	27
Accelerated Earnout Payment Amount	12	Contract Revenue Threshold	37
Accredited Investor Questionnaire	66	Contributor	26
Acquiror	1	Copyright	22
Acquiror Indemnified Parties	72	Current Balance Sheet	32
Acquiror Indemnified Party	72	Defense Costs	79
Acquiror Indemnifying Parties	73	Director and Officer Resignation Letter	57
Acquiror Indemnifying Party	73	Disclosure Schedule	15
Acquiror Loss	72	Dissenting Share Payments	7
Acquiror Losses	72	Earnout Calculation	11
Acquiror Plans	58	Earnout Calculation Delivery Date	11
Acquiror Related Agreements	46	Earnout Calculation Objection Notice	11
ACT	10	Earnout Calculation Statement	11
Agreement	1	Earnout Condition	10
Agreement Date	1	Earnout Operating Covenants	12
Alternative Arrangements	76	Effective Time	2
Alternative Transaction	50	Electronic Delivery	84
Anti-Trust Objections	54	Employee Proprietary Information Agreement	27
Books and Records	32	Escrow Fund	8
Certificate Amendment	64	Exchange Administrator	8
Certificate of Incorporation	15	Exchange Documents	9
Certificate of Merger	2	Exchange Fund	14
Charter Documents	15	Expenditure Threshold	37
Claim Date	78	Expense Fund	8
Claim Notice	78	Expense Fund Amount	8
Closing	2	Expense Fund Release Amount	8
Closing Date	2	Export Approvals	30
Closing Expense Pay-off Letters	59	Extended Survival Date	71
Closing Indebtedness Pay-off Letter	62	FCPA	30
Closing Statement	60	Final Escrow Release Consideration	77
Collection Expenses	76	Final Total Closing Cash Consideration	62
Company	1	FIRPTA Notice	56
Company Authorizations	30	Fundamental Representations	71
Company Balance Sheet Date	32	General Survival Date	71
Company D&O Tail Policy	63	Governmental Approval	17
Company Employee Plans	39	Hazardous Materials Activities	44
Company Financial Statements	32	ICT Infrastructure	28
Company Indemnification Provisions	64	Indemnifiable Matters	73
Company Indemnified Parties	64	Indemnified Party	72
Company Intellectual Property	22	Indemnifying Party	73
Company Intellectual Property Rights	22	Independent Accountant	11
Company Products	22	Information Statement	51
Company Registered Intellectual Property	22
Company Stock Certificates	9

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

Initial Escrow Release Consideration	77	Securityholder Representative	1
In-Licenses	25	Seller Indemnified Parties	73
Intellectual Property	22	Seller Indemnified Party	73
Intellectual Property Rights	22	Seller Indemnifying Parties	72, 73
Interested Party	45	Seller Indemnifying Party	73
Internet Properties	22	Seller Loss	73
IP Licenses	25	Seller Losses	73
IP Representations	71	Settlement Memorandum	79
IRS Notice	56	Shrink-Wrap Licenses	23
Joinder Agreement	1	Software	23
Key Employee Agreement	1	Soliciting Materials	51
Lease Agreements	31	Source Code	23
Leased Real Property	31	Special Survival Date	71
Letter of Transmittal	9	Standard Form Agreements	26
Listed Transaction Expenses	33	Standards Body Agreements	27
Loan Repayment Amount	15	Stockholder Written Consent	1
Loss	73	Stockholder Written Consents	2
Lost Stock Affidavit	9	Straddle Period	55
Material Contracts	39	Subsidiary Charter Documents	16
Merger	1	Surrender Agreement	9
Merger Sub	1	Survival Date	71
Non-Competition Agreement	1	Surviving Corporation	2
Non-Continuing Employee	58	Tax Claim Notice	56
Object Code	22	Tax Contest	56
Objection Deadline	78	Tax Incentive	35
Objection Notice	78	Tax Representations	71
Open Source Software	22	Technology	23
Out-Licenses	25	Termination Date	69
Patent	23	Third Party Claim	79
Patent Application	23	Threshold Amount	74
Patents	23	Top Customer	44
Pre-Closing Tax Refund	57	Top Publisher	44
Privacy Legal Requirements	29	Top Supplier	44
Privacy Representations	71	Total Earnout Consideration	11
PTO	24	Trade Secrets	23
Registered Intellectual Property	23	Trademarks	23
Registration Rights Agreement	52	Treasury Shares	6
Registration Statement	52	Unaudited Financial Statements	32
Representatives	50	Unobjected Claim	78
Required Company Financials	53	WARN	43
Review Period	11

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.